EX-10.2

                                   MAPP
                       MID-CONTINENT AREA POWER POOL

                            Restated Agreement

                             January 12, 1996




                             Table of Contents


                                 ARTICLE 1

                                 PREAMBLE . . . . . . . . . . . . . . .   1
     1.1  Regional Reliability and Power Pool . . . . . . . . . . . . .   1
     1.2  Regional Transmission and Power and Energy Market . . . . . .   1

                                 ARTICLE 2

                                  PURPOSE . . . . . . . . . . . . . . .   2
     2.1  Purpose of the Restated Agreement . . . . . . . . . . . . . .   2

                                 ARTICLE 3

                                DEFINITIONS . . . . . . . . . . . . . .   2
     3.1  Accredited Capability . . . . . . . . . . . . . . . . . . . .   2
     3.2  Accredited Capacity . . . . . . . . . . . . . . . . . . . . .   3
     3.3  Affiliate . . . . . . . . . . . . . . . . . . . . . . . . . .   3
     3.4  Affiliated Members. . . . . . . . . . . . . . . . . . . . . .   3
     3.5  All-Requirements Service. . . . . . . . . . . . . . . . . . .   3
     3.6  Annual System Demand. . . . . . . . . . . . . . . . . . . . .   4
     3.7  Applicant . . . . . . . . . . . . . . . . . . . . . . . . . .   4
     3.8  Associate Member. . . . . . . . . . . . . . . . . . . . . . .   4
     3.9  Associate Participant . . . . . . . . . . . . . . . . . . . .   4
     3.10 Available Accredited Capacity . . . . . . . . . . . . . . . .   4
     3.11 Canadian Laws . . . . . . . . . . . . . . . . . . . . . . . .   4
     3.12 Canadian Regulatory Authority . . . . . . . . . . . . . . . .   4
     3.13 Canadian Transmission Requester . . . . . . . . . . . . . . .   5
     3.14 Canadian Transmission Supplier. . . . . . . . . . . . . . . .   5
     3.15 Contractor. . . . . . . . . . . . . . . . . . . . . . . . . .   5
     3.16 Control Area Operator . . . . . . . . . . . . . . . . . . . .   5
     3.17 Designating Entity. . . . . . . . . . . . . . . . . . . . . .   5
     3.18 Effective Date. . . . . . . . . . . . . . . . . . . . . . . .   5
     3.19 Electric Revenues . . . . . . . . . . . . . . . . . . . . . .   5
     3.20 Electric Utility. . . . . . . . . . . . . . . . . . . . . . .   6
     3.21 End-Use Load. . . . . . . . . . . . . . . . . . . . . . . . .   6
     3.22 End-Use Load Member . . . . . . . . . . . . . . . . . . . . .   6
     3.23 End-Use Load Obligation . . . . . . . . . . . . . . . . . . .   6
     3.24 Federal Power Marketing Agency. . . . . . . . . . . . . . . .   6
     3.25 FERC. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
     3.26 Firm Power. . . . . . . . . . . . . . . . . . . . . . . . . .   7
     3.27 Fiscal Year . . . . . . . . . . . . . . . . . . . . . . . . .   7
     3.28 FPA . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
     3.29 Good Utility Practice . . . . . . . . . . . . . . . . . . . .   7
     3.30 Interruptible Load. . . . . . . . . . . . . . . . . . . . . .   7
     3.31 Joint Member. . . . . . . . . . . . . . . . . . . . . . . . .   7
     3.32 MAPP. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
     3.33 MAPP Agreement. . . . . . . . . . . . . . . . . . . . . . . .   8
     3.34 MAPP Region . . . . . . . . . . . . . . . . . . . . . . . . .   8
     3.35 Market. . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
     3.36 Market Participant. . . . . . . . . . . . . . . . . . . . . .   8
     3.37 Member. . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
     3.38 NERC. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
     3.39 Net Generating Capability . . . . . . . . . . . . . . . . . .   9
     3.40 Non-Spinning Reserve. . . . . . . . . . . . . . . . . . . . .   9
     3.41 Operating Reserve . . . . . . . . . . . . . . . . . . . . . .   9
     3.42 Operating Reserve Obligation. . . . . . . . . . . . . . . . .   9
     3.43 Partial Requirements Service. . . . . . . . . . . . . . . . .   9
     3.44 Participant . . . . . . . . . . . . . . . . . . . . . . . . .  10
     3.45 Pool Participant. . . . . . . . . . . . . . . . . . . . . . .  10
     3.46 Power and Energy Market Member. . . . . . . . . . . . . . . .  10
     3.47 Regulatory Agency . . . . . . . . . . . . . . . . . . . . . .  10
     3.48 Regulatory Participant. . . . . . . . . . . . . . . . . . . .  10
     3.49 Reliability Dues. . . . . . . . . . . . . . . . . . . . . . .  10
     3.50 Reliability Megawatts . . . . . . . . . . . . . . . . . . . .  10
     3.51 Reliability Member. . . . . . . . . . . . . . . . . . . . . .  11
     3.52 Representative. . . . . . . . . . . . . . . . . . . . . . . .  12
     3.53 Reserve Capacity Obligation . . . . . . . . . . . . . . . . .  12
     3.54 Restated Agreement. . . . . . . . . . . . . . . . . . . . . .  12
     3.55 Rights Equivalent to Ownership. . . . . . . . . . . . . . . .  12
     3.56 Service Schedules . . . . . . . . . . . . . . . . . . . . . .  13
     3.57 Spinning Reserve. . . . . . . . . . . . . . . . . . . . . . .  13
     3.58 System Demand . . . . . . . . . . . . . . . . . . . . . . . .  13
     3.59 Total Operating Reserve Obligation. . . . . . . . . . . . . .  14
     3.60 Transmission Owning Member. . . . . . . . . . . . . . . . . .  14
     3.61 Transmission Provider . . . . . . . . . . . . . . . . . . . .  14
     3.62 Transmission Requester. . . . . . . . . . . . . . . . . . . .  14
     3.63 Transmission Using Member . . . . . . . . . . . . . . . . . .  14
     3.64 Transmitting Utility. . . . . . . . . . . . . . . . . . . . .  14
     3.65 Uncontrollable Forces . . . . . . . . . . . . . . . . . . . .  15

                                 ARTICLE 4

                                MEMBERSHIP. . . . . . . . . . . . . . .  15
     4.1  Eligibility . . . . . . . . . . . . . . . . . . . . . . . . .  15
     4.2  Membership Process. . . . . . . . . . . . . . . . . . . . . .  16
          4.2.1  Participants and Associate Participants. . . . . . . .  16
          4.2.2  New Members. . . . . . . . . . . . . . . . . . . . . .  17
          4.2.3  Joint Members. . . . . . . . . . . . . . . . . . . . .  17
          4.2.4  Review of Applications . . . . . . . . . . . . . . . .  18
          4.2.5  Change in Membership Categories. . . . . . . . . . . .  19
     4.3  State and Provincial Agencies . . . . . . . . . . . . . . . .  19
     4.4  Associate Members . . . . . . . . . . . . . . . . . . . . . .  20
     4.5  Joint Members . . . . . . . . . . . . . . . . . . . . . . . .  20
     4.6  Withdrawal, Suspension or Termination . . . . . . . . . . . .  21
          4.6.1  Withdrawal . . . . . . . . . . . . . . . . . . . . . .  21
          4.6.2  Suspension or Termination. . . . . . . . . . . . . . .  21
          4.6.3  Joint Members. . . . . . . . . . . . . . . . . . . . .  22
          4.6.4  Members in Good Standing . . . . . . . . . . . . . . .  23
     4.7  Obligations on Suspension, Withdrawal or Termination. . . . .  23
          4.7.1  Stability and Reliability. . . . . . . . . . . . . . .  23
          4.7.2  Transactions . . . . . . . . . . . . . . . . . . . . .  24
          4.7.3  Financial Obligations. . . . . . . . . . . . . . . . .  24
          4.7.4  Regulatory Obligations . . . . . . . . . . . . . . . .  24

                                 ARTICLE 5

                         GOVERNANCE AND MANAGEMENT. . . . . . . . . . .  25
     5.1  Management Committee. . . . . . . . . . . . . . . . . . . . .  25
          5.1.1  Membership . . . . . . . . . . . . . . . . . . . . . .  25
          5.1.2  Number of Votes. . . . . . . . . . . . . . . . . . . .  25
          5.1.3  Voting Requirements. . . . . . . . . . . . . . . . . .  26
          5.1.4  Officers . . . . . . . . . . . . . . . . . . . . . . .  26
          5.1.5  Meetings . . . . . . . . . . . . . . . . . . . . . . .  27
          5.1.6  Nominating Committee . . . . . . . . . . . . . . . . .  27
          5.1.7  Dispute Resolution . . . . . . . . . . . . . . . . . .  28
          5.1.8  Review of Executive Committee. . . . . . . . . . . . .  29
          5.1.9  Responsibilities . . . . . . . . . . . . . . . . . . .  29
     5.2  Executive Committee . . . . . . . . . . . . . . . . . . . . .  30
          5.2.1  Membership . . . . . . . . . . . . . . . . . . . . . .  30
          5.2.2  Voting Requirements. . . . . . . . . . . . . . . . . .  33
          5.2.3  Officers . . . . . . . . . . . . . . . . . . . . . . .  33
          5.2.4  Meetings . . . . . . . . . . . . . . . . . . . . . . .  34
          5.2.5  Reconsideration and Appeal of Decisions. . . . . . . .  34
          5.2.6  Dispute Resolution . . . . . . . . . . . . . . . . . .  36
          5.2.7  Responsibilities . . . . . . . . . . . . . . . . . . .  36
     5.3  MAPP Center . . . . . . . . . . . . . . . . . . . . . . . . .  39
          5.3.1  Establishment of MAPP Center . . . . . . . . . . . . .  39
          5.3.2  Agreement with the Contractor. . . . . . . . . . . . .  39
     5.4  Fees and Dues . . . . . . . . . . . . . . . . . . . . . . . .  40
          5.4.1  Fee upon Joining . . . . . . . . . . . . . . . . . . .  40
          5.4.2  Dues . . . . . . . . . . . . . . . . . . . . . . . . .  40

                                 ARTICLE 6

                           REGIONAL RELIABILITY . . . . . . . . . . . .  41
     6.1  Objective . . . . . . . . . . . . . . . . . . . . . . . . . .  41
     6.2  Standards . . . . . . . . . . . . . . . . . . . . . . . . . .  41
     6.3  Adoption of Existing Reliability Requirements . . . . . . . .  42
     6.4  Obligations of Members. . . . . . . . . . . . . . . . . . . .  42
          6.4.1  Reliability. . . . . . . . . . . . . . . . . . . . . .  42
          6.4.2  End-Use Load . . . . . . . . . . . . . . . . . . . . .  42
          6.4.3  Assignment of End-Use Load Obligation. . . . . . . . .  43
          6.4.4  Operating Reserves . . . . . . . . . . . . . . . . . .  44
          6.4.5  Interconnected Operations. . . . . . . . . . . . . . .  45
          6.4.6  Accreditation of Generation. . . . . . . . . . . . . .  45
          6.4.7  System Disturbances. . . . . . . . . . . . . . . . . .  45
          6.4.8  Interconnection. . . . . . . . . . . . . . . . . . . .  46
          6.4.9  Information. . . . . . . . . . . . . . . . . . . . . .  46
     6.5  MAPP Reliability Council. . . . . . . . . . . . . . . . . . .  46
          6.5.1  Membership . . . . . . . . . . . . . . . . . . . . . .  46
          6.5.2  Reliability Dues . . . . . . . . . . . . . . . . . . .  47
          6.5.3  Number of Votes. . . . . . . . . . . . . . . . . . . .  48
          6.5.4  Voting Requirements. . . . . . . . . . . . . . . . . .  48
          6.5.5  Officers . . . . . . . . . . . . . . . . . . . . . . .  49
          6.5.6  Meetings . . . . . . . . . . . . . . . . . . . . . . .  49
          6.5.7  Nominating Committee . . . . . . . . . . . . . . . . .  50
          6.5.8  Dispute Resolution . . . . . . . . . . . . . . . . . .  51
     6.6  Regional Reliability Committee. . . . . . . . . . . . . . . .  52
          6.6.1  Membership . . . . . . . . . . . . . . . . . . . . . .  52
          6.6.2  Voting Requirements. . . . . . . . . . . . . . . . . .  56
          6.6.3  Officers . . . . . . . . . . . . . . . . . . . . . . .  56
          6.6.4  Meetings . . . . . . . . . . . . . . . . . . . . . . .  57
          6.6.5  Subcommittees. . . . . . . . . . . . . . . . . . . . .  57
          6.6.6  Reconsideration and Appeal of Decisions. . . . . . . .  59
          6.6.7  Dispute Resolution . . . . . . . . . . . . . . . . . .  60
          6.6.8  Responsibilities . . . . . . . . . . . . . . . . . . .  61
     6.7  Participation in North-American Electric Reliability Council.  65

                                 ARTICLE 7

                      GENERATION RESERVE-SHARING POOL . . . . . . . . .  66
     7.1  Objective . . . . . . . . . . . . . . . . . . . . . . . . . .  66
     7.2  Membership  . . . . . . . . . . . . . . . . . . . . . . . . .  66
     7.3  Obligations of Members of the Pool. . . . . . . . . . . . . .  66
          7.3.1  Emergency Energy . . . . . . . . . . . . . . . . . . .  66
          7.3.2  Scheduled Outage Energy. . . . . . . . . . . . . . . .  67
          7.3.3  Operating Reserves . . . . . . . . . . . . . . . . . .  67
          7.3.4  Reserve Capacity Deficiency  . . . . . . . . . . . . .  67
          7.3.5  Service Schedules. . . . . . . . . . . . . . . . . . .  67

                                 ARTICLE 8

                           REGIONAL TRANSMISSION. . . . . . . . . . . .  68
     8.1  Objectives. . . . . . . . . . . . . . . . . . . . . . . . . .  68
     8.2  Standards . . . . . . . . . . . . . . . . . . . . . . . . . .  68
     8.3  Obligation to Provide Transmission Service. . . . . . . . . .  69
          8.3.1  Members Generally. . . . . . . . . . . . . . . . . . .  69
          8.3.2  Filing of Tariffs. . . . . . . . . . . . . . . . . . .  70
          8.3.3  Review of Tariffs. . . . . . . . . . . . . . . . . . .  71
          8.3.4  Canadian Transmission Suppliers. . . . . . . . . . . .  72
     8.4  Requests for Transmission Service . . . . . . . . . . . . . .  73
     8.5  Response to a Request for Service . . . . . . . . . . . . . .  73
     8.6  Transmission Planning . . . . . . . . . . . . . . . . . . . .  74
          8.6.1  Member Plans . . . . . . . . . . . . . . . . . . . . .  74
          8.6.2  Availability of Plans and Information. . . . . . . . .  75
          8.6.3  Planning Standards . . . . . . . . . . . . . . . . . .  76
          8.6.4  The Regional Plan. . . . . . . . . . . . . . . . . . .  76
          8.6.5  Reliability Catalogue. . . . . . . . . . . . . . . . .  77
          8.6.6  Support of the Plan. . . . . . . . . . . . . . . . . .  78
     8.7  Construction and Ownership of Transmission Facilities . . . .  78
          8.7.1  Obligation to Build. . . . . . . . . . . . . . . . . .  78
          8.7.2  U.S. and Canadian Members. . . . . . . . . . . . . . .  80
     8.8  Regional Transmission Committee . . . . . . . . . . . . . . .  80
          8.8.1  Membership . . . . . . . . . . . . . . . . . . . . . .  80
          8.8.2  Dues . . . . . . . . . . . . . . . . . . . . . . . . .  80
          8.8.3  Voting Requirements. . . . . . . . . . . . . . . . . .  81
          8.8.4  Officers . . . . . . . . . . . . . . . . . . . . . . .  81
          8.8.5  Meetings . . . . . . . . . . . . . . . . . . . . . . .  82
          8.8.6  Subcommittees. . . . . . . . . . . . . . . . . . . . .  83
          8.8.7  Dispute Resolution . . . . . . . . . . . . . . . . . .  85
          8.8.8  Responsibilities . . . . . . . . . . . . . . . . . . .  86

                                 ARTICLE 9

                          POWER AND ENERGY MARKET . . . . . . . . . . .  90
     9.1  Establishment of Market . . . . . . . . . . . . . . . . . . .  90
     9.2  Participation . . . . . . . . . . . . . . . . . . . . . . . .  90
          9.2.1  Non-Members. . . . . . . . . . . . . . . . . . . . . .  90
          9.2.2  Suspension or Termination. . . . . . . . . . . . . . .  91
     9.3  Transaction Fees and Service Schedules. . . . . . . . . . . .  91
     9.4  Market Committee. . . . . . . . . . . . . . . . . . . . . . .  92
          9.4.1  Membership . . . . . . . . . . . . . . . . . . . . . .  92
          9.4.2  Voting Requirements. . . . . . . . . . . . . . . . . .  93
          9.4.3  Officers . . . . . . . . . . . . . . . . . . . . . . .  93
          9.4.4  Meetings . . . . . . . . . . . . . . . . . . . . . . .  93
          9.4.5  Subcommittees. . . . . . . . . . . . . . . . . . . . .  94
          9.4.6  Dispute Resolution . . . . . . . . . . . . . . . . . .  94
          9.4.7  Responsibilities . . . . . . . . . . . . . . . . . . .  95

                                ARTICLE 10

                           METERING AND RECORDS . . . . . . . . . . . .  96
     10.1 Metering. . . . . . . . . . . . . . . . . . . . . . . . . . .  96
     10.2 Records . . . . . . . . . . . . . . . . . . . . . . . . . . .  96
          10.2.1 Power and Energy Movements . . . . . . . . . . . . . .  96
          10.2.2 Meter Registrations. . . . . . . . . . . . . . . . . .  97

                                ARTICLE 11

                            DISPUTE RESOLUTION. . . . . . . . . . . . .  97
     11.1 Mediation . . . . . . . . . . . . . . . . . . . . . . . . . .  97
          11.1.1 When Required. . . . . . . . . . . . . . . . . . . . .  97
          11.1.2 Procedures . . . . . . . . . . . . . . . . . . . . . .  98
     11.2 Arbitration . . . . . . . . . . . . . . . . . . . . . . . . . 100
          11.2.1 When Required. . . . . . . . . . . . . . . . . . . . . 100
          11.2.2 Initiation . . . . . . . . . . . . . . . . . . . . . . 101
          11.2.3 Selection of Arbitrator(s) . . . . . . . . . . . . . . 102
          11.2.4 Procedures . . . . . . . . . . . . . . . . . . . . . . 102
          11.2.5 Summary Disposition and Interim Measures . . . . . . . 102
          11.2.6 Discovery of Facts . . . . . . . . . . . . . . . . . . 103
          11.2.7 Evidentiary Hearing. . . . . . . . . . . . . . . . . . 104
          11.2.8 Confidentiality. . . . . . . . . . . . . . . . . . . . 105
          11.2.9 Timetable. . . . . . . . . . . . . . . . . . . . . . . 106
          11.2.10   Advisory Interpretations. . . . . . . . . . . . . . 106
          11.2.11   Decisions . . . . . . . . . . . . . . . . . . . . . 107
          11.2.12   Costs . . . . . . . . . . . . . . . . . . . . . . . 107
          11.2.13   Enforcement . . . . . . . . . . . . . . . . . . . . 108
     11.3 Alternate Dispute Resolution Committee. . . . . . . . . . . . 108
          11.3.1 Membership . . . . . . . . . . . . . . . . . . . . . . 108
          11.3.2 Voting Requirements. . . . . . . . . . . . . . . . . . 109
          11.3.3 Officers . . . . . . . . . . . . . . . . . . . . . . . 109
          11.3.4 Meetings . . . . . . . . . . . . . . . . . . . . . . . 109
          11.3.5 Responsibilities . . . . . . . . . . . . . . . . . . . 110

                                ARTICLE 12

          PARTICIPATION BY THE WESTERN AREA POWER ADMINISTRATION. . . . 111
     12.1 Participation by the United States. . . . . . . . . . . . . . 111
     12.3 Officials Not To Benefit. . . . . . . . . . . . . . . . . . . 112
     12.4 Covenant Against Contingent Fees. . . . . . . . . . . . . . . 112
     12.5 Contractor Agreement. . . . . . . . . . . . . . . . . . . . . 112
          12.5.1 Equal Opportunity Employment Practices . . . . . . . . 113
          12.5.2 Contract Work Hours and Safety Standards . . . . . . . 113
          12.5.3 Use of Convict Labor . . . . . . . . . . . . . . . . . 113

                                ARTICLE 13

                            GENERAL PROVISIONS. . . . . . . . . . . . . 114
     13.1 Effect of Prior Obligations . . . . . . . . . . . . . . . . . 114
     13.2 Pending FERC Proceedings. . . . . . . . . . . . . . . . . . . 114
     13.3 Notice and Conduct of Meetings. . . . . . . . . . . . . . . . 114
          13.3.1 Notice . . . . . . . . . . . . . . . . . . . . . . . . 114
          13.3.2 Alternative Means of Meeting . . . . . . . . . . . . . 115
          13.3.3 Participation in Meetings. . . . . . . . . . . . . . . 116
          13.3.4 Minutes. . . . . . . . . . . . . . . . . . . . . . . . 116
          13.3.5 Written Votes. . . . . . . . . . . . . . . . . . . . . 116
          13.3.6 Reimbursement of Expenses. . . . . . . . . . . . . . . 117
     13.4 Delivery of Notices and Minutes . . . . . . . . . . . . . . . 117
     13.5 Terms of Office . . . . . . . . . . . . . . . . . . . . . . . 118
     13.6 Waivers . . . . . . . . . . . . . . . . . . . . . . . . . . . 118
     13.7 Successors and Assigns. . . . . . . . . . . . . . . . . . . . 118
          13.7.1 Successors . . . . . . . . . . . . . . . . . . . . . . 118
          13.7.2 Assignments. . . . . . . . . . . . . . . . . . . . . . 119
          13.7.3 Rights and Obligations . . . . . . . . . . . . . . . . 119
     13.8 Choice of Law . . . . . . . . . . . . . . . . . . . . . . . . 119
     13.9 Regulation. . . . . . . . . . . . . . . . . . . . . . . . . . 119
     13.10       Amendment and Termination. . . . . . . . . . . . . . . 119
     13.11       Tax Exempt Financing . . . . . . . . . . . . . . . . . 120
          13.11.1   No Impairment . . . . . . . . . . . . . . . . . . . 120
          13.11.2   Counsel Opinion or IRS Ruling . . . . . . . . . . . 121
          13.11.3   Elimination of Impairment . . . . . . . . . . . . . 121
          13.11.4   New Tax-exempt Debt . . . . . . . . . . . . . . . . 123
          13.11.5   Applicability to Obligation to Build. . . . . . . . 124
          13.11.6   Participation in the Generation Reserve-Sharing Pool124
          13.11.7   IRS Rule or Regulation. . . . . . . . . . . . . . . 124
     13.12       Uncontrollable Forces. . . . . . . . . . . . . . . . . 124
     13.13       Political Activities . . . . . . . . . . . . . . . . . 125
     13.14       Laws of the United States. . . . . . . . . . . . . . . 125
     13.15       Compliance with Applicable Laws. . . . . . . . . . . . 125
     13.16       Effect of Canadian Laws. . . . . . . . . . . . . . . . 126
     13.17       Independent Contractors. . . . . . . . . . . . . . . . 126
     13.18       Currency . . . . . . . . . . . . . . . . . . . . . . . 127
     13.19       Weighted Voting for Transmission Owning Members. . . . 127
     13.20       Weighted Voting for Transmission Using Members . . . . 128
     13.22       Affiliate Relationships. . . . . . . . . . . . . . . . 128

                                ARTICLE 14

                                   TERM . . . . . . . . . . . . . . . . 128
     14.1 Effective Date. . . . . . . . . . . . . . . . . . . . . . . . 128
     14.2 Termination of MAPP Agreement . . . . . . . . . . . . . . . . 129

                                 EXHIBIT A
           INITIAL REGIONAL RELIABILITY COMMITTEE SUBCOMMITTEES . . . . A-1

                                 EXHIBIT B
             INITIAL GENERATION RESERVE-SHARING POOL SCHEDULES. . . . . B-1

                                 EXHIBIT C
                   SCHEDULE F:  TRANSMISSION SERVICE FOR
                         COORDINATION TRANSACTIONS. . . . . . . . . . . C-1

                                 EXHIBIT D
           INITIAL REGIONAL TRANSMISSION COMMITTEE SUBCOMMITTEES. . . . D-1

                                 EXHIBIT E
                 INITIAL POWER AND ENERGY MARKET SCHEDULES. . . . . . . E-1

                                 EXHIBIT F
                          MAP OF THE MAPP REGION. . . . . . . . . . . . G-1



             RESTATED MID-CONTINENT AREA POWER POOL AGREEMENT


     THIS RESTATED MID-CONTINENT AREA POWER POOL AGREEMENT (RESTATED AGREEMENT) is made and entered into to amend and restate the MAPP
Agreement.

                                 ARTICLE 1

                                 PREAMBLE
     1.1 Regional Reliability and Power Pool - MAPP was established and continues to operate as a regional reliability council and power pool to realize and further the reliability and other benefits of interconnected operations among a large number of entities engaged in the electric utility business in the MAPP Region. MAPP also provides coordination of the installation and operation of generation and transmission facilities located within the MAPP Region and for the sharing of reserves.
     1.2 Regional Transmission and Power and Energy Market - In addition to the functions enumerated in Section 1.1, the Members desire (1) to establish a regional transmission group to provide for the comparable and efficient provision of transmission service within and contiguous to the MAPP Region on a consistent basis, to realize and further the benefits of coordinated regional transmission planning, and to resolve disputes over the provision of transmission services, and (2) to establish a Power and Energy Market to obtain the benefits of the efficient purchase and sale of electric capacity and energy at competitive rates, including the development of recommended standard terms and conditions for market-based capacity and energy transactions.

                                 ARTICLE 2

                                  PURPOSE
     2.1 Purpose of the Restated Agreement - MAPP's primary purposes have been and are to ensure that the interconnected electric systems in the MAPP Region are operated reliably and efficiently, consistent with reasonable utilization of natural resources and effects on the environment, and to achieve the economic benefits of power pooling through coordinated planning and operations, the sharing of reserves, and economic sales and purchases. The establishment of a regional transmission group and a Power and Energy Market will further advance the public interest by coordinating transmission planning in the region, by facilitating the provision of transmission service within the region on a comparable basis, and facilitating exchanges of wholesale capacity and energy at competitive rates among a wide variety of entities, thereby promoting efficiency in the generation and sale of bulk power, while preserving the reliability of the interconnected electric system in the MAPP Region.


                                 ARTICLE 3

                                DEFINITIONS

     3.1 Accredited Capability of an End-Use Load Member for any month shall mean (a) the Net Generating Capability of an End-Use Load Member at the time of the Member's maximum System Demand, plus (b) the value in kilowatts assigned to such Member's purchase of Accredited Capacity, and minus (c) the value in kilowatts assigned to any commitment of such Member to sell Accredited Capacity. Accredited Capability will be determined and assigned under procedures established by the Regional Reliability Committee.
     3.2 Accredited Capacity shall mean: (i) capacity from a specific generating unit accredited annually under Section 6.4.6 in accordance with MAPP procedures; (ii) capacity purchased under a Service Schedule that the Regional Reliability Committee has designated as a Service Schedule under which purchases will qualify as Accredited Capacity; or (iii) capacity that the Regional Reliability Committee has determined is equivalent in firmness and reliability to a purchase under a Service Schedule designated as specified in (ii) above.
     3.3 Affiliate shall mean: (i) any two or more entities one of which controls the other or that are under common control; (ii) any generation and transmission cooperative and one of its cooperative members; or (iii) any joint municipal agency and one of its members. Control means the possession, directly or indirectly, of the power to direct the management or policies of an entity. A rebuttable presumption that control exists arises from the ownership of or the power to vote, directly or indirectly, ten percent (10%) or more of the voting securities of such entity.
     3.4 Affiliated Members shall mean: (i) any two Members if one controls the other; (ii) any two or more Members that are directly or indirectly under common control; (iii) any generation and transmission cooperative and one of its cooperative members, both of which are Members; or (iv) any joint municipal agency and one of its members, both of which are Members. Control means the possession, directly or indirectly, of the power to direct the management or policies of an entity. A rebuttable presumption that control exists arises from the ownership of or the power to vote, directly or indirectly, ten percent (10%) or more of the voting securities of such entity.
     3.5 All-Requirements Service shall mean wholesale service that includes reserves for all of the requirements of specified End-Use Load in the MAPP Region.
     3.6 Annual System Demand shall mean the highest System Demand of an End-Use Load Member occurring during the 12-month period ending with the current month.
     3.7 Applicant shall mean an entity which has completed an application for membership pursuant to Section 4.2.2 or Section 4.2.3.
     3.8 Associate Member shall mean an association or other group the members or participants in which are entities that are eligible to become Members, or an entity that is eligible to become a Member, and that has been accepted as an Associate Member in accordance with the provisions of
Section 4.4 of this Restated Agreement.
     3.9 Associate Participant shall mean an entity that was an Associate Participant of MAPP as defined in the MAPP Agreement, in good standing immediately prior to the date on which this Restated Agreement is submitted to a vote of the Participants under the MAPP Agreement for adoption as an amendment and restatement of the MAPP Agreement.
     3.10 Available Accredited Capacity shall mean the Accredited Capability of a Member adjusted for generating capacity out of service for maintenance or repair.
     3.11 Canadian Laws shall mean the laws of Canada or any Province of Canada, any regulations made thereunder and any orders, policies, rules or procedures of any governments thereof or of agencies established thereby, including Canadian Regulatory Authorities, relating to facilities or interconnections located in Canada or the sale, purchase or transmission of electric energy in Canada or the rates, charges, terms and conditions of service therefor.
     3.12 Canadian Regulatory Authority shall mean the agency or agencies established under the laws of Canada or any Province of Canada having jurisdiction over facilities or interconnections located in Canada or the sale, purchase or transmission of electric energy in Canada or the rates, charges, terms and conditions of service therefor.
     3.13 Canadian Transmission Requester shall mean any Member, wherever located, that requests interconnection or transmission service from a Canadian Transmission Supplier.
     3.14 Canadian Transmission Supplier shall mean any Member owning or controlling access to or the use of transmission facilities in Canada.
     3.15 Contractor shall mean MAPPCOR, a Minnesota nonprofit corporation, or such other entity or entities as may be selected by the Management Committee to provide the services, as well as all associated facilities, equipment and personnel, described in Section 5.3.1 of this Restated Agreement.
     3.16 Control Area Operator shall mean an entity operating a control area recognized by NERC.
     3.17 Designating Entity shall mean an entity that is eligible for membership in accordance with the requirements of Article 4, that has Electric Revenues of less than $15,000,000, or such other amount as may be established from time to time by the Executive Committee, and that elects to participate in MAPP through a Joint Member.
     3.18 Effective Date shall mean the date specified in Section 14.1 of this Restated Agreement.
     3.19 Electric Revenues shall mean the average of the annual total revenues of each Member over its most recent three fiscal years, as determined from the audited financial records of each Member, from: (a) sales to customers located in the MAPP Region of electric capacity or energy or both; (b) sales to customers located outside the MAPP Region of electric capacity or energy or both from generation facilities located in the MAPP Region; and (c) sales of transmission service, including related ancillary services, on transmission facilities located in the MAPP Region; provided, however, that to the extent a Member's annual total revenues are derived from sales of electric capacity or energy or both to an Affiliate which is not a Member, such annual total revenues shall be increased, under standards and procedures established by the Executive Committee, by the difference between the revenues of each such Affiliate derived from the resale of such electric capacity and energy, and the cost of such electric capacity and energy to the Affiliate.
     3.20 Electric Utility shall mean any entity, person, Federal agency (including any Federal Power Marketing Agency and the Tennessee Valley Authority) or State agency (including any municipality) which sells electric energy.
     3.21 End-Use Load shall mean the load of persons or other entities that purchase or produce electric energy for their own consumption and not for resale.
     3.22 End-Use Load Member shall mean an individual Member that has an End-Use Load Obligation, or a Designating Entity that has an End-Use Load Obligation.
     3.23 End-Use Load Obligation shall mean an obligation imposed by law, regulation or contract to serve End-Use Load within the MAPP Region, including any obligation imposed by an assignment of End-Use Load Obligation under Section 6.4.3 of this Restated Agreement.
     3.24 Federal Power Marketing Agency shall mean any agency or instrumentality of the United States (other than the Tennessee Valley Authority) which sells electric energy.
     3.25 FERC shall mean the Federal Energy Regulatory Commission or a successor agency.
     3.26 Firm Power shall mean Accredited Capacity and associated energy intended to be available at all times for which the seller maintains reserves, under standards and requirements established by the Regional Reliability Committee.
     3.27 Fiscal Year shall mean the MAPP fiscal year as established by the Management Committee.
     3.28 FPA shall mean the Federal Power Act, 16 U.S.C. Section 791a et seq., and all amendments thereto.
     3.29 Good Utility Practice shall mean, at any particular time, any of the practices, methods and acts engaged in or approved by a significant portion of the electric utility industry in the MAPP Region during the relevant time period, or any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known at the time a decision is made, could be expected to produce the desired result at the lowest reasonable cost consistent with reliability, safety and expedition. Good Utility Practice is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be a range of acceptable practices, methods or acts.
     3.30 Interruptible Load shall mean End-Use Load certified to be interruptible under standards and requirements established from time to time by the Regional Reliability Committee.
     3.31 Joint Member shall mean an entity designated by any two or more Designating Entities to participate in the activities of MAPP on their behalf.
     3.32 MAPP shall mean the Mid-Continent Area Power Pool, the organization created by and existing pursuant to the MAPP Agreement and this Restated Agreement.
     3.33 MAPP Agreement shall mean the Mid-Continent Area Power Pool Agreement dated as of the 31st day of March, 1972, and as amended through the Effective Date.
     3.34 MAPP Region shall mean the geographic area the boundaries of which are as shown on the map attached hereto as Exhibit F, which map and boundaries may be modified from time to time as appropriate by the Executive Committee, and shall also include all additional End-Use Load outside of that area which is operated electronically as part of the control area of a Control Area Operator that is a Member. Such geographic area shall be expanded to include the control area of an adjacent Control Area Operator that becomes a Member and reports to NERC the transfer of its control area to the MAPP Region, or shall be reduced if a Control Area Operator withdraws from this Restated Agreement.
     3.35 Market shall mean the Power and Energy Market established pursuant to Article 9 hereof.
     3.36 Market Participant shall mean the Power and Energy Market Members and those entities that have qualified to participate in the Power and Energy Market in accordance with the provisions of Section 9.2.1.
     3.37 Member shall mean any entity that (a) meets the eligibility requirements of Section 4.1, has been accepted for membership in accordance with the procedures set forth in Section 4.2, and has executed an agreement with the Contractor pursuant to Section 5.3.2, or (b) is a Joint Member that has been accepted for membership in accordance with the provisions of
Section 4.2.3., or (c) is a Designating Entity for such Joint Member. As used herein, the term "Member" shall not mean an Associate Member or a Regulatory Participant.
     3.38 NERC shall mean the North American Electric Reliability Council.
     3.39 Net Generating Capability shall mean that amount of kilowatts, less station use, that all the accredited generating facilities of a Member could normally supply simultaneously to its system or the interconnected systems of the Members under standards and requirements established from time to time by the Regional Reliability Committee. The capability of accredited generating units out of service for maintenance or repair shall be included in the Net Generating Capability of a Member under standards and requirements established by the Regional Reliability Committee.
     3.40 Non-Spinning Reserve shall mean all unloaded generating capability not qualifying as Spinning Reserve, or other resources that can be made available in ten minutes or less, under standards and requirements established from time to time by the Regional Reliability Committee that meet or exceed the applicable criteria, standards and guides established by NERC.
     3.41 Operating Reserve shall mean that Available Accredited Capacity above System Demand required to provide Spinning Reserve and Non-Spinning Reserve sufficient to return the Area Control Error (ACE) of a MAPP control area which has lost a generating resource to zero under standards and requirements established by the Regional Reliability Committee that meet or exceed the criteria, standards and guides established by NERC.
     3.42 Operating Reserve Obligation shall mean that amount of Spinning Reserve and Non-Spinning Reserve which a Member is obligated under the terms of this Restated Agreement to provide for the purpose of maintaining continuity of service.
     3.43 Partial Requirements Service shall mean wholesale service that
(a) has an initial term of not less than five years, (b) includes reserves, and (c) supplies a specified portion but not all of the requirements of specified End-Use Load in the MAPP Region.
     3.44 Participant shall mean (i) an entity that was a "Participant" of MAPP as defined in the MAPP Agreement, in good standing immediately prior to the date on which this Restated Agreement is submitted to a vote of the Participants under the MAPP Agreement for adoption as an amendment and restatement of the MAPP Agreement, and (ii) Manitoba Hydro.
     3.45 Pool Participant shall mean a Member participating in the Generation Reserve-Sharing Pool as specified in Section 7.2.
     3.46 Power and Energy Market Member shall mean any Member that (i) intends to conduct transactions through the Power and Energy Market, (ii) is willing to share in the costs of establishing and operating the Power and Energy Market, and (iii) has so signified in writing to the Secretary of the Management Committee.
     3.47 Regulatory Agency shall mean a state or provincial agency in the United States or Canada exercising regulatory authority over the rates, terms or conditions of electric service of an entity other than itself within the MAPP Region or the planning, siting, construction or operation of electric facilities of an entity other than itself within the MAPP Region.
     3.48 Regulatory Participant shall mean a Regulatory Agency which elects to participate in the activities of MAPP.
     3.49 Reliability Dues shall mean the contribution toward the costs allocated or assigned to the MAPP Reliability Council that are to be paid by each Reliability Member in accordance with the provisions of Section 6.5.2.
     3.50 Reliability Megawatts shall mean: (a) for a Reliability Member that is an End-Use Load Member (1) the total megawatts of peak firm demand attributable to that Member's End-Use Load Obligation during the calendar year prior to the annual meeting of the Members, plus (2) the sum of the daily maximum capacity in megawatts of (i) wholesale Firm Power sold during such prior calendar year to customers in the MAPP Region other than to meet the Reliability Member's End-Use Load Obligation and (ii) wholesale Firm Power sold to customers outside the MAPP Region from generation facilities located in the MAPP Region, this sum being divided by the total number of days in such prior calendar year; (b) for a Reliability Member that has sold Firm Power during the calendar year prior to the annual meeting of Members but is not an End-Use Load Member, the sum of the daily maximum capacity in megawatts of (i) wholesale Firm Power sold during such prior calendar year to customers in the MAPP Region and (ii) wholesale Firm Power sold to customers outside the MAPP Region from generation facilities located in the MAPP Region, this sum being divided by the total number of days in such prior calendar year; and (c) for a Reliability Member that owns, or has Rights Equivalent to Ownership in, transmission facilities in the MAPP Region and does not have Reliability Megawatts under either (a) or
(b) hereof, the sum of the daily maximum capacity in megawatts of firm transmission service on facilities in the MAPP Region sold during the twelve month period ending with the calendar year prior to the annual meeting of Members, divided by the total number of days in such period.
     3.51 Reliability Member shall mean any Member which is (a) an End-Use Load Member, or (b) a Transmission Owning Member that is not an End-Use Load Member and that owns or has Rights Equivalent to Ownership in transmission facilities in the MAPP Region, or (c) a Joint Member one or more of the Designating Entities of which are End-Use Load Members, or (d) a Member desiring to participate in the activities of the MAPP Reliability Council and willing to assume its share of the costs of MAPP reliability functions.
     3.52 Representative shall mean an employee or other agent of a Member, a Joint Member, an Associate Member or a Regulatory Participant who has been designated by the Member, the Joint Member, the Associate Member or the Regulatory Participant to serve on or attend meetings of a council, committee, subcommittee or other body created by or pursuant to this Restated Agreement, including any such a person elected or appointed as specified in this Restated Agreement to serve on a committee, subcommittee or other body.
     3.53 Reserve Capacity Obligation of a Member, for any month, shall mean the Accredited Capability a Member is obligated to reserve and use for the purpose of maintaining continuity of service, as established from time to time by the Regional Reliability Committee.
     3.54 Restated Agreement shall mean this Restated Mid-Continent Area Power Pool Agreement.
     3.55 Rights Equivalent to Ownership shall mean the rights, benefits, and obligations associated with the ownership of a pro rata share of transmission capacity without ownership of the associated transmission facilities, including but not limited to, the right to use, control access to, assign, sell or otherwise dispose of such transmission capacity, and the financial obligation to pay for the associated share of all costs, including but not limited to operation, maintenance or replacement costs and taxes allocated to such facilities, but excluding legal title and the responsibility for siting and constructing, maintaining, replacing, and physically operating such facilities. Taking service under a long-term firm, flexible point-to-point, or network tariff or schedule does not create or confer Rights Equivalent to Ownership.
     3.56 Service Schedules shall be those schedules designated in Sections 7.3, 8.3, and 9.3, and such additional schedules as may be established from time to time, including any amendments or modifications to such schedules as may be implemented in accordance with the provisions of this Restated Agreement.
     3.57 Spinning Reserve shall mean the amount of capacity of the unloaded accredited generating units connected to and synchronized with the interconnected system in the MAPP Region that is responsive to frequency deviation, that will respond immediately to the loss of MAPP generation, and that is sufficient to provide normal regulating margin, subject to such standards and requirements as may be established from time to time by the Regional Reliability Committee that meet or exceed the criteria, standards and guides established by NERC.
     3.58 System Demand shall mean that number of kilowatts which is equal to the kilowatt-hours in any clock hour attributable to energy required by an End-Use Load Member during such hour to fulfill its End-Use Load Obligation within the MAPP Region, including system losses, and also including any associated losses occurring on other systems supplied by such Member, but excluding (i) generating station uses, (ii) transmission losses supplied by another system, and (iii) energy purchased for Interruptible Load, under such standards and requirements as may be established from time to time by the Regional Reliability Committee.
     3.59 Total Operating Reserve Obligation shall be that amount of Spinning Reserve and Non-Spinning Reserve of the Members collectively required to maintain continuity of service to all End-Use Load in the MAPP Region.
     3.60 Transmission Owning Member shall mean a Member owning, or having by contract Rights Equivalent to Ownership in, facilities for the transmission of electric power at 115 kV or greater and extending for 500 miles or more that (i) are connected with and capable of operating as part of the interconnected grid of such facilities within the MAPP Region, or
(ii) are outside the MAPP Region but are operated synchronously with and are directly interconnected with facilities within the MAPP Region, or
(iii) are interconnected and operated synchronously with facilities within the MAPP Region through the facilities of another Member or Members. Partial ownership or entitlement in a mile of line shall be represented as a percentage of the whole mile based on the current rating of the line as reported to MAPP.
     3.61 Transmission Provider shall mean any Member that supplies interconnection or transmission service to another Member.
     3.62 Transmission Requester shall mean any Member that requests interconnection or transmission service from any other Member or Members.
     3.63 Transmission Using Member shall mean a Member that is an actual or potential user of transmission service within the MAPP Region and that is not a Transmission Owning Member.
     3.64 Transmitting Utility shall mean any Electric Utility, qualifying cogeneration facility as defined in the FPA, qualifying small power production facility as defined in the FPA, or other entity which owns, operates, or has Rights Equivalent to Ownership in electric power transmission facilities used for the transmission of electric energy for sale at wholesale.
     3.65 Uncontrollable Forces shall mean without limitation, the following: acts of God; strikes, lockouts or other industrial disturbances; acts of public enemies; orders, or absence of necessary orders and permits of any kind which have been properly applied for, from the government of the United States, Canada or from any State, Territory or Province, or any of their departments agencies or officials, or from any civil or military authority; extraordinary delay in transportation; inability to transport, store or reprocess spent nuclear fuel; unforeseen soil conditions; equipment, material, supplies, labor or machinery shortages; epidemics; landslides; lightning; ice; earthquakes; fire; hurricanes; tornadoes; storms; floods; washouts; drought; war; sabotage; national emergency; civil disturbances; explosions; breakage or accident to machinery generation, transmission and/or distribution facilities, pipes or canals not due to lack of proper care or maintenance; partial or entire failure of utilities; breach of contract by any supplier, contractor, subcontractor, laborer or materialman; injunction; blight; famine; blockade; quarantine; or any other similar cause or event not reasonably within the control of the Member.

                                 ARTICLE 4

                                MEMBERSHIP

     4.1 Eligibility - Membership in MAPP shall be open to any Electric Utility, any Transmitting Utility, and to any other entity generating electric energy for sale for resale, or to a Joint Member the Designating Entities of which meet the foregoing requirements.
     4.2  Membership Process
          4.2.1  Participants and Associate Participants - All
Participants shall automatically become Members and be deemed signatories to this Restated Agreement upon the Effective Date; provided, however, that a Participant that votes against adoption or readoption of the Restated Agreement pursuant to Section 14.1 may decline such automatic membership and shall not be a Member by providing to the Secretary of the Executive Committee written notice of its intent to decline membership not later than the thirtieth day following the Effective Date; and provided, further, that an Associate Participant under the MAPP Agreement or Manitoba Hydro may decline such automatic membership and shall not be a Member by providing to the Secretary of the Executive Committee written notice of its intent to decline membership not later than the thirtieth day following the Effective Date. A Participant declining such automatic membership shall continue to be liable for any obligations incurred prior to giving notice of such decision. The Secretary of the Executive Committee shall provide immediate notice to all Participants of the commencement of any thirty day period specified in Section 14.1. Notice of intent to decline membership pursuant to the provisions of this paragraph shall become effective immediately and may be given without regard to the termination provisions contained in Paragraph 2.03 of the MAPP Agreement, but any Participant providing such notice shall be subject to any obligations it would have had as a terminated or a terminating Participant under the MAPP Agreement, including, without limitation, the obligations of Paragraph 2.07 of the MAPP Agreement. Upon written request, the Secretary of the Executive Committee shall provide a statement quantifying those obligations. Any Participant or Associate Participant electing to decline membership under the provisions of this Section shall not be eligible to have a Representative on any council, committee or subcommittee. Within thirty days after the Effective Date, each Participant or Associate Participant intending to become a Member (i) shall provide written notification to the Secretary of the Executive Committee of its identification as a Transmission Owning Member or a Transmission Using Member and as an End-Use Load Member as may be appropriate, (ii) shall provide to the Executive Committee the information necessary for the Executive Committee to determine its number of votes on the Management Committee and the MAPP Reliability Council, and (iii) shall execute an agreement with the Contractor pursuant to 5.3.2. The Secretary of the Executive Committee shall designate the appropriate classifications for any Member that does not provide the foregoing notification.
          4.2.2 New Members - An entity other than a Participant or Associate Participant meeting the definition of a Member and desiring to become a Member shall submit to the Secretary of the Executive Committee an application for membership in such form, and providing such information, as specified by the Executive Committee. Such application for membership shall include: (i) a brief description of the Applicant; (ii) an indication of whether the Applicant is a Transmission Owning Member or Transmission Using Member and whether it is an End-Use Load Member, (iii) information necessary to determine the Applicant's number of votes, and
(iv) such additional information as may be required by the Executive Committee to incorporate the Applicant into all aspects of MAPP, including, without limitation, any models, line loading relief procedures, loss repayment and transmission service charges. The application shall obligate the Applicant to be bound by the provisions of this Restated Agreement if the Applicant becomes a Member.
          4.2.3 Joint Members - Any entity desiring to become a Joint Member shall submit a written application to the Secretary of the Executive Committee demonstrating (a) its eligibility for such status, (b) that each of its Designating Entities is eligible to be a Designating Entity and has designated it as a Joint Member on its behalf, and (c) the willingness of the Joint Member and each of its Designating Entities to be bound by all applicable provisions of this Restated Agreement. A Joint Member shall promptly notify the Executive Committee in writing of any changes in its Designating Entities, such notification to demonstrate that any added Designating Entity is eligible to be a Designating Entity and has designated the Joint Member to serve as the Joint Member on its behalf.
          4.2.4 Review of Applications - Within thirty days of the receipt by the Secretary of the Executive Committee of (i) an application for membership, or (ii) an initial specification by a Participant or Associate Participant as to whether it is an End-Use Load Member and a Transmission Owning Member or a Transmission Using Member, or (iii) a Members proposed change in membership category pursuant to Section 4.2.5, or (iv) a notification of a change in the Designating Entities for a Joint Member pursuant to Section 4.2.3, the Secretary of the Executive Committee shall notify all Members of the receipt of such application or of such initial identification or proposed change in category (any of the foregoing being referred to for purposes of this Section as an "Application"). The Secretary of the Executive Committee may, and upon the request of any Member made within thirty days of the foregoing notification shall, require a Member or Applicant to demonstrate that it meets the criteria for membership or for the claimed membership category or categories. Not later than thirty days after completion of the foregoing process, the Secretary of the Executive Committee shall approve any Application which the Secretary determines complies with the requirements of this Restated Agreement, or shall refer the Application to the Executive Committee. At its next meeting occurring at least thirty days after receiving a referral of an Application from its Secretary, the Executive Committee shall determine whether the Applicant is eligible for membership and shall designate, on the basis of the best information available to it, the membership category or categories in which the Member is to participate, or shall reject the Application if the Applicant does not meet the requirements for membership or for a change in membership category or classification. An Applicant shall become a Member, or a Member's new membership category or classification shall become effective, upon approval of the Application therefor by the Secretary of the Executive Committee or by the Executive Committee, but shall only be eligible to participate in or obtain the benefits of any activities or functions carried out pursuant to this Restated Agreement by complying with the standards and requirements applicable thereto. The action of the Secretary of the Executive Committee on an Application shall be considered the action of the Executive Committee.
          4.2.5 Change in Membership Categories - No more frequently than once each Fiscal Year a Member may propose a change in its designated identification as an End-Use Load Member or as a Transmission Owning Member or Transmission Using Member by submitting a written request to the Secretary of the Executive Committee demonstrating its eligibility for, and stating its willingness to abide by all obligations pertaining to, such new designation. The request for a new designation shall be reviewed as specified in Section 4.2.4.
     4.3 State and Provincial Agencies - Any Regulatory Agency may become a Regulatory Participant by providing written notice to the Secretary of the Executive Committee of its intent to participate. Each Regulatory Participant shall receive notice of the meetings of all MAPP committees and councils and may participate in such meetings through a Representative as permitted by this Restated Agreement, but shall have no vote in any council, committee, subcommittee or other entity created by or pursuant to this Restated Agreement, and shall have no vote on any proposal to amend or terminate this Restated Agreement. Any Regulatory Participant may terminate its participation effective upon its written notice to the Secretary of the Executive Committee of its desire to terminate such participation.
     4.4 Associate Members - Any entity desiring to become an Associate Member shall submit a written request to the Secretary of the Executive Committee demonstrating its eligibility for such status and obligating itself to be bound by all applicable provisions of this Restated Agreement if it becomes an Associate Member. Each Associate Member shall receive notice of the meetings of all MAPP committees and councils and may participate in such meetings through a Representative as permitted by this Restated Agreement, but shall have no vote. Any Associate Member may terminate its membership by providing written notice to the Secretary of the Executive Committee of its intent to terminate membership.
     4.5 Joint Members - Each Joint Member may participate in meetings of all MAPP councils, committees and subcommittees, and shall do so in place and on behalf of its Designating Entities, through a Representative as permitted by this Restated Agreement. With respect to provisions of this Restated Agreement specifying that a Member or Representative shall have one vote, each Joint Member shall have one vote. With respect to provisions of this Restated Agreement specifying weighted voting, a Joint Member shall have the number of votes equal to the aggregate votes which the Designating Entities for that Joint Member would have if the Designating Entities were voting individually as Members. The Designating Entities for a Joint Member shall have no voting rights except through their Joint Member as specified herein. Each Joint Member shall be obligated to pay such fees and dues, or other charges or assessments, as would be applicable in the aggregate to the Designating Entities for that Joint Member if such Designating Entities were participating individually as Members in the activities of MAPP participated in by the Joint Member, except that the fee upon joining and the annual fixed dues of a Joint Member shall be that of a single Member.
     4.6  Withdrawal, Suspension or Termination
          4.6.1 Withdrawal - Any Member other than a Joint Member may withdraw from participation in this Restated Agreement by written notice to the Secretary of the Executive Committee. Such notice shall specify a date, not earlier than three years from the date of the notice, on which the withdrawal shall become effective. A Member withdrawing from membership may not reapply for membership for one year after its withdrawal has become effective.
          4.6.2 Suspension or Termination - If the Executive Committee determines that a Member has failed to comply with any of the provisions of this Restated Agreement or any obligations assumed thereunder, the Executive Committee shall give written notice to such Member specifying such failure to perform or lack of compliance, and affording the Member a reasonable period to perform or come into compliance. In accordance with such notice, the Executive Committee shall review the conduct of such Member and if its failure to perform or comply continues beyond the period specified above, the Executive Committee may thereupon suspend in whole or in part the rights of such Member to participate in or benefit from MAPP activities, including suspension of the Member's right to vote and, if appropriate in light of the conduct of the Member, utilization of the Service Schedules. Suspended Members shall continue to be liable for all applicable dues, fees, assessments, or other charges. The Executive Committee shall cause notice of the suspension of a Member to be delivered to all Members. The suspension of a Member shall be effective on the date specified by the Executive Committee in such notice. The period of such suspension shall continue until either (i) the Executive Committee determines that the suspended Member has come into compliance or is prepared to comply with its reliability obligations and the other provisions of this Restated Agreement, including all applicable Service Schedules, or (ii) the Management Committee determines that the Member's continued failure to perform or comply warrants termination of its membership. A terminated Member shall not be eligible to re-apply for membership until one year from the date of its termination, and shall be readmitted to membership only upon demonstration that it has cured the deficiencies that led to its termination, and is ready, willing and able to abide by all applicable reliability obligations and any other applicable provisions of this Restated Agreement, including all Service Schedules.
The provisions of this Section 4.6.2 shall not limit the right of any other Member to enforce the rights and obligations established pursuant to this Restated Agreement.
          4.6.3 Joint Members - Any Joint Member may withdraw from membership by providing written notice to the Secretary of the Executive Committee of its intent to terminate membership, and may be terminated or suspended as a Member in accordance with the provisions of this Restated Agreement. Designating Entities shall be subject to the withdrawal, suspension and termination provisions applicable to Members. Unless a Designating Entity for a withdrawing or terminated Joint Member designates another entity as its Joint Member, such Designating Entity shall become an individual Member.
          4.6.4 Members in Good Standing - To the extent determined by the Executive Committee pursuant to the provisions of Section 4.6.2, Members in good standing shall have no obligation under this Restated Agreement to provide to or receive from any suspended or terminated Member any services under any of the Service Schedules.
     4.7  Obligations on Suspension, Withdrawal or Termination
          4.7.1 Stability and Reliability - If upon suspension, withdrawal or termination of a Member, or an election by a Participant to decline membership pursuant to Section 4.2.1, the Regional Reliability Committee determines that any of the transmission or generation facilities of such Member or Participant are required for the continuing stability and reliability of the interconnected systems of the remaining Members, such suspended, withdrawing or terminated Member, or Participant declining membership, shall continue to be subject to all MAPP reliability requirements otherwise applicable to such facilities for as long as (i) such Member or Participant continues to be directly interconnected with the system of any Member, and (ii) the facilities of the suspended, withdrawing or terminated Member, or Participant declining membership, remain in the MAPP Region, unless such suspended, withdrawing or terminated Member, or Participant declining membership, has become subject to the requirements of another regional reliability council recognized by NERC. Each Member specifically acknowledges its continuing obligation to comply with the foregoing reliability obligations and that such obligations shall continue notwithstanding that the Member's rights under this Restated Agreement have been suspended or terminated or that the Member has withdrawn from this Restated Agreement.
          4.7.2 Transactions - Any obligation incurred prior to a Member's suspension, withdrawal or termination, or incurred by a Participant electing to decline membership pursuant to Section 4.2.1, arising from any transaction under the Service Schedules, or pursuant to any of the service schedules included in the MAPP Agreement, or pursuant to an agreement to provide transmission service, shall continue, notwithstanding such suspension, withdrawal, termination or election, until completion of any such obligation.
          4.7.3 Financial Obligations - Any withdrawing or terminated Member shall continue to fulfill any previously incurred financial obligations under this Restated Agreement, including but not limited to any obligations pursuant to any agreement entered into in accordance with the provisions of Section 5.3.2. Any suspended Member shall continue to be obligated to pay any dues, fees, or other charges assessed to it prior to or during its period of suspension pursuant to the terms of this Restated Agreement.
          4.7.4 Regulatory Obligations - Nothing herein shall relieve any suspended, withdrawing, or terminated Member, or Participant or Associate Participant electing to decline membership pursuant to Section 4.2.1, from any obligation it may have under Section 205 of the FPA to obtain authorization from FERC to change or terminate its transmission tariff or tariffs.

                                 ARTICLE 5

                         GOVERNANCE AND MANAGEMENT
     5.1  Management Committee
          5.1.1 Membership - The Management Committee shall be composed of one Representative of each Member. Each Member shall designate a Representative and an alternate Representative for the Management Committee by written notice to the Secretary of the Management Committee. Members shall appoint as their Representatives on the Management Committee persons with significant management or regulatory responsibility within the Member and with significant experience in formulating or assisting in formulating policy-level decisions for the Member.
          5.1.2  Number of Votes
          (a) For purposes of votes taken by the Management Committee, and except as modified by the cap specified below, each Member shall have one vote, plus the additional votes determined as follows:
               i. One vote for each $7,500,000 or fraction thereof of its Electric Revenues up to $90,000,000;
              ii. One vote for each $15,000,000 of its Electric Revenues over $90,000,000 and up to $180,000,000; and
             iii. One vote for each $30,000,000 of its Electric Revenues over $180,000,000.
          (b) The votes of any Member in excess of twenty percent of the total number of votes determined as specified in Section 5.1.2(a) shall not be counted in any vote or quorum determination.
          (c) The number of votes specified above shall be determined for each Member as of the commencement of each Annual Meeting of the Management Committee.
          5.1.3 Voting Requirements - Except as specified in the last sentence of Section 13.3.1, approval or adoption of any measure by the Management Committee shall require two-thirds of the total number of votes cast, determined as specified in Section 5.1.2; provided, however, that approval or adoption of any measure materially affecting access to or use of transmission facilities in the MAPP Region shall instead require two-thirds of the votes of the Representatives of the Transmission Owning Members voting and two-thirds of the votes of the Representatives of the Transmission Using Members voting, each Representative of a Transmission Owning or Transmission Using Member having one vote or such votes as determined pursuant to Sections 13.19 and 13.20. The presence in person or by proxy of Representatives or alternate Representatives able to vote 50% or more of the total number of Management Committee votes, or alternatively in cases requiring their consideration, 50% of each of the Representatives of the Transmission Owning Members and the Transmission Using Members, shall constitute a quorum for the conduct of business by the Management Committee. Any Member whose Representative is unable to attend a meeting of the Management Committee may designate and send its alternate Representative to participate and vote in the place of the Representative, or may give its written proxy to another Representative.
          5.1.4 Officers - The Chair and Vice Chair of the Executive Committee shall serve as Chair and Vice Chair of the Management Committee. The incumbent Chairman and Vice Chairman of the Management Committee under the MAPP Agreement shall serve as Chair and Vice Chair of the Management Committee created by this Restated Agreement from the Effective Date until the first Chair and Vice Chair of the Executive Committee are elected.
The Chair shall preside at meetings of the Management Committee, and shall have the power to call meetings of the Management Committee and to exercise such other powers as are specified in this Restated Agreement. The Vice Chair shall preside at meetings of the Management Committee in the absence of the Chair. A designee of the Contractor shall serve as the Secretary of the Management Committee.
          5.1.5 Meetings - The Management Committee shall hold an Annual Meeting each Fiscal Year, at such time and place as the Chair shall designate. The Chair shall call a meeting of the Management Committee within a reasonable time after the Effective Date for the purpose of selecting the initial Representatives for the Executive Committee. The Management Committee shall meet at other times at the call of the Chair. The Chair shall call a meeting of the Management Committee upon the request of five or more members of the Management Committee. Alternate Representatives may participate in any meeting of the Management Committee, but may vote only if the Representative of the Member is not present.
          5.1.6 Nominating Committee - The Chair of the Management Committee shall appoint a Nominating Committee composed of: (a) one Representative or alternate Representative of a Member that is in the uppermost one-fifth of the End-Use Load Members when ranked by Electric Revenues; (b) one Representative or alternate Representative of a Member that is in the lowermost one-fifth of the End-Use Load Members when ranked by Electric Revenues; (c) one Representative or alternate Representative of a Member which is not an End-Use Load Member; (d) and three additional Representatives or alternate Representatives selected in a best effort to have the Nominating Committee reflect the diversity of the Members in terms of size, type of entity, and geographic location; provided, however, that at least two persons on the Nominating Committee shall also be Representatives of Transmission Owning Members, and at least two shall also be Representatives of Transmission Using Members. The members of the Nominating Committee may not be members of the Executive Committee. The Nominating Committee shall present to the Management Committee at its Annual Meeting a slate of nominees for election to the At-Large Seats on the Executive Committee as specified in Section 5.2.1, and shall coordinate the selection of Representatives to fill the other seats on the Executive Committee. The Nominating Committee shall also propose nominees for vacancies on the At-Large Seats on the Executive Committee as may be necessary. Nominations from the floor of the Management Committee in addition to those presented by the Nominating Committee shall be permitted.

          5.1.7 Dispute Resolution - Actions or decisions by the Management Committee as to all matters over which it has responsibility under this Restated Agreement shall be subject to review, modification or other action only by the Management Committee; provided, however, that assertions by a terminated Member that it was improperly or wrongfully terminated under the provisions of this Restated Agreement, or assertions by any Member or Regulatory Participant that an action or decision, or failure to act or decide, of the Management Committee (i) is based on an error of fact, (ii) is inconsistent with any term, standard, purpose or objective of this Restated Agreement or (iii) is inconsistent with applicable regulatory requirements or other applicable legal standards, shall be resolved in accordance with the dispute resolution provisions of
Article 11.
          5.1.8 Review of Executive Committee - Upon a request pursuant to Section 5.2.5(c) from any three or more Members or from any Regulatory Participant, the Management Committee shall review, and may modify, rescind, or affirm, or take such other action as it shall deem appropriate with respect to, any action or decision of the Executive Committee; provided, however, that the action or decision of the Executive Committee shall go into effect as adopted by the Executive Committee unless modified or rescinded by the Management Committee.
          5.1.9 Responsibilities - The Management Committee shall have the following duties:
           (a) Elect the Representatives to the Executive Committee as specified herein;
           (b) Provide such policy or other guidance as it may deem appropriate to the Executive Committee;
           (c) Terminate the membership of any suspended Member for continued failure to comply with the terms of this Restated Agreement or any standard, requirement, or other obligation adopted pursuant to or incorporated by this Restated Agreement, including but not limited to all applicable reliability obligations;
           (d) At each Annual Meeting review, revise if and to the extent it deems appropriate, and approve, the annual budget for MAPP, the allocation of costs consistent with
                 Section 5.4.2, the annual dues assessed each Member and Associate Member, and the initial fee upon joining MAPP; and
           (e) Pursuant to Section 5.1.8, review, affirm, modify or rescind, as it shall deem appropriate, any action or decision of the Executive Committee.
     5.2  Executive Committee
          5.2.1  Membership
          (a) Representatives to the Executive Committee shall be elected by the Management Committee at its Annual Meeting from among the Representatives and alternate Representatives on the Management Committee. The Executive Committee shall have 12 Representatives, elected as follows:
            i. Unless such seats are filled as specified in subsection 5.2.1(a)ii below, two Representatives shall be Representatives or alternate Representatives of End-Use Load Members that are in the uppermost one-fifth of the End-Use Load Members when ranked by Electric Revenues, and shall be elected by such Members on the basis of one vote per Member, such seats on the Executive Committee being designated the "Large-Member Seats";
           ii. Each of the two largest End-Use Load Members subject to the voting cap specified in Section 5.1.2(b), if any, shall be entitled to designate its Representative or alternate Representative to the Management Committee to fill one of the Large-Member Seats;
          iii. Two Representatives shall be Representatives or alternate Representatives of Members that are in the lowermost one-fifth of the End-Use Load Members when ranked by Electric Revenues, and shall be elected by such Members on the basis of one vote per Member, such seats on the Executive Committee being designated the "Small-Member Seats";
           iv. Two Representatives shall be Representatives or alternate Representatives of Members that are not End-Use Load Members and shall be elected by the Members that are not End-Use Load Members on the basis of one vote per Member, such seats on the Executive Committee being designated the "Non-End-Use Load Member Seats"; provided, however, that if there are one or more but less than six Members that are not End-Use Load Members, there shall be only one Non-End-Use Load Member Seat, and if there are no Members that are not End-Use Load Members there shall be no Non-End-Use Load Member Seat;
            v. Six Representatives, or seven if there is only one Non-End-Use Load Member Seat, or eight if there are no Non-End-Use Load Member Seats, shall be Representatives or alternate Representatives of any Member, and shall be elected by all the Members on the basis of the number of votes specified in Section 5.1.2, such seats on the Executive Committee being designated as the "At-Large Seats";
           vi. If there are more than two End-Use Load Members subject to the voting cap specified in Section 5.1.2(b), each such Member other than the largest two such Members shall be entitled to designate its Representative or alternate Representative to the Management Committee to fill an At-Large Seat on the Executive Committee;
          vii. The Management Committee shall use its best efforts to elect Representatives to the At-Large Seats such that the Executive Committee as a whole will reflect the diversity among the Members in terms of size, type of entity, and geographic location; and
         viii. At least four of the Executive Committee Representatives shall be Representatives or alternate Representatives of Transmission Owning Members, and at least four of the Executive Committee Representatives shall be Representatives or alternate Representatives of Transmission Using Members.
          (b) No two or more persons serving on the Executive Committee may be employees or agents of the same Member, or of Affiliated Members.
          (c) The Representatives on the Management Committee responsible for electing Representatives to the Large-Member Seats, the Small-Member Seats, and the Non-End-Use Load Member Seats on the Executive Committee, and any Members entitled to seats on the Executive Committee by virtue of the voting cap specified in Section 5.1.2, shall appoint nominees to fill those seats sufficiently in advance of the Annual Meeting of the Management Committee to enable the Nominating Committee of the Management Committee to prepare a slate of nominees for the At-Large Seats on the Executive Committee.
          (d) Representatives elected to the Executive Committee shall serve for terms of three years; provided, however, that of the Representatives first elected to the Executive Committee, one each from the Large-Member, Small-Member, and Non-End-Use Load Member Seats shall serve for terms of two years, two from the At-Large Seats shall serve for terms of one year, and two from the At-Large Seats shall serve for terms of two years. The Representatives to serve these shortened terms shall be selected by the Representatives electing them. With the exception of Members subject to the voting cap specified in Section 5.1.2, no Member may have a Representative on the Executive Committee for more than two consecutive terms.
          (e) Any vacancies on the Executive Committee may be filled by the Executive Committee on an interim basis until the next meeting of the Management Committee.
          5.2.2 Voting Requirements - Each Representative elected to the Executive Committee shall have one vote. Except as specified in the last sentence of Section 13.3.1, any action, determination or recommendation by the Executive Committee shall require two-thirds of the votes of the Representatives present and voting; provided, however, any action, determination or recommendation materially affecting access to or use of transmission facilities in the MAPP Region shall instead require two-thirds of the votes of the Representatives of each of the Transmission Owning Members and the Transmission Using Members present and voting. A quorum of three-fourths of the Representatives on the Executive Committee, or alternatively in cases requiring their consideration three-fourths of each of the Representatives of the Transmission Owning Members and the Transmission Using Members, shall be necessary for the Executive Committee to conduct business.
          5.2.3 Officers - The Executive Committee shall elect a Chair and a Vice Chair from among its members at its Annual Meeting, the officers so elected to serve until the next Annual Meeting. A designee of the Contractor shall serve as the Secretary of the Executive Committee. The Chair of the Executive Committee shall preside at meetings of the Executive Committee, and shall have the power to call meetings of the Executive Committee and to exercise such other powers as are specified in this Restated Agreement or are authorized by the Executive Committee. The Vice Chair shall preside at meetings of the Executive Committee in the absence of the Chair, and shall exercise such other powers as are delegated by the Chair. The incumbent Vice Chair may be elected to the position of Chair, but no person shall serve more than two consecutive terms as Chair or more than two consecutive terms as Vice Chair.
          5.2.4 Meetings - The Executive Committee shall hold Annual and Mid-Year meetings, with the Annual Meeting coinciding with the Annual meeting of the Management Committee. The Executive Committee shall meet at other times at the call of the Chair. The Chair shall call a meeting of the Executive Committee upon the request of three or more members of the Executive Committee, and shall call a meeting at least thirty days but not more than 90 days after receiving a referral of a membership application from its Secretary if a meeting of the Executive Committee would not otherwise occur in this period.
          5.2.5  Reconsideration and Appeal of Decisions
          (a) The Secretary of the Management Committee shall be immediately notified of any action or decision by the Executive Committee, including action upon a request for reconsideration, and including any action of the Secretary of the Executive Committee deemed to be an action of the Executive Committee, and shall mail or distribute electronically written notice thereof to each Representative to the Management Committee and to each Regulatory Participant prior to the end of the seventh day following the meeting of the Executive Committee at which such action was taken or decision was made.
          (b) Any Member or Regulatory Participant may request the Executive Committee to reconsider any action or decision; provided, however, that any request for reconsideration must be delivered to the Secretary of the Executive Committee not more than fifteen days after mailing or distribution of the notice specified above. A request for reconsideration shall stay implementation of the action or decision at issue unless the Executive Committee determines that immediate implementation of the action or decision is in the best interests of the Members; provided, however, that a request for reconsideration shall not affect the obligation of the Management Committee to review the annual budget for MAPP, the allocation of costs consistent with Section 5.4.2, the annual dues assessed each Member and Associate Member, and the initial fee upon joining MAPP, as specified in Section 5.1.9(d). A request for reconsideration shall not be a prerequisite to appealing an action or decision of the Executive Committee to the Management Committee.
          (c) Actions or decisions of the Executive Committee, other than actions or decisions with respect to the annual budget for MAPP, the allocation of costs pursuant to Section 5.4.2, the annual dues assessed each Member and each Associate Member, and any adjustment in the initial fee upon joining MAPP, which matters shall be subject to review as specified in Section 5.1.9(d), may be appealed by any three or more Members or any Regulatory Participant to the Management Committee. Any such Members or Regulatory Participant wishing to appeal any such action or decision of the Executive Committee must deliver a written statement of the Members' or the Regulatory Participant's intent to seek review by the Management Committee, along with a summary of the reasons for review, to the Secretary of the Management Committee not later than twenty-five days after mailing or distribution of the notice of the action or decision upon reconsideration specified above.
          5.2.6  Dispute Resolution - Actions or decisions by the
Executive Committee as to all matters over which it has responsibility under this Restated Agreement shall be subject to review, modification or other action only by the Management Committee; provided, however, that the following matters shall be resolved in accordance with the dispute resolution provisions of Article 11:
          (a) assertions by a Suspended Member that it was improperly or wrongfully suspended under the provisions of this Restated Agreement;
          (b) disputes as to the proper categorization of a Member as an End-Use Load Member, a Transmission Owning Member or a Transmission Using Member;
          (c) disputes as to whether an entity qualifies for membership; and
          (d) disputes as to whether a Member's Electric Revenues, Reliability Megawatts, End-Use Load Obligation, votes, or dues have been correctly determined under the applicable methodologies established by the Executive Committee.
          5.2.7 Responsibilities - The Executive Committee shall have the following duties:
           (a) Oversee the activities of the MAPP Center, and administer relations with the Contractor;
           (b) Maintain a list of End-Use Load Members, and determine the End-Use Load Obligation of each;
           (c) Maintain a list of Joint Members, and determine the Designating Entities properly represented by such Joint Member;
           (d)   Establish each Member's number of votes;
           (e) Establish standards and procedures for determining Electric Revenues;
           (f) Revise as may be appropriate the size threshold applicable to Section 3.17 for participation as a Designating Entity;
           (g) No later than thirty days prior to the Annual Meeting of the Management Committee, adopt (i) an annual budget for MAPP, including the costs of the Contractor, and any other general and administrative costs, (ii) an allocation of such costs consistent with Section 5.4.2,
                 (iii) the annual dues assessed each Member and each Associate Member, and (iv) an adjustment, if appropriate, in the initial fee upon joining MAPP, which budget, allocations, fees, and adjustments shall go into effect as of the Annual Meeting of the Management Committee as adopted by the Executive Committee unless revised by the Management Committee;
           (h) Establish a budget, an allocation of costs, and the dues to be assessed each Member and Associate Member, for the Fiscal Year or part thereof first following the Effective Date.
           (i) Resolve disputes among the Regional Transmission Committee, the Power and Energy Market Committee, and the MAPP Reliability Council with respect to the scope of their authority and responsibilities as specified in this Restated Agreement or by the Management Committee;
           (j) Establish or abolish, and set the duties and responsibilities of, such committees or councils, other than the committees and councils specified herein, as may be appropriate to achieve the purposes of this Restated Agreement;
           (k)   Establish an area relations advisory group;
           (l) Make such other necessary administrative arrangements pertinent to this Restated Agreement not specifically covered herein, including the establishment of a Fiscal Year;
           (m) Exercise responsibility for representation of MAPP's interests in regulatory and other legal proceedings;
           (n) Suspend the membership of any Member that fails to perform its reliability obligations, or otherwise fails to comply with obligations arising under or imposed pursuant to the terms of this Restated Agreement;
           (o) Appoint the representatives of MAPP to the NERC Board of Trustees;
           (p) Exercise responsibility for such other matters as are assigned to it by this Restated Agreement or by the Management Committee; and
           (q) Submit a report of its activities to the Management Committee at the Annual Meeting of the Management Committee.
     5.3  MAPP Center
          5.3.1 Establishment of MAPP Center - The Executive Committee shall cause the Contractor to maintain and operate the MAPP Center, which shall furnish the facilities, equipment, personnel and services appropriate to carrying out this Restated Agreement, including assisting the MAPP committees, councils, task forces, subcommittees, working groups, and other persons or entities to satisfy the obligations and responsibilities of the Members under this Restated Agreement, and providing educational programs, material and information to the public, Members, government regulatory bodies, NERC and others.
          5.3.2 Agreement with the Contractor - Each Member shall enter into an agreement with the Contractor for services as described in Section
5.3.1 under the terms and conditions, and requiring such payments, as may be established from time to time between the Executive Committee and the Contractor. Such agreement shall impose on any suspended, withdrawing or terminated Member, or the successor to any Member that ceases to be a Member as a result of a merger or consolidation, a continuing obligation to pay its share of the costs of facilities, equipment or other assets acquired by the Contractor with the approval of the Executive Committee, to the extent such acquisition was approved and the level of each Member's obligation was established by the Executive Committee prior to the period of suspension, the notice of withdrawal given pursuant to Section 4.5, the effective date of termination pursuant to Section 4.6.1, or the effective date of such merger or consolidation, as applicable.
     5.4  Fees and Dues
          5.4.1 Fee upon Joining - Except as provided herein, each new Member shall be assessed an initial fee of $10,000 upon joining MAPP. The amount of the foregoing fee may be adjusted by the Executive Committee to reflect changes in costs and inflation, and shall not be paid by any Member that was a Participant or Associate Participant or that was qualified to be a Participant or Associate Participant and had a completed application to become a Participant or Associate Participant pending on or prior to the date on which this Restated Agreement was submitted to a vote of the Participants for adoption as an amendment and restatement of the MAPP Agreement.
          5.4.2  Dues
          (a) The Executive Committee shall establish fixed annual dues payable each year by each Member, which dues shall initially be set at $2,500, and annual dues payable each year by each Associate Member, which dues shall initially be set at $1,000. The Executive Committee shall assign costs directly attributable to a Member or Associate Member to that Member or Associate Member, and shall allocate the costs of the Contractor and any other general and administrative costs of MAPP to the functions within the respective purviews of the Regional Transmission Committee, the Power and Energy Market Committee, and the MAPP Reliability Council to reflect fairly the costs incurred as a result of each function. In making such allocations, the Executive Committee shall allocate a reasonable portion of transmission-related reliability costs to the Regional Transmission Committee and to the Power and Energy Market Committee, in recognition of the benefits from the MAPP reliability function received by users of transmission facilities and participants in the Power and Energy Market. The Regional Transmission Committee shall recover the costs allocated to it in accordance with the provisions of Section 8.8.2. The Power and Energy Market Committee shall recover the costs allocated to it from the dues, fees and charges associated with the Power and Energy Market in accordance with the provisions of Section 9.3. The Regional Reliability Committee shall recover the costs allocated to it from the Reliability Members in accordance with the provisions of Section 6.5.2.
          (b) In the event of a merger or other corporate reorganization, the surviving entity shall be obligated to pay, for any Fiscal Year in which such merger or other reorganization occurs, any fees, dues or other obligations imposed on an annual basis on the predecessor entity or entities, including any such fees established pursuant to this Section, Section 6.5.2, Section 8.8.2 or Section 9.3, prior to the merger or other reorganization.


                                 ARTICLE 6

                           REGIONAL RELIABILITY

     6.1 Objective - The Members desire to realize, safeguard, maintain and further the reliability of interconnected operations among a large number of entities engaged in the electric business in the MAPP Region, in order to ensure the provision within the MAPP Region of highly reliable, safe electric service at a reasonable cost.
     6.2 Standards - The Members hereby agree to adopt, enforce and comply with requirements and standards that will safeguard regional reliability. Such reliability requirements and standards shall be: (1) adopted and enforced for the purpose of providing reliable service at a reasonable cost within the MAPP Region; (2) not unduly discriminatory in substance or application; (3) applied consistently to all Members; (4) consistent with Good Utility Practice; and (5) not less stringent than NERC standards or guidelines. A requirement or standard may not impose unreasonable or unduly discriminatory costs or burdens on a Member or class of Members.
     6.3 Adoption of Existing Reliability Requirements - All reliability requirements and standards in effect under the MAPP Agreement on the Effective Date shall remain in full force and effect, unless and until such reliability requirements and standards are revised in accordance with the terms of the Restated Agreement. The reliability requirements and standards that shall remain in full force and effect shall be applied in a manner consistent with the terms of this Restated Agreement and shall include, without limitation, those in: the MAPP Engineering Handbook; the MAPP Operating Handbook; the MAPP Design Review Committee Manual; the MAPP System Analysis Standards and Study Guide; the MAPP Operating Requirements; and the NERC Operating Manual. The Regional Reliability Committee shall be responsible for administering the foregoing reliability standards and requirements in accordance with the terms of this Restated Agreement.
     6.4  Obligations of Members
          6.4.1 Reliability - Members shall comply with all applicable MAPP reliability standards and requirements, as well as all applicable NERC reliability standards and guidelines to the extent not incorporated in or superseded by a MAPP reliability standard or requirement.
          6.4.2 End-Use Load - Each End-Use Load Member shall maintain during each month Accredited Capability in an amount equal to or greater than its maximum System Demand for such month plus its Reserve Capacity Obligation, and shall maintain transmission capability adequate for delivery of the Accredited Capability to its End Use Load in accordance with standards and requirements established by the Regional Reliability Committee.
          6.4.3  Assignment of End-Use Load Obligation
          (a) The supplier of All-Requirements Service shall have the End-Use Load Obligation for the End-Use Load supplied by such service. If All-Requirements Service is purchased from another Member and resold by the purchaser for resale, the Member first supplying such All-Requirements Service shall have the End-Use Load Obligation with respect to such service.
          (b) The supplier of Partial Requirements Service shall have the End-Use Load Obligation for the End-Use Load supplied by such service. If Partial Requirements Service is purchased from another Member and resold by the purchaser for resale, the Member first supplying such Partial Requirements Service shall have the End-Use Load Obligation with respect to such service.
          (c) In order for wholesale service provided under contracts entered into after the Effective Date to be deemed All-Requirements Service or Partial Requirements Service for purposes of this Restated Agreement, the service must meet the applicable definition for such service specified in Section 3.5 or Section 3.43 of this Restated Agreement, and the contract must specify that the service is All-Requirements Service or Partial Requirements Services for MAPP purposes, as applicable. If a contract for wholesale service entered into after the Effective Date does not meet the foregoing requirements, the service provided thereunder shall not be deemed All-Requirements or Partial Requirements Service for purposes of this Restated Agreement.
          (d) Unless the parties to a contract for wholesale service in effect on the Effective Date are Participants, such contracts that provide service meeting the definition of All-Requirements Service specified in
Section 3.5 shall be deemed to provide All-Requirements Service for purposes of this Restated Agreement, and such contracts that provide service meeting the definition of Partial Requirements Service specified in
Section 3.43 shall be deemed to provide Partial Requirements Service for purposes of this Restated Agreement. If the parties to a contract for wholesale service in effect on the Effective Date are Participants, the parties shall file a joint specification of the nature of such service with the Executive Committee not later than the 60th day after the Effective Date. If the parties are unable to agree on a joint specification, the purchaser shall have any End-Use Load Obligation associated with such contract.
          (e) In addition to any other End-Use Load Obligation it may have, the purchaser shall have the End-Use Load Obligation with respect to End-Use Load supplied under any wholesale contract not providing either All-Requirements Service or Partial Requirements Service.
          (f)    Notwithstanding any of the foregoing provisions of this
Section 6.4.3, a Member may by written agreement assign any or all of its End-Use Load Obligation to another Member. Any such assignment shall not be effective until the agreement making such assignment shall have been filed with the Secretary of the Executive Committee.
          6.4.4 Operating Reserves - Each Member shall maintain Operating Reserves in accordance with standards and requirements established by the Regional Reliability Committee.
          6.4.5 Interconnected Operations - Members which own or control generation facilities in, or transmission facilities in or contiguous to, the MAPP Region shall operate such facilities on an interconnected basis under normal system conditions. If interconnection of the systems of the Members becomes interrupted, the Members shall cooperate to remove the cause of such interruption and shall restore the interconnection to normal operation as soon as practicable. The Members shall cooperate in keeping the frequency of the interconnected systems of the Members at 60 Hz, in keeping the interchange of power and energy between the systems of the Members as close as is practicable to the scheduled amounts, and in maintaining mutually satisfactory voltage levels. Each Member owning or controlling generation or transmission facilities shall be responsible for the reactive volt-ampere requirements of its system. Reactive volt-amperes may be interchanged between systems from time to time, subject to agreement between the Members involved, if a benefit to one system may be gained thereby without causing undue hardship to another system.
          6.4.6 Accreditation of Generation - Each Member seeking to have a generating unit accredited shall have such unit tested and accredited in accordance with standards and requirements established by the Regional Reliability Committee.
          6.4.7 System Disturbances - The systems of the Members shall normally be maintained and operated to minimize, in accordance with Good Utility Practice, the likelihood of a disturbance originating in the system of one Member causing impairment to the service of the system of any other Member or of any other system with which the systems of the Members are interconnected.
          6.4.8 Interconnection - No Member shall permit a non-Member with End-Use Load in the MAPP Region, or a non-Member that owns or controls generation or transmission facilities in the MAPP Region, to operate its facilities on an interconnected basis with the facilities in the MAPP Region of a Member unless such non-Member has agreed in writing with a Member to abide by all MAPP reliability requirements that would be applicable to such non-Member if it were a Member. The interconnected Member or Members shall be responsible for ensuring that the non-Member abides by such requirements, and shall assume the MAPP reliability requirements associated with the non-Member's End-Use Load or facilities if the non-Member does not comply.
          6.4.9 Information - Members shall comply with all reasonable requests of the MAPP Reliability Council or the Regional Reliability Committee or its subcommittees for information relating to the establishment or modification of, or compliance with, MAPP reliability standards and requirements.
     6.5  MAPP Reliability Council
          6.5.1 Membership - The MAPP Reliability Council shall be composed of one Representative of each Reliability Member. Each Reliability Member shall be assessed and pay a share of the costs allocated or assigned to the MAPP Reliability Council, unless another Reliability Member agrees to pay such costs. Representatives and alternate Representatives for the MAPP Reliability Council shall be designated by written notice to the Secretary of the MAPP Reliability Council. Any Reliability Member other than an End-Use Load Member or a Transmission Owning Member that is not an End-Use Load Member may terminate its participation in the MAPP Reliability Council effective upon written notice to the Secretary of the Executive Committee, but such termination shall not reduce such Reliability Member's Reliability Dues for the Fiscal Year in which such termination occurs. For purposes of voting on the MAPP Reliability Council or service on Committees of the MAPP Reliability Council, a Joint Member of which one or more Designating Entities is an End-Use Load Member shall be considered a Reliability Member that is an End-Use Load Member.
          6.5.2 Reliability Dues - Each Reliability Member shall pay fixed annual Reliability Dues in equal amounts such that the total of such amounts equals 10% of the annual total costs allocated or assigned to the MAPP Reliability Council. Reliability Members shall pay additional Reliability Dues in amounts determined by the following formula:

     RM Dues = (RM's Reliability Megawatts/Reliability Megawatts of all
                    RMs) * NET MRC Costs
          Where:
                 RM  =  Reliability Member
      Net MRC Costs  =  Total costs allocated or assigned to the MAPP
                        Reliability Council (or, for the first year following the Effective Date, the budgeted costs allocated or assigned to the MAPP Reliability Council) net of the fixed annual Reliability Dues collected on an equal basis from all Reliability Members.
          6.5.3  Number of Votes
          (a) For purposes of votes taken by the MAPP Reliability Council, and except as modified by the cap specified below, each Reliability Member shall have the number of votes determined as follows:
              i. One vote for each 25 Reliability Megawatts, or fraction thereof, up to 300 Reliability Megawatts;
             ii. One vote for each 50 Reliability Megawatts, or fraction thereof, from 301 to 600 Reliability Megawatts; and
            iii. One vote for each 100 Reliability Megawatts, or fraction thereof, over 600 Reliability Megawatts.
          (b) The votes of any Reliability Member in excess of twenty percent of the total number of votes determined as specified in Section 6.5.3(a) shall not be counted in any vote or quorum determination.
          6.5.4  Voting Requirements - Except as specified in this Section
6.5.4 and in the last sentence of Section 13.3.1, approval or adoption of any measure by the MAPP Reliability Council shall require two-thirds of the total number of votes cast, such votes to be determined as specified in
Section 6.5.3. Approval or adoption of any measure that will determine the Reserve Capacity Obligation of End-Use Load Members, or the rules for the determination of Accredited Capability for End-Use Load Members, shall instead require two-thirds of the total number of votes cast by the Reliability Members that are End-Use Load Members, such votes to be determined as specified in Section 6.5.3. Approval or adoption of any measure that will materially affect access to or use of transmission facilities in the MAPP Region shall instead require two-thirds of the votes of the Reliability Members that are Transmission Owning Members voting and two-thirds of the votes of the Reliability Members that are Transmission Using Members voting, each Representative of a Transmission Owning or Transmission Using Member having one vote or such votes as determined pursuant to Sections 13.19 and 13.20. The presence in person or by proxy of Representatives able to vote 50% or more of the total number of MAPP Reliability Council votes, or alternatively in cases requiring their consideration 50% of the votes of the Representatives of the Reliability Members that are Transmission Owning Members and of those that are Transmission Using Members, shall constitute a quorum for the conduct of business by the MAPP Reliability Council. Any Reliability Member the Representative of which is unable to attend a meeting of the MAPP Reliability Council may send its alternate Representative to participate and vote in the place of the Representative, or may give its written proxy to another Representative.
          6.5.5 Officers - The Chair and Vice Chair of the Regional Reliability Committee shall serve as Chair and Vice Chair of the MAPP Reliability Council. The Chair shall preside at meetings of the MAPP Reliability Council, and shall have the power to call meetings of the MAPP Reliability Council and to exercise such other powers as are specified in this Restated Agreement. The Vice Chair shall preside at meetings of the MAPP Reliability Council in the absence of the Chair. A designee of the Contractor shall serve as the Secretary of the MAPP Reliability Council.
          6.5.6 Meetings - The MAPP Reliability Council shall hold an Annual Meeting each Fiscal Year, at such time and place as the Chair shall designate. The Chair shall call a meeting of the MAPP Reliability Council within a reasonable time after the Effective Date for the purpose of selecting the initial Representatives for the Regional Reliability Committee. The MAPP Reliability Council shall meet at other times at the call of the Chair. The Chair shall call a meeting of the MAPP Reliability Council upon the request of five or more Reliability Members.
          6.5.7 Nominating Committee - Prior to each Annual Meeting of the MAPP Reliability Council, the Chair of the MAPP Reliability Council shall appoint a Nominating Committee composed of: (a) one Representative or alternate Representative of a Member that is in the uppermost one-fifth of the End-Use Load Members when ranked by Reliability Megawatts; (b) one Representative or alternate Representative of a Member that is in the lowermost one-fifth of the End-Use Load Members when ranked by Reliability Megawatts; (c) one Representative or alternate Representative of Reliability Members which are not End-Use Load Members if there are any such Reliability Members; and (d) three additional Representatives or alternate Representatives selected in a best effort to have the Nominating Committee reflect the diversity of the Reliability Members in terms of size, type of entity, and geographic location; provided, however, that at least two persons on the Nominating Committee shall also be Representatives of Reliability Members which are Transmission Owning Members, and at least two shall also be Representatives of Reliability Members which are Transmission Using Members. The members of the Nominating Committee may not be members of the Regional Reliability Committee. The Nominating Committee shall present to the MAPP Reliability Council at its Annual Meeting a slate of nominees for election to the At-Large Seats on the Regional Reliability Committee as specified in Section 6.6.1, and shall coordinate the selection of Representatives to fill the other seats on the Regional Reliability Committee. The Nominating Committee shall also propose nominees for vacancies on the At-Large Seats on the Regional Reliability Committee as may be necessary. Nominations from the floor of the MAPP Reliability Council in addition to those presented by the Nominating Committee shall be permitted.
          6.5.8 Dispute Resolution - Actions or decisions by the MAPP Reliability Council as to all matters over which it has responsibility under this Restated Agreement shall be subject to review, modification or other action only by the MAPP Reliability Council; provided, however, that assertions by any Member or Regulatory Participant that an action or decision, or failure to act or decide, of the MAPP Reliability Council (i) is based on an error of fact, (ii) is inconsistent with any term, standard, purpose or objective of this Restated Agreement or (iii) is inconsistent with applicable regulatory requirements or other applicable legal standards, shall be resolved in accordance with the dispute resolution provisions of Article 11.
          6.5.9 Responsibilities - The MAPP Reliability Council shall have the following duties:
           (a) Carry out the functions and responsibilities of MAPP as the recognized NERC reliability council for the MAPP Region;
           (b) Elect the Representatives to the Regional Reliability Committee as specified herein;
           (c) Provide such policy or other guidance as it may deem appropriate to the Regional Reliability Committee;
           (d) Hear and resolve appeals from decisions of the Regional Reliability Committee; and
           (e) Carry out, or delegate to the Regional Reliability Committee, such tasks as may be appropriately assigned to the MAPP Reliability Council by the Management or Executive Committees.
     6.6 Regional Reliability Committee - The Regional Reliability Committee shall be responsible, under the supervision and direction of the MAPP Reliability Council, for carrying out the regional reliability functions of MAPP, as set forth in this Article 6. The Regional Reliability Committee may request the Contractor to provide the assistance of the MAPP Center in carrying out these responsibilities.
          6.6.1  Membership
          (a) Representatives to the Regional Reliability Committee shall be elected by the MAPP Reliability Council at its Annual Meeting from among the Representatives and alternate Representatives on the MAPP Reliability Council. The Regional Reliability Committee shall have 12 Representatives, elected as follows:
            i. Unless such seats are filled as specified in subsection 6.6.1(a)ii below, two Representatives shall be Representatives or alternate Representatives of Reliability Members that are End-Use Load Members and that are in the uppermost one-fifth of such Reliability Members when ranked by Reliability Megawatts, and shall be elected by those Reliability Members on the basis of one vote per Reliability Member, such seats on the Regional Reliability Committee being designated the "Large-Member Reliability Seats";
           ii. Each of the two Reliability Members that are the End-Use Load Members with the largest number of votes and that are subject to the voting cap specified in Section 6.5.3(b), if any, shall be entitled to designate its Representative or alternate Representative to the MAPP Reliability Council to fill one of the Large-Member Reliability Seats;
          iii. Two Representatives shall be Representatives or alternate Representatives of Reliability Members that are End-Use Load Members and that are in the lowermost one-fifth of such Reliability Members when ranked by Reliability Megawatts, and shall be elected by those Reliability Members on the basis of one vote per Reliability Member, such seats on the Regional Reliability Committee being designated the "Small-Member Reliability Seats";
           iv. Two Representatives shall be Representatives or alternate Representatives of Reliability Members that are not End-Use Load Members and shall be elected by such Reliability Members on the basis of one vote per Reliability Member, such seats on the Regional
                 Reliability Committee being designated the "Non-End-Use Load Member Reliability Seats"; provided, however, that if there are one or more but less than six Reliability Members that are not End-Use Load Members, there shall be only one Non-End-Use Load Member Reliability Seat, and if there are no Reliability Members that are not End-Use
                 Load Members there shall be no Non-End-Use Load Member Reliability Seat;
             v Six Representatives, or seven if there is only one Non-End-Use Load Member Reliability Seat, or eight if there are no Non-End-Use Load Member Reliability Seats, shall be Representatives or alternate Representatives of any Reliability Member, and shall be elected by all the Reliability Members on the basis of the number of votes specified in Section 6.5.3, such seats on the Regional Reliability Committee being designated as the "At-Large Reliability Seats";
           vi. If there are more than two Reliability Members subject to the voting cap specified in Section 6.5.3(b), each such Reliability Member other than the largest two such Reliability Members shall be entitled to designate its Representative or alternate Representative to the MAPP Reliability Council to fill one of the At-Large Reliability Seats on the Regional Reliability Committee;
          vii. The MAPP Reliability Council shall use its best efforts to elect Representatives to the At-Large Reliability
                 Seats such that the Regional Reliability Committee as a whole will reflect the diversity among the Reliability Members in terms of size, type of entity, and geographic location; and
         viii. At least four of the Regional Reliability Committee Representatives shall be Representatives or alternate Representatives of Reliability Members which are Transmission Owning Members, and at least four of the Regional Reliability Committee Representatives shall be Representatives or alternate Representatives of Reliability Members which are Transmission Using Members.

          (b)    No two or more persons serving on the Regional
Reliability Committee may be employees or agents of the same Member, or of Affiliated Members.
          (c) The Representatives on the MAPP Reliability Council responsible for electing Representatives to the Large-Member Reliability Seats, the Small-Member Reliability Seats, and the Non-End-Use Load Member Reliability Seats on the Regional Reliability Committee, and any Reliability Members entitled to seats on the Regional Reliability Committee by virtue of the voting cap specified in Section 6.b.3(b), shall appoint nominees to fill those seats sufficiently in advance of the Annual Meeting of the MAPP Reliability Council to enable the Nominating Committee of the MAPP Reliability Council to prepare a slate of nominees for the At-Large Seats on the Regional Reliability Committee.
          (d) Representatives elected to the Regional Reliability Committee shall serve for terms of three years; provided, however, that of the Representatives first elected to the Regional Reliability Committee, one each from the Large Reliability Member, Small Reliability Member, and Non-End-Use Load Member Reliability Seats shall serve for terms of two years, two from the At-Large Reliability Seats shall serve for terms of one year, and two from the At-Large Reliability Seats shall serve for terms of two years. The Representatives to serve these shortened terms shall be selected by the Representatives electing them. With the exception of Reliability Members subject to the voting cap specified in Section 6.5.3(b), no Reliability Member may have a Representative on the Regional Reliability Committee for more than two consecutive terms.
          (e) Persons elected as Representatives to the Regional Reliability Committee shall have technical expertise and significant experience relating to electric industry reliability matters.
          6.6.2 Voting Requirements - Each Representative on the Regional Reliability Committee shall have one vote. Except as specified in this
Section 6.6.2 and in the last sentence of Section 13.3.1, any action, determination or recommendation by the Regional Reliability Committee shall require two-thirds of the votes of the Representatives present and voting. Any action, determination or recommendation which will determine the Reserve Capacity Obligation of End-Use Load Members, or the rules for the determination of Accredited Capability for End-Use Load Members, shall instead require two-thirds of the votes of the Representatives of Reliability Members that are End-Use Load Members present and voting. Any action, determination or recommendation materially affecting access to or use of transmission facilities in the MAPP Region shall instead require two-thirds of the votes of the Representatives of each of the Transmission Owning Members and the Transmission Using Members present and voting. A quorum of three-fourths of the Representatives on the Regional Reliability Committee, or alternatively in cases requiring their consideration three-fourth of each of the Representatives of the Transmission Owning Members and the Transmission Using Members, shall be necessary for the Regional Reliability Committee to conduct business.
          6.6.3 Officers - At the first meeting of the Regional Reliability Committee following the Annual Meeting of the MAPP Reliability Council, the Representatives to the Regional Reliability Committee shall choose a Chair and Vice Chair from among the Representatives on the Committee. A designee of the Contractor shall serve as the Secretary of the Regional Reliability Committee. The Chair of the Regional Reliability Committee shall preside at meetings of the Committee, and shall have the power to call meetings of the Committee and to exercise such other powers as are specified in this Restated Agreement or are authorized by the Regional Reliability Committee. The Vice Chair shall preside at meetings of the Regional Reliability Committee in the absence of the Chair, and shall exercise such other powers as are delegated by the Chair.
          6.6.4 Meetings - The Regional Reliability Committee shall meet at such times and places as determined by the Committee, or at the call of the Chair. The Chair shall call a meeting of the Regional Reliability Committee upon the request of three or more members of the Regional Reliability Committee.
          6.6.5  Subcommittees
          (a) The Regional Reliability Committee shall have such subcommittees and ad hoc task forces as from time to time it shall deem appropriate. Each subcommittee shall be composed of eight voting Representatives, including at least one Representative of a Reliability Member which is not an End-Use Load Member, if such there be and such Representative is willing to serve on the Subcommittee. Subcommittee voting Representatives shall be elected by the Regional Reliability Committee, using its best efforts to provide representation on the subcommittee of the subregions within MAPP and the range of interests likely to be affected by the actions of the subcommittee. Subcommittee Representatives shall serve for terms of three years, and may be re-elected. Any person designated by a Reliability Member to serve on a subcommittee and who has technical expertise and significant experience relating to electric industry reliability matters pertinent to the responsibilities of the subcommittee shall be eligible to serve on the subcommittee; provided, however, that a subcommittee of the Regional Reliability Committee may not have two or more Representatives of the same Member, or of Affiliated Members. Each subcommittee shall also have as a non-voting Representative an employee designated by the Contractor.
          (b) The Regional Reliability Committee shall establish or modify the duties and responsibilities of the subcommittees of the Regional Reliability Committee. Each Representative on a subcommittee shall have one vote. Except as specified in the last sentence of Section 13.3.1, decisions and other actions of each subcommittee shall be determined by two-thirds vote of the subcommittee Representatives present and voting, with the presence of six voting Representatives being necessary to establish a quorum; provided, however, that any decision, determination, or other action of any subcommittee shall at the request of any Member or Regulatory Participant be subject to review and modification by the Regional Reliability Committee. Any request for such review or modification must be delivered to the Secretary of the Regional Reliability Committee not later than the fourteenth day after the delivery of the minutes of the subcommittee meeting at which the decision, determination or other action was taken.
          (c)    Without limiting the authority of the Regional
Reliability Committee as set forth in subparagraphs (a) and (b) of this Section, the initial subcommittees to be established by the Regional Reliability Committee, and the initial responsibilities of those subcommittees, shall be as described in Exhibit A of this Restated Agreement. The Regional Reliability Committee shall update and revise Exhibit A as appropriate. The members immediately prior to the Effective Date of the committee established under the MAPP Agreement with responsibilities most similar to that of each subcommittee specified in Exhibit A shall constitute the corresponding subcommittee until the initial Representatives on the subcommittee are elected as specified in this Restated Agreement, all such elections to take place not later than the end of the sixth month following the Effective Date.
          (d) To enable the subcommittees of the Regional Reliability Committee to carry out their tasks, Members shall furnish such studies and data as a subcommittee shall reasonably request, including but not limited to technical studies of system performance, data on current and projected loads, system equipment capabilities, capability margins, spinning reserves, relay settings controlling major facilities, communication facilities, recording facilities and operating procedures.
          6.6.6  Reconsideration and Appeal of Decisions
          (a) The Secretary of the MAPP Reliability Council shall be immediately notified of any action or decision taken by the Regional Reliability Committee, and shall mail or distribute electronically written notice thereof to each Representative to the MAPP Reliability Council and to each Regulatory Participant prior to the end of the seventh day following the meeting of the Regional Reliability Committee at which such action or decision was taken.
          (b) Any Member or Regulatory Participant may request the Regional Reliability Committee to reconsider any action or decision; provided, however, that any request for reconsideration must be delivered to the Secretary of the Regional Reliability Committee not more than fifteen days after mailing or distribution of the notice specified above.
A request for reconsideration shall stay implementation of the action or decision at issue unless the Regional Reliability Committee determines that immediate implementation of the action or decision is necessary to safeguard reliability in the MAPP Region.
          (c)    Actions or decisions of the Regional Reliability
Committee may be appealed to the MAPP Reliability Council by any Member or Regulatory Participant. Any such Members or Regulatory Participant wishing to appeal an action or decision of the Regional Reliability Committee must deliver a written statement of an intent to seek review by the MAPP Reliability Council, along with a summary of the basis for review, to the Secretary of the MAPP Reliability Council not later than twenty-five days after mailing or distribution of the notice specified above; provided, however, that the foregoing period shall be stayed by a request to the Regional Reliability Committee for reconsideration, and shall run anew from the date of the Regional Reliability Committee's action on such reconsideration. A request for reconsideration shall not be a prerequisite to appealing an action or decision of the Regional Reliability Committee to the MAPP Reliability Council.
          6.6.7  Dispute Resolution
          (a) Decisions or other actions of the Regional Reliability Committee shall be subject to review, modification, or other action only by the MAPP Reliability Council, in accordance with the appeal procedures set forth in Section 6.6.6; provided, however, that actions or decisions, or failures to act or decide, of the MAPP Reliability Council shall be subject to the dispute resolution provisions of Article 11 as provided herein; and provided, further, that assertions as to any final decision or other action of the Regional Reliability Committee on the following matters shall be resolved in accordance with the dispute resolution provisions of Article 11 if the Member or Regulatory Participant making such an assertion does not elect to take an appeal to the MAPP Reliability Council:
            i. Assertions that a reliability requirement, rule, guideline, procedure or other standard is unduly discriminatory, imposes undue or unreasonable costs or other burdens on the Member, or is otherwise contrary to the terms of this Restated Agreement;
           ii. Assertions as to compliance or lack of compliance by the Member or another Member with a reliability requirement, rule, guideline, procedure or other standard; and
           (1) Assertions that an approval or accreditation sought by the Member was unreasonably or improperly denied or withheld.
          6.6.8 Responsibilities - The duties of the Regional Reliability Committee include the following and such additional duties as may be assigned to it by the MAPP Reliability Council, all such duties to be carried out in conformity with NERC reliability criteria, standards and guides, and all applicable laws and regulations:
            (a) Establish and revise system design standards for the MAPP Region, and coordinate such standards with other NERC regional reliability councils, to effect optimum reliability and economy of service;
            (b) Establish and revise system operating standards, including but not limited to, criteria and rules relating to protective equipment, switching, voltage control, system control performance, load shedding, emergency and restoration procedures and the operation and maintenance of generation and transmission facilities of the Members necessary to assure the reliable operation of the MAPP Region;
            (c) Establish and revise the Reserve Capacity Obligation of each End-Use Load Member;
            (d) Establish and revise the Total Operating Reserve Obligation, the procedures to be followed by Members in restoring the Total Operating Reserve Obligation in the event of a large generator failure or other comparable contingency, a formula to establish the Operating Reserve Obligation of each Member, and procedures for determining the Operating Reserve that is available on the systems of the Members at all times;
            (e) Approve planned generation and transmission additions and retirements based on conformance with reliability and design standards and requirements;
            (f) Establish procedures for prompt review and approval by the Contractor, if consistent with applicable reliability criteria, of capacity transactions below specified megawatt and duration thresholds established by the Regional Reliability Committee, such procedures to provide that any such approval by the Contractor shall be promptly communicated to the Members;
            (g) Establish procedures for review and approval of, and review and approve, if consistent with applicable reliability criteria, capacity transactions that exceed the megawatt or duration thresholds established under subsection 6.6.8(f);
            (h) Establish and revise rules for the determination of Accredited Capability of the End-Use Load Members;
            (i) Establish and revise standards for testing the capability of all generation within the MAPP Region owned or controlled by Members;
            (j) Conduct periodic overall system reliability studies as required;
            (k) Establish and revise rules, procedures and guidelines governing the operation of control areas in the MAPP Region, and the scheduling of transactions, as may be necessary or appropriate to safeguard reliability;
            (l) Perform annually, for the ensuing ten years or other planning period specified by NERC, an assessment of the adequacy and reliability of facilities to serve the End-Use Load in the MAPP Region and other projected requirements, based on a continuing review of the Members' load and capability forecasts and other relevant information;
            (m) Provide reports to the MAPP Reliability Council assessing the impact of significant disturbances of reliability, or other significant events, within the MAPP Region or any of its subregions, and providing recommendations for appropriate action, if any, in light of such disturbances or events;
            (n) Establish and revise procedures and practices to coordinate the operation of the bulk power production system in the MAPP Region and its development and operation with adjoining systems, pools and regional reliability councils;
            (o) Establish and revise rules relating to the effect of abnormal conditions on System Demand and Reserve Capacity Obligation;
            (p) Select representatives to the NERC Engineering and Operating Committees, and participate in NERC functions as appropriate;
            (q) Recommend to the Executive Committee planning and operating functions which should be assigned to the Contractor to improve reliability and economy and to facilitate preparation of budget recommendations;
            (r) Review and coordinate planned generation and transmission maintenance, to assure at all times satisfying the Total Operating Reserve Obligation;
            (s) Coordinate the periods and methods of reporting scheduled and actual power and energy flows;
            (t) Establish and revise procedures and practices sufficient to ensure that the reliability standards, practices and procedures adopted by the Regional Reliability Committee are implemented in a manner consistent with all laws and regulations for the protection of the environment applicable to any affected Member;
            (u) Cause studies to be made as necessary for administration of the aforesaid duties;
            (v)  Coordinate with the Regional Transmission Committee on all matters relating to transmission reliability;
            (w)  Establish and revise the Generation Reserve-Sharing Pool
                 Schedules, including methods, standards and procedures for the determination of costs associated with transactions thereunder, and methods and procedures for accounting and billing thereunder;
            (x) Keep abreast of current environmental laws, regulations, and natural resource issues that may impact reliability in the MAPP Region;
            (y) Provide information to decision-making agencies concerning the actual or potential impact on regional reliability of proposed laws and regulations;
            (z) Foster information exchange between Members on environmental factors, compliance issues, and resource programs that may impact reliability within the MAPP Region;
           (aa) With the assistance of the Contractor, develop a budget for submission to the Executive Committee;
           (ab) Establish the reliability objectives and results to be accomplished by the MAPP procedures for transmission line loading relief, consistent with other applicable procedures for maintaining system reliability; and
           (ac) Undertake such other tasks or activities as may be necessary or appropriate to maintain the reliability of the integrated facilities of the Members in the MAPP Region.
     6.7 Participation in North-American Electric Reliability Council - MAPP shall continue to participate as one of the member regional councils of NERC. MAPP shall reimburse the reasonable out-of-pocket expenses incurred in connection with representing MAPP at NERC functions of persons appointed by MAPP to the NERC Board of Trustees, and of other MAPP Representatives appointed to the NERC committees and working groups.

                                 ARTICLE 7

                      GENERATION RESERVE-SHARING POOL

     7.1 Objective - A Generation Reserve-Sharing Pool shall be established for Members obligated to maintain generation reserves pursuant to the Reserve Capacity Obligation established under this Restated Agreement, in order to share and thereby reduce the cost of maintaining such reserves, with the goal of serving End-Use Load in the MAPP Region at the lowest reasonable cost.
     7.2 Membership - Each Member with a Reserve Capacity Obligation shall be a member of the Generation Reserve-Sharing Pool (such pool being referred to in this Article 7 as the "Pool") and shall satisfy the obligations imposed on Pool Participants by this Restated Agreement.
     7.3  Obligations of Members of the Pool
          7.3.1 Emergency Energy - A Pool Participant, upon request by other Pool Participants, shall supply emergency energy up to the full amount of its Available Accredited Capacity available to supply emergency service under standards and requirements established by the Regional Reliability Committee, provided that the request for emergency service conforms with the provisions of Service Schedule C.
          7.3.2 Scheduled Outage Energy - A Pool Participant, upon request by other Pool Participants, shall supply scheduled outage energy up to the full amount of its Available Accredited Capacity not required to maintain its Operating Reserve Obligation and otherwise available to supply scheduled outage energy under standards and requirements established by the Regional Reliability Committee. Scheduled outage energy service shall conform with the provisions of Service Schedule C1.
          7.3.3 Operating Reserves - A Pool Participant, upon request by other Pool Participants, shall supply Operating Reserves up to the full amount of its Available Accredited Capacity not required to maintain its Operating Reserve Obligation and otherwise available to supply Operating Reserves under standards and requirements established by the Regional Reliability Committee. Operating reserves service shall conform with the provisions of Service Schedule D.
          7.3.4 Reserve Capacity Deficiency - A Pool Participant shall be deemed to have requested capacity to meet a planning reserve capacity deficiency from all other Pool Participants for any MAPP season in which such Pool Participant is found to be deficient in meeting the Reserve Capacity Obligation portion of its Accredited Capability obligation under
Section 6.4.2. A Pool Participant, upon request by other Pool Participants, shall supply generating capacity from Accredited Capability to the extent such capacity is available to supply the Pool Participant's planning reserve deficiency, under standards and requirements established by the Regional Reliability Committee. The provision of planning reserve capacity shall conform with the provisions of Service Schedule B.
          7.3.5  Service Schedules - The initial Generation
Reserve-Sharing Pool Schedules for Reserve Capacity Deficiency Service, Emergency Energy Interchange Service, Scheduled Outage Energy Interchange Service and Operating Reserve Service, which Service Schedules are available for use for purchases for resale and not for consumption by the purchaser, are set forth in Exhibit B. Transmission service for use of such Service Schedules shall be arranged pursuant to the provisions of Service Schedule F - Transmission Service for Coordination Transactions, attached hereto as Exhibit C, if applicable, or in accordance with and subject to any tariff or tariffs for the MAPP Region or any subregion thereof adopted by the Regional Transmission Committee under Section 8.8.8(g), or otherwise in accordance with the provisions of a transmission provider's applicable tariff or tariffs.

                                 ARTICLE 8

                           REGIONAL TRANSMISSION


     8.1 Objectives - The Members desire to provide for the comparable and efficient provision of transmission service within and contiguous to the MAPP Region on a consistent basis, to realize and further the benefits of coordinated regional transmission planning, and to resolve disputes over the provision of transmission services. To achieve these objectives in conformance with FERC policies in connection with such groups, this Article 8 establishes a regional transmission group as part of MAPP to obtain the deference afforded to such groups by FERC. The Regional Transmission Committee shall administer and implement this Article 8 to achieve a vigorously competitive wholesale market for power and energy within the MAPP Region.
     8.2 Standards - All Members shall be entitled to receive comparable, not unduly discriminatory transmission service over the transmission facilities of Members. Owners of transmission facilities, whether or not identified as Transmission Owning Members, shall be entitled to recover all of their prudently incurred costs of providing transmission service. A Member's rates and terms and conditions for transmission service over its transmission facilities shall be just and reasonable, and not unduly discriminatory or preferential.
     8.3  Obligation to Provide Transmission Service
          8.3.1  Members Generally
          (a) Each Member owning transmission facilities, or controlling access to or the use of transmission facilities by third parties, shall upon request provide transmission service comparable to its own use of such facilities to a Member. Transmission service shall be provided in accordance with and subject to the provisions of Service Schedule F - Transmission Service for Coordination Transactions, attached hereto as Exhibit C, if applicable, and otherwise in accordance with and subject to the Transmission Provider's own tariff or tariffs for transmission service or its agreements providing such service, or in accordance with and subject to the terms of another Member's or group of Members' tariff or tariffs applicable to such facilities. Transmission service shall instead be provided to Members in accordance with and subject to any applicable tariff or tariffs for transmission service for the MAPP Region or any subregion thereof at such time as such tariff or tariffs are established or approved by the Regional Transmission Committee.
          (b) Transmission service shall include all forms of interconnection, transmission, and ancillary service available under Sections 210, 211 and 212 of the FPA as in effect on the Effective Date, and shall be provided over existing facilities, modifications to existing facilities, interconnections, and enlargements of transmission capacity where necessary to provide such service; provided, however, that notwithstanding any other provision of this Restated Agreement, a Member shall have no obligation under this Restated Agreement to provide any form of transmission service or interconnection of a type not available pursuant to an order requiring such service under Sections 210, 211 or 212 of the FPA as in effect on the Effective Date, or to any entity not eligible to obtain an order requiring such service under Sections 210, 211 or 212 of the FPA as in effect on the Effective Date; and provided, further, that Members shall have no obligation to build or modify transmission facilities in order to provide service under Service Schedule F - Transmission Service for Coordination Transactions. Nothing in this Restated Agreement shall be construed as prohibiting any Member from providing voluntarily or pursuant to a state statute or lawful decision of a regulatory agency or court any other type of transmission service to any entity.
          (c) Each Member's tariffs for transmission service shall provide flexible point-to-point service and network service and shall conform to the minimum standards for transmission service established by FERC; provided, however, that in order to establish terms, conditions and rates for transmission service throughout the MAPP Region, the Regional Transmission Committee may establish and modify from time to time, subject to applicable regulatory standards or approvals, the requirements for flexible point-to-point service and network service provided by Members.
          8.3.2 Filing of Tariffs - Each Member owning transmission facilities, or controlling access to or the use of transmission facilities by third parties, shall file a tariff or tariffs, or a joint tariff or tariffs with another Member, with MAPP that comply with the requirements of this Restated Agreement. The filing shall be made within the later of (i) 90 days of the Effective Date, or (ii) 60 days of first owning transmission facilities, or of first obtaining control over access to or the use of transmission facilities by third parties, and shall set forth the specific rates, terms and conditions of service in conformity with Section 8.3.1 applicable to such facilities. A Member with a right to resell transmission service purchased under another Member's tariff need not file its own tariff with MAPP for such purpose, but shall be bound by the provisions of the other Member's tariff concerning resale of transmission service and in all events, the rate charged for such resold service shall be capped at the originally selling Member's maximum price for the transmission service. Any Transmission Using Member owning transmission facilities, or controlling access to or the use of transmission facilities by third parties, and that is not a "public utility" as defined in Section 201(e) of the FPA, and that determines that it is unlikely to receive a transmission request, shall advise the Regional Transmission Committee in writing that it does not intend to submit a tariff. Notice of such advice shall be given to the Members. Upon the request of any Member, the Regional Transmission Committee shall determine whether a tariff shall be filed. If a Member does not file a tariff at that time, it shall file a tariff not later than the 60th day from the date the Member first receives a request for transmission service from another Member.
          8.3.3 Review of Tariffs - The Regional Transmission Committee shall review the tariffs filed with it pursuant to the provisions of
Section 8.3.2 for compliance with the requirements of Section 8.3.1, and shall require any Member whose tariff does not comply with such provisions to revise the tariff accordingly. The Regional Transmission Committee may delegate all or part of such review to the Contractor as the Committee shall deem appropriate. Upon completion of review of a tariff by the Regional Transmission Committee and the filing with it of any revisions required by it, if the Member filing such tariff is a "public utility" within the meaning of Section 201(e) of the FPA the Regional Transmission Committee shall issue a letter to the Member confirming that the tariff has been filed with and approved by the Regional Transmission Committee. In connection with any review of such tariff by FERC, the Member shall submit to FERC the foregoing letter, shall request FERC to defer to the determination of MAPP that the tariff is acceptable, and shall request FERC to accept the tariff for filing without hearing or modification. Unless FERC subsequently denies, suspends or modifies the tariff, the tariff as approved by the Regional Transmission Committee shall remain in effect until superseded or modified by a later tariff filed in accordance with the provisions of this Restated Agreement.
          8.3.4 Canadian Transmission Suppliers - Each Canadian Transmission Supplier agrees to provide interconnection, transmission or ancillary service under this Restated Agreement on a basis comparable to a Member subject to Sections 210, 211 or 212 of the FPA as in effect on the Effective Date to the maximum extent permitted by Canadian Laws. For purposes of this Restated Agreement, any Member formed under the laws of Canada or any province thereof shall be considered an entity eligible to obtain an order requiring interconnection, transmission or ancillary service under Sections 210, 211 or 212 of the FPA as in effect on the Effective Date to the same extent as if it were an entity formed under the laws of the United States or any state thereof. If and as necessary, each Canadian Transmission Supplier will apply to the appropriate Canadian Regulatory Authority for any approvals required to provide the interconnection, transmission or ancillary service specified herein, and will diligently prosecute such application. To the extent that Canadian Laws do not allow, or the appropriate Canadian Regulatory Authority does not permit, a Canadian Transmission Supplier to provide interconnection, transmission or ancillary service on a basis comparable to a Member subject to Sections 210, 211 or 212 of the FPA, then a Transmission Supplier shall only be required, in responding to a request from such Canadian Transmission Supplier for interconnection, transmission, or ancillary service, to provide service to the Canadian Transmission Supplier on a basis comparable to the service which the Canadian Transmission Supplier is then allowed or authorized to provide to any Member requesting service.
     8.4 Requests for Transmission Service - Each Transmission Requester desiring transmission service from a Transmission Provider shall comply with the provisions of Service Schedule F - Transmission Service for Coordination Transactions, attached hereto as Exhibit C, or of the Transmission Provider's tariff or tariffs filed pursuant to Section 8.3.2, or of any applicable regional or subregional tariff or tariffs as may be established or approved by the Regional Transmission Committee. A request for transmission service of a type not provided by Service Schedule F - Transmission Service for Coordination Transactions, or by a Transmission Provider's tariff, or by any applicable regional or subregional tariff or tariffs as may be established or approved by the Regional Transmission Committee, shall be made in writing in accordance with requirements established by the Regional Transmission Committee or, where such requirements have not been established, in accordance with FERC's then-applicable policies regarding such requests. A request for transmission service made in accordance with this Section shall be deemed to be a "good faith request" for service within the meaning of Section 213 of the FPA.
     8.5 Response to a Request for Service - The Transmission Provider shall respond to a request for transmission service from a Transmission Requester in accordance with, as applicable, the provisions of Service Schedule F, the Transmission Provider's tariffs filed pursuant to Section 8.3.2, any regional or subregional tariff established or approved by the Regional Transmission Committee, or by an agreement to provide the requested transmission service. A response to a request for transmission service of a type not provided for by Service Schedule F, the Transmission Provider's tariffs, or any applicable regional or subregional tariff established or approved by the Regional Transmission Committee, shall be made in accordance with requirements established by the Regional Transmission Committee or, where such requirements have not been established, in accordance with FERC's then-applicable policies regarding such responses.
     8.6  Transmission Planning
          8.6.1  Member Plans - Each Member which is a Transmitting
Utility shall prepare and maintain a plan for its transmission facilities. Such plans shall conform to applicable reliability standards and requirements established by the Regional Reliability Committee, and to applicable methods and assessment practices and other transmission planning standards and requirements established by the Regional Transmission Committee. Such plans shall take into account:
            (a) The Member's current and anticipated requirements for transmission to provide All-Requirements and Partial Requirements Service and service to its End-Use Loads;
            (b) The current and anticipated requirements for transmission to provide network transmission service to those entities for which the Member provides such service;
            (c) The Member's other contractual and tariff obligations to provide firm transmission service;
            (d) Any other contractual obligations of the Member affecting the use of its transmission facilities;
            (e) Any requirements for future transmission service of a Member or non-Member communicated to the Member under procedures, standards and requirements established by the Regional Transmission Committee;
            (f) Facilities for which a commitment has been made as of the Effective Date;
            (g) The coordination of the Member's transmission plan with the transmission plans of neighboring systems, and in particular any coordination parameters or requirements identified by the relevant subregional working groups used by the Regional Transmission Committee; and
            (h) The obligation of the Member under FERC requirements, this Restated Agreement, and applicable standards and requirements established by the Regional Transmission Committee to provide transmission service to other entities on a basis comparable to its own use of its transmission facilities.
          8.6.2 Availability of Plans and Information - The Members' transmission plans, along with the information on which the plans are based, shall be made available to the Regional Transmission Committee on a regular basis as established by the Regional Transmission Committee. Each Member shall make available to any other Member upon request its transmission plan, together with sufficient information to enable the requesting Member to perform planning analyses on the same basis as the Member providing the information.
          8.6.3 Planning Standards - The Regional Transmission Committee shall establish procedures, standards and requirements for:
            (a) The communication to a Member by Members and non-Members of their bona fide requirements for transmission service;
            (b) The utilization of subregional working groups for the coordination of Members transmission plans and the resolution of subregional transmission planning issues on an informal, collaborative basis, which working groups shall be open to any interested Member and any actual or potential user of the relevant transmission facilities, and shall maintain such records as shall be required by the Regional Transmission Committee;
            (c) The incorporation of asserted bona fide requirements for transmission service into Member, subregional, and regional transmission plans; and
            (d) The development of integrated transmission plans by the subregional working groups, and the integration of the subregional plans into a transmission plan for the MAPP Region.
          8.6.4 The Regional Plan - Not less often than biennially the Regional Transmission Committee shall develop and approve a coordinated transmission plan, including alternatives, for the ensuing 10 years, or other planning period specified by NERC, for all transmission facilities in the MAPP Region at a capacity of 115 kV or greater (the "Plan"). The Plan shall integrate the transmission plans developed by individual Members and by subregional working groups, for the purpose of enabling the transmission needs in the MAPP Region of Member and non-Members to be met on a consistent, reliable, environmentally acceptable and economic basis. The Plan shall avoid unnecessary duplication of facilities or the imposition of unreasonable costs on any Member, shall take into account the legal and contractual rights and obligations of all Members, may provide alternative means for meeting transmission needs in the MAPP Region, and shall differentiate proposed transmission projects from projects for which a definite commitment of resources has been made. The Plan shall be consistent with applicable standards and requirements established by the Regional Reliability Committee. The Regional Transmission Committee shall develop policies and procedures for updating or modifying the Plan between biennial planning cycles as may be appropriate. Any Member, Regulatory Participant, or interested non-Member may attend any meeting of the Regional Transmission Committee or any of its subcommittees dealing with the Plan. At the request of any Member or Regulatory Participant any non-Member may participate in, but not vote at, any such meeting.
          8.6.5 Reliability Catalogue - Prior to the development of the first Plan each Member may file with the Regional Transmission Committee a catalogue describing its reliability and operating standards and requirements in effect on the Effective Date for its facilities for the transmission of electric power at 115 kV or greater. A Member may require that any facilities proposed to be added to its system comply with such standards and requirements and that such standards and requirements be adhered to in connection with the use of such facilities, provided that such standards and requirements are not in conflict with MAPP reliability standards and requirements or standards and requirements established by the Regional Transmission Committee, and are not unduly discriminatory.
          8.6.6 Support of the Plan - Subject to the right of Members to invoke the appeal or dispute resolution procedures specified in this Restated Agreement, and subject to the compensation requirements and obligations of Section 8.7 of this Restated Agreement, each Member shall support the Plan before any regulatory or other governmental agency or authority having jurisdiction over matters affecting the implementation of the Plan, and shall use its best efforts to implement the Plan. Notwithstanding the foregoing obligation of each Member to support the Plan and to use its best efforts to implement the Plan, any Member that is required by the Plan to construct or upgrade facilities and that opposed the inclusion of such facilities in the Plan shall have the right to present, at any time, its position regarding the construction or upgrading of such facilities to any regulatory or other governmental agency having jurisdiction over matters pertaining to the Member's compliance with the Plan.
     8.7  Construction and Ownership of Transmission Facilities
          8.7.1 Obligation to Build - Subject to the provisions of this Restated Agreement, to the requirements of applicable law, government regulations or approvals, to the availability of required financing, and to the right to recover, pursuant to appropriate financial and credit arrangements and tariffs or contracts, all reasonably incurred costs plus a reasonable return on investment, Members designated as the appropriate entities to construct and own transmission facilities specified in the Plan shall construct and own such facilities or enter into appropriate contracts to fulfill such obligations. A Member shall not be designated as the appropriate Member, or one of the appropriate Members, to construct and own transmission facilities unless the facilities are contiguous with or an upgrade of the Member's existing transmission facilities, or the Member has agreed to such designation. A Member or Members designated as the appropriate Member or Members to construct and own or upgrade transmission facilities shall be entitled to recover all reasonably incurred costs plus a reasonable return on investment in connection with construction, ownership, or upgrading of such facilities, under requirements established by the Regional Transmission Committee and consistent with FERC standards or Canadian Law as applicable. In the absence of agreement among the affected parties, and with due regard for applicable comparability requirements, the Regional Transmission Committee may require the Transmission Requester, the constructing and owning or upgrading Member or Members, and any Member owning or having the right to control the use of transmission facilities contiguous to the facilities being constructed or upgraded, to pay, either directly or through an appropriate transmission rate, an appropriate share of the costs of such facilities. Subject to applicable comparability requirements, the Regional Transmission Committee shall apportion such costs primarily to those entities for whose needs the facilities are being constructed or upgraded, but shall also recognize the incidental benefits other entities will receive from the new facilities, taking into account whether such other entities would expend funds to achieve such incidental benefits. Any Member that is required to pay all or substantially all of the costs of constructing a new transmission facility shall have the right to own or receive Rights Equivalent to Ownership in the facility. Any Member contributing directly to the incremental cost of upgrading existing facilities shall have the proportionate right to receive Rights Equivalent to Ownership in the incremental upgrade. Ownership or Rights Equivalent to Ownership of a transmission facility shall be subject to such reasonable requirements as to the design, operation, control or maintenance of the facility as may be imposed by a Member owning connected facilities or operating the control area in which the new facility is located.
          8.7.2 U.S. and Canadian Members - No Member that is an entity existing under the laws of the United States or any state thereof shall be designated as the appropriate Member to construct transmission facilities located in Canada, and no Member that is an entity existing under the laws of Canada or any Province thereof shall be designated as the appropriate Member to construct transmission facilities located in the United States.
     8.8 Regional Transmission Committee - The Regional Transmission Committee shall be responsible for the regional transmission functions of MAPP.
          8.8.1 Membership - The Regional Transmission Committee shall be composed of one Representative of each Member. Each Member shall designate a Representative and an alternate Representative for the Regional Transmission Committee by written notice to the Secretary of the Executive Committee. Members shall appoint as their Representatives on the Regional Transmission Committee persons with technical expertise and significant experience relating to electric transmission matters.
          8.8.2 Dues - Each Member shall pay fixed annual dues for the Regional Transmission Committee in an amount established by the Executive Committee, which amount shall be $2,500 for the first fiscal year of MAPP following the Effective Date. The Regional Transmission Committee shall determine a reasonable and appropriate method for recovering the costs allocated or assigned to it, net of the foregoing fixed annual dues, from charges for transmission service provided under Service Schedule F - Transmission Service for Coordination Transactions, or by such other means as may be necessary or appropriate.
          8.8.3 Voting Requirements - Except as specified in the last sentence of Section 13.3.1, and subject to the provisions of Sections 13.19 and 13.20, the action of two-thirds of the Representatives of the Transmission Owning Members present and voting and of two-thirds of the Representatives of the Transmission Using Members present and voting shall be the action of the Regional Transmission Committee. A quorum of two-thirds of the Representatives to the Regional Transmission Committee present in person or by proxy shall be necessary for the Regional Transmission Committee to conduct business. Upon the written demand of any Member, the Regional Transmission Committee shall vote on any matter ready for decision at its next meeting, provided that the Chair of the Committee received such demand thirty or more days prior to such meeting. A failure to act by reason of the voting or quorum requirements specified herein shall constitute an action or decision of the Regional Transmission Committee for purposes of the applicable dispute resolution procedures specified herein.
          8.8.4 Officers - The members of the Regional Transmission Committee shall choose a Chair and Vice Chair from among the Representatives of the Transmission Owning Members and the Transmission Using Members by a majority of the votes of the Representatives of both groups present and voting, each Representative having one vote, subject to the following requirements. The initial Chair shall be a Representative of a Transmission Owning Member, and the initial Vice Chair shall be a Representative of a Transmission Using Member, and each shall serve for a term of two years. Upon the expiration of the term of office of the Chair, the Vice Chair shall become the Chair for a term of two years, and the Regional Transmission Committee shall choose a new Vice Chair, who shall be a Representative of a Transmission Owning Member if the new Chair is a Representative of a Transmission Using Member, and vice versa. If during the term of office of the Chair or the Vice Chair the status of the Member of which either is a Representative changes from Transmission Using Member to Transmission Owning Member or vice versa, the office held by the Representative whose Member changed status shall become vacant, and a new election held to fill the unexpired term of that office in accordance with the diversity requirements specified in this Section 8.8.4. The Chair of the Regional Transmission Committee shall preside at meetings of the Committee, and shall have the power to call meetings of the Committee and to exercise such other powers as are specified in this Restated Agreement or are authorized by the Regional Transmission Committee. The Vice Chair of the Regional Transmission Committee shall preside at meetings of the Regional Transmission Committee in the absence of the Chair of the Committee, and shall exercise such other powers as are delegated by the Chair. A designee of the Contractor shall serve as the Secretary of the Regional Transmission Committee.
          8.8.5 Meetings - The Regional Transmission Committee shall meet not less often than once each calendar year, and shall meet at such other times and places as determined by the Committee, or at the call of the Chair. The Chair shall call a meeting of the Regional Transmission Committee upon the request of five or more members of the Committee. Any Member whose Representative is unable to attend a meeting of the Regional Transmission Committee may designate an alternate Representative to participate and vote in the place of the Representative, or may give its written proxy to another Member.
          8.8.6  Subcommittees
          (a) The Regional Transmission Committee shall have such subcommittees and ad hoc task forces as from time to time it shall deem appropriate. Each subcommittee shall have an equal number of Representatives of Transmission Owning Members and Transmission Using Members, who shall be elected by the Transmission Owning and Transmission Using Member Representatives on the Regional Transmission Committee respectively, each using its best efforts to select subcommittee members that are representative of the range of interests likely to be affected by the subcommittee. Any person designated by a Transmission Owning or a Transmission Using Member who has technical expertise and significant experience relating to electric transmission matters shall be eligible to serve on any subcommittee of the Regional Transmission Committee; provided, however, that a subcommittee of the Regional Transmission Committee may not have two or more Representatives designated by the same Member or by Affiliated Members.
          (b) The Regional Transmission Committee shall establish the size, duties and responsibilities of its subcommittees, consistent with the requirements set forth herein. Except as specified in the last sentence of
Section 13.3.1, actions or decisions by a subcommittee of the Regional Transmission Committee shall require the affirmative votes of two-thirds of the Representatives of the Transmission Owning Members present and voting and two-thirds of the Representatives of the Transmission Using Members present and voting, each Representative having one vote. A quorum of two-thirds of the Representatives to the subcommittee shall be necessary for the subcommittee to conduct business. Upon the written demand of any Member, a subcommittee shall vote on any matter ready for decision at its next meeting, provided that the Chair of the subcommittee received such demand thirty or more days prior to such meeting. A failure to act by reason of the voting or quorum requirements specified herein shall constitute an action or decision of the subcommittee for purposes of review by the Regional Transmission Committee or the dispute resolution procedures specified herein.
          (c) Any action or decision of any subcommittee of the Regional Transmission Committee shall at the request of any Member or Regulatory Participant be subject to review and modification by the Regional Transmission Committee. Any request for such review or modification must be delivered to the Secretary of the Regional Transmission Committee not later than the fourteenth day after the delivery of the minutes of the subcommittee meeting at which the decision, determination or other action was taken. The Regional Transmission Committee shall act on any request to review or modify any action or decision of any of its subcommittees at its next meeting if such request was received by the Secretary of the Committee thirty or more days prior to such meeting; provided, however, that the Regional Transmission Committee may establish a subcommittee for the purpose of making recommendations to the Regional Transmission Committee on requests for review or modification of subcommittee actions or decisions, and may establish such procedures relating to such subcommittee as it shall deem appropriate. A failure to act on a request for review or modification by reason of the voting or quorum requirements set forth in Section 8.8.3 shall be deemed interim approval of the decision, determination or action of the subcommittee for purposes of implementation of the decision and the applicable dispute resolution procedures specified herein.
          (d) Without limiting the authority of the Regional Transmission Committee as set forth in subparagraphs (a) and (b) of this Section, the initial subcommittees to be established by the Regional Transmission Committee, and the initial responsibilities of those subcommittees, shall be as described in Exhibit D of this Restated Agreement. The Regional Transmission Committee shall update and revise Exhibit D as appropriate.
          8.8.7  Dispute Resolution
          (a) A decision or other action, or failure to decide or act, of a subcommittee of the Regional Transmission Committee shall be subject to review, modification, or other action only by the Regional Transmission Committee, in accordance with the appeal procedures set forth in Section 8.8.6; provided, however, that assertions as to any final decision or other action, or failure to act or decide, of a subcommittee of the Regional Transmission Committee on the following matters shall be resolved in accordance with the dispute resolution provisions of Article 11 if the Member or Regulatory Participant making such an assertion does not elect to take an appeal to the Regional Transmission Committee:
            i. Assertions that a transmission tariff, schedule, or plan or any portion of the foregoing is unduly discriminatory as applied to the Member, or imposes undue or unreasonable costs or other burdens on the Member, or is otherwise contrary to the terms of this Restated
                 Agreement or applicable requirements of state or federal law; or
           ii. Assertions as to compliance or lack of compliance by the Member or another Member with a transmission tariff, schedule or plan.
          (b) Actions or decisions by the Regional Transmission Committee as to all matters over which it has responsibility under this Restated Agreement shall be subject to review, modification or other action only by the Regional Transmission Committee; provided, however, that assertions by any Member or Regulatory Participant that any final action or decision, or failure to act or decide, of the Regional Transmission Committee (i) is based on an error of fact, (ii) is inconsistent with any term, standard, purpose or objective of this Restated Agreement, or (iii) is inconsistent with applicable regulatory requirements or other applicable legal standards, shall be resolved in accordance with the dispute resolution provisions of Article 11.
          (c) Assertions that any Member has not provided transmission service in accordance with the provisions of this Restated Agreement, including any rate, tariff, minimum requirement for transmission service, or obligation to construct transmission facilities established hereunder, shall be decided in the first instance by the Regional Transmission Committee subcommittee assigned responsibility for resolving such assertions, and shall thereafter be resolved in accordance with the dispute resolution provisions of Article 11.
          (d) Disputes as to the billing and collection of payments for transmission service shall be resolved in accordance with the dispute resolution provisions of Article 11.
          8.8.8  Responsibilities - The duties of the Regional
Transmission Committee include but are not limited to the following:
           (a)   Consistent with the provisions of this Restated
                 Agreement, establish the rates, terms and conditions for transmission service for coordination transactions under Service Schedule F - Transmission Service for
                 Coordination Transactions;
           (b) Consistent with minimum standards for transmission tariffs established by FERC and applicable regulatory approvals, establish and from time to time modify as appropriate consistent terms, conditions and rate methodologies for the provision of flexible point-to-point and network service throughout the MAPP Region, and review and approve or establish such other rates, terms and conditions for transmission service as are consistent with this Restated Agreement and necessary or appropriate to ensure that transmission service is available to all Members on a comparable basis in the MAPP Region;
           (c) Establish standards, policies, procedures and requirements as appropriate to implement this Article 8;
           (d) Assure conformity of the standards, policies, procedures and requirements implementing this Article 8 with applicable standards and requirements established by the MAPP Reliability Council and the Regional Reliability Committee;
           (e) Implement and modify as appropriate MAPP procedures for transmission line loading relief, including generation redispatch, and other appropriate procedures for curtailments of transmission service ("MAPP Line Loading Relief Procedures"), and establish and implement provisions for compensation for transmission losses, as may be appropriate to ensure the safe, reliable, and not unduly discriminatory operation of transmission facilities in the MAPP Region;
           (f) Establish standards, policies, procedures and requirements as appropriate to deal equitably with uncompensated adverse effects on any Member resulting from unscheduled power flows, loop flows, or other consequences of any long-term use of transmission facilities within the MAPP Region;
           (g)   In addition to the tariff specified in Service Schedule F
                 - Transmission Service for Coordination Transactions, endeavor to establish, and if possible establish, tariffs for the MAPP Region or subregions thereof for transmission service, such tariffs to be utilized as applicable by the Members in place of the transmission tariffs of individual Members implemented pursuant to
                 Section 8.3 of this Restated Agreement;
           (h) In cases of disagreement among the affected Members, determine whether two or more Members should provide transmission services pursuant to a joint tariff, instead of individual tariffs implemented pursuant to Section
                 8.3.1 of this Restated Agreement, such determination to be based on applicable comparability and other standards for transmission service and the integrated nature of such Members' transmission facilities; provided, however, that engaging in coordinated transmission planning shall not of itself require the provision of transmission service pursuant to a joint tariff;
           (i) Develop and implement an appropriate electronic information network for the posting of such information relating to the availability and provision of transmission service within the MAPP Region as may be appropriate;
           (j) Resolve disputes as to compliance with the requirements of this Article 8 or the application or interpretation of standards, policies, procedures and requirements implemented by the Regional Transmission Committee;
           (k) Establish and revise procedures and practices to coordinate the operation of the MAPP transmission system and its development and operation with adjoining systems, pools and regional transmission groups;
           (l)   Develop the biennial Plan required by Section 8.6.4;
           (m) Collect and analyze operating data pertinent to the interconnected operation of the systems of the Members and arrange for conducting such transmission network studies as may be necessary in the performance of its duties hereunder;
           (n) Develop procedures to compensate Members for reactive power and voltage control services which support coordination transactions;
           (o) With the assistance of the Contractor, develop a budget for submission to the Executive Committee; and
           (p) Carry out such tasks as may be appropriately assigned to the Regional Transmission Committee by the Management or Executive Committees.

                                 ARTICLE 9

                          POWER AND ENERGY MARKET


     9.1 Establishment of Market - The Contractor shall establish and operate a wholesale market for the voluntary purchase and sale of electricity at market-based rates (hereafter the "Power and Energy Market"). A facility which is a qualifying small power production facility or a qualifying cogeneration facility, as those terms are defined in FPA Sections 3(17)(A), 3(17)(C), 3(18)(A) and 3(18)(B), and which meets the requirements set forth in 18 C.F.R. Sections 292.203-292.209, whether or not a Member, shall be allowed to participate in the Power and Energy Market only upon waiving its rights under the Public Utility Regulatory Policies Act of 1978 to require purchases at avoided cost for purposes of transactions in the Power and Energy Market.
     9.2  Participation
          9.2.1 Non-Members - An entity which is not a Member may participate in the Power and Energy Market and become a Market Participant provided that it:
           (a) Agrees to be bound by the terms of any Power and Energy Market Service Schedules applicable to transactions it conducts through the Power and Energy Market;
           (b) Agrees to be bound by all the dispute resolution provisions of Section 9.4.6 below;
           (c) Agrees to conduct and conducts operations relating to the Power and Energy market in accordance with applicable reliability standards established by the Regional Reliability Committee; and
           (d) Agrees to pay and pays to the Contractor all applicable dues and fixed and transaction fees, including its portion of MAPP Center costs and any other administrative and general costs of MAPP which are applicable to the Power and Energy Market.
          9.2.2 Suspension or Termination - The Power and Energy Market Committee ("Market Committee") may suspend or terminate the participation in the Power and Energy Market of any Market Participant that does not comply with relevant provisions of this Restated Agreement or the standards and requirements for the Power and Energy Market established by the Power and Energy Market Committee.
     9.3 Transaction Fees and Service Schedules - The creation, operation and maintenance of the Power and Energy Market shall be funded from dues and fees for participating in or effecting transactions through the Power and Energy Market. All monies lent or advanced to establish the Power and Energy Market shall be repaid through such dues and fees. Each Market Participant shall pay fixed annual dues in an amount established by the Executive Committee, which amount shall be $1,000 for the first fiscal year of MAPP. The Market Committee shall determine a reasonable and appropriate method for recovering the costs allocated or assigned to it net of the fixed annual dues from the other fees and charges associated with the Power and Energy Market. All fees and Service Schedules applicable to transactions on the Power and Energy Market shall be non-discriminatory and shall not unduly favor, or exclude, tend to exclude, or otherwise disfavor, any actual or potential participant in the Power and Energy Market. The initial Service Schedules to be made available for the completion of transactions on the Power and Energy Market, which Service Schedules are available for the purchase and sale of power and energy for resale and not for consumption, are set forth in Exhibit E. Such initial Service Schedules shall become effective on the first May 1 or the first November 1 first following the Effective Date. Market Participants shall make appropriate arrangements for the provision of any transmission service necessary for Power and Energy Market transactions with the entities providing such service, along with appropriate arrangements for compensation of losses.
     9.4  Market Committee
          9.4.1  Membership
          (a) The Market Committee shall be composed of 12 Representatives elected by the Power and Energy Market Members. No two or more Representatives on the Market Committee may be employees of the same Power and Energy Market Member or of Affiliated Members. Each Power and Energy Market Member shall be entitled to vote for a number of Market Committee nominees equal to the number of vacant seats on the Market Committee.
          (b) Representatives to the Market Committee shall be elected at the Management Committee Annual Meeting by the Representatives to the Management Committee of those Members which are Power and Energy Market Members, using their best efforts to select a Market Committee that reflects the diversity within the Power and Energy Market Members. To be elected, a candidate for a seat on the Market Committee must receive two-thirds of the total votes available to be cast for that seat by the Power and Energy Market Members voting, each Power and Energy Market Member having one vote for each vacant seat.
          (c) Representatives to the Market Committee shall serve for terms of three years, beginning on the first day of the month following the Management Committee Annual Meeting, except that of the Representatives first elected to the Market Committee, four Representatives shall serve terms of one year, and four shall serve terms of two years, the Representatives to serve these terms to be designated by the Power and Energy Market Member Representatives to the Management Committee.
Vacancies on the Market Committee occurring during the term of a regularly elected Representative and more than one month prior to a MAPP Annual Meeting shall be filled by the Market Committee.
          9.4.2 Voting Requirements - Except as specified in the last sentence of Section 13.3.1, approval or adoption of measures by the Market Committee shall require two-thirds of the votes of the Representatives present and voting. A quorum of Representatives of two-thirds of the entities represented on the Market Committee shall be necessary for the Market Committee to conduct business.
          9.4.3 Officers - At the first meeting of the Market Committee following the Management Committee Annual Meeting, the members of the Market Committee shall choose a Chair and Vice Chair from among the elected Representatives to the Committee by the votes of two-thirds of the Committee Representatives present and voting. The Chair of the Market Committee shall preside at meetings of the Committee, and shall have the power to call meetings of the Committee and to exercise such other powers as are specified in this Restated Agreement or are authorized by the Market Committee. The Vice Chair shall preside at meetings of the Market Committee in the absence of the Chair, and shall exercise such other powers as are delegated by the Chair.
          9.4.4 Meetings - The Market Committee shall meet at such times and places as determined by the Committee, or at the call of the Chair.
The Chair shall call a meeting of the Market Committee upon the request of three or more members of the Committee. Any Member whose Representative is unable to attend a meeting of the Market Committee may designate an alternate Representative to participate and vote in the place of the Representative.
          9.4.5 Subcommittees - The Market Committee shall have such subcommittees as it shall deem appropriate. Any person designated by a Power and Energy Market Member shall be eligible to serve on any subcommittee of the Market Committee; provided, however, that a subcommittee of the Market Committee may not have two or more Representatives of the same Member or of Affiliated Members. The Market Committee shall establish the duties and responsibilities of the subcommittees of the Market Committee. Decisions and other actions of each subcommittee shall be governed by majority vote of the subcommittee members; provided, however, that any decision, determination, or other action of any subcommittee shall at the request of any Power and Energy Member be subject to review and modification by the Market Committee pursuant to the voting requirements specified in Section 9.4.2.
          9.4.6 Dispute Resolution - Matters within the responsibility of the Market Committee as set forth in Section 9.4.7 below shall be determined in the first instance by the Market Committee. Assertions by any Market Participant that any final action or decision, or failure to act or decide, of the Market Committee (i) is based on an error of fact, (ii) is inconsistent with any term, standard, purpose or objective of this Restated Agreement or (iii) is inconsistent with applicable regulatory requirements or other applicable legal standards, shall be resolved in accordance with the dispute resolution provisions of Article 11. Any dispute arising from the operation of the Power and Energy Market, the application of any Service Schedule established pursuant to Section 9.3, or other matters relating to particular transactions conducted or sought to be conducted through the Power and Energy Market, and not calling into question an action or decision of the Market Committee, shall be resolved pursuant to the Dispute Resolution procedures established in Article 11 of this Restated Agreement.
          9.4.7 Responsibilities - The duties of the Market Committee shall include the following and such additional duties as may be assigned to it by the Management or Executive Committees, all such duties to be carried out in conformity with MAPP reliability requirements and standards, and all applicable laws and regulations:
           (a) Administer the Power and Energy Market, including determining the initial and continuing eligibility of entities to participate in the Power and Energy Market;
           (b) Establish and revise wholesale Service Schedules, including the Service Schedules specified in Section 9.3, for the use of entities effecting transactions through the Power and Energy Market, and make any necessary filings of such tariffs with relevant regulatory agencies;
           (c) Establish and revise methods, standards and procedures for implementation of the foregoing Service Schedules, including methods and procedures for accounting and billing thereunder;
           (d) Monitor activities pursuant to the foregoing Service Schedules to determine if they are encouraging the voluntary interchange of power and energy at market-based rates and to propose modifications where needed;
           (e)   Establish procedures and requirements for the reporting
                 of Power and Energy Market transactions to the MAPP
                 Center;
           (f) Develop additional Service Schedules as appropriate to encourage the voluntary interchange of capacity and energy at market-based rates;
           (g) Institute and administer an appropriate electronic bulletin board; and
           (h) Review and recommend to the Executive Committee budgets and fee schedules proposed by the Contractor for the operation of the Power and Energy Market.

                                ARTICLE 10

                           METERING AND RECORDS

     10.1 Metering - All metering equipment required for recording the deliveries of power and energy between the systems of each Member and the systems of the other Members with which it is interconnected shall be maintained by the Members owning such metering equipment in accordance with Good Utility Practice and accepted industry standards. Should any such metering equipment at any time fail to register or should the registration thereof be so erratic as to be meaningless, the power and energy delivered shall be determined from the best information available.
     10.2  Records
           10.2.1 Power and Energy Movements - In addition to meter records, the Members shall keep such log sheets and other records (determined by the Regional Reliability Committee, the Regional Transmission Committee or the Market Committee) as may be needed to afford a clear history of the various movements of power and energy between the systems of the Members involved both in transactions hereunder and in transactions between Members hereto under other agreements between such Members and to effect such differentiation as may be needed in connection with settlements in respect to such transactions. The originals of all such meter records and other records shall be open to inspection by representatives of the Members concerned and by any council or committee needing such information to carry out its functions under this Restated Agreement.
           10.2.2 Meter Registrations - To the extent necessary and appropriate for settlements, special tests, operating records or other purposes consistent with the responsibilities of a council or committee, each Member shall furnish to any such council or committee requesting such information all appropriate data from meter registrations and other sources for such time periods as requested by the council or committee. As promptly as practicable after the end of each month, each Member shall render to the other Members concerned statements setting forth appropriate data from meter registrations and other sources in such detail and with such segregation as may be needed for operating records and for settlements hereunder.

                                ARTICLE 11

                            DISPUTE RESOLUTION

     11.1  Mediation
           11.1.1 When Required - Any dispute as to a matter governed by this Restated Agreement shall be subject to non-binding mediation prior to the initiation of arbitral, regulatory, judicial, or other dispute resolution proceedings, unless the Alternate Dispute Resolution Committee or its designee shall determine from the nature of the dispute, the positions of the parties, and other relevant facts and circumstances that mediation would be highly unlikely to lead to resolution of the dispute.
           11.1.2   Procedures
           (a) The parties to a dispute arising from or relating to this Restated Agreement shall notify the Alternate Dispute Resolution Committee in writing of the existence and nature of the dispute prior to commencing any other form of proceeding for resolution of the dispute. The Alternate Dispute Resolution Committee shall have ten days in which to determine whether mediation would be highly unlikely to lead to resolution of the dispute. At the earlier of (i) the expiration of such period, (ii) a determination by the Alternate Dispute Resolution Committee that mediation is appropriate, or (iii) agreement of the parties, the parties shall proceed to mediation.
           (b) A mediator shall be selected by the Chair of the Alternate Dispute Resolution Committee after consultation with the disputing parties. The Chair of the Alternate Dispute Resolution Committee may also consult with the other Representatives on the Alternate Dispute Resolution Committee on the selection of a mediator for a dispute. The mediator shall (i) be knowledgeable in the subject matter of the dispute, and (ii) have no official, financial, or personal conflict of interest with respect to the issues in controversy, unless the interest is fully disclosed in writing to all participants and all participants waive in writing any objection to the interest.
           (c) The disputing parties shall attempt in good faith to resolve their dispute in accordance with the procedures and timetable established by the mediator. In furtherance of the mediation efforts, the mediator may:
            i. Require the parties to meet for face-to-face discussions, with or without the mediator;
           ii.   Act as an intermediary between the disputing parties;
          iii. Require the disputing parties to submit written statements of issues and positions; and
           iv. If requested by the disputing parties at any time in the mediation process, provide a written recommendation on resolution of the dispute including, if requested, the mediator's assessment of the merits of the principal positions being advanced by each of the disputing parties.
           (d) If a resolution of the dispute is not reached by the thirtieth day after the appointment of the mediator or such later date as may be agreed to by the parties, if not previously requested to do so the mediator shall promptly provide the disputing parties with a written, confidential, non-binding recommendation on resolution of the dispute, including the mediator's assessment of the merits of the principal positions being advanced by each of the disputing parties, or if such a request has been made shall provide any additional recommendations or assessments the mediator shall deem appropriate. At a time and place specified by the mediator after delivery of the foregoing recommendation, the disputing parties shall meet in a good faith attempt to resolve the dispute in light of the mediator's recommendation. Each disputing party shall be represented at the meeting by a person with authority to settle the dispute, along with such other persons as each disputing party shall deem appropriate. If the disputing parties are unable to resolve the dispute at or in connection with this meeting, then: (i) any disputing party may commence such arbitral, judicial, regulatory or other proceedings as may be appropriate as provided in this Restated Agreement; and (ii) the recommendation of the mediator shall have no further force or effect, and shall not be admissible for any purpose, in any subsequent arbitral, administrative, judicial, or other proceeding.
           11.1.3 Costs - The costs of the time, expenses, and other charges of the mediator and of the mediation process shall be borne by the parties to the dispute, with each side in a mediated matter bearing one-half of such costs. Each party shall bear its own costs and attorney's fees incurred in connection with any mediation under this Restated Agreement.
     11.2  Arbitration
           11.2.1 When Required - Any dispute as to a matter governed by this Restated Agreement that has not been resolved through the procedures specified herein, including but not limited to any dispute arising under any tariff, Service Schedule, principle, standard, requirement, procedure, plan, or other right or protection established by or pursuant to this Restated Agreement (any such dispute being hereafter referred to as a "Dispute"), shall be resolved by arbitration in accordance with the procedures specified herein; provided, however, that any Dispute involving the provision or denial of transmission service or the use of or obligation to build or enlarge transmission facilities, or a rate, term or condition for transmission service, shall be subject to resolution by FERC if (i) FERC has jurisdiction over the subject matter of the Dispute, jurisdiction to grant the relief sought by one or more disputing parties and has jurisdiction over the party from which such relief is sought, and (ii) at least one of the disputing parties seeking such relief or from which such relief is sought demands that the matter be submitted to FERC; and provided, further, that any assertion that any provision of this Restated Agreement, including any tariff, Service Schedule, principle, standard, requirement, plan, or procedure, or that any act or failure to act of any Member, Market Participant, or other person or entity, is contrary to any United States federal or state law or regulation, or any Canadian federal or provincial law or regulation, shall be heard by any court or agency having jurisdiction thereof and over the parties, unless all parties consent to arbitration of such assertion. A party seeking to invoke FERC jurisdiction of a Dispute shall so notify the other parties to a Dispute within fourteen days of receiving a demand for arbitration, and shall thereafter have a further 60 days in which to make the necessary filing to commence proceedings at FERC. If the filing necessary to commence FERC proceedings is not made within the foregoing period, the Dispute shall revert to arbitration.
           11.2.2 Initiation - Subject to the appeal and reconsideration provisions of this Restated Agreement and to the provisions of Section 11.1, a party to a Dispute wishing to commence arbitration shall send a written demand for arbitration via first class registered mail, return receipt requested, to the Management Committee Representative of each other party to the Dispute that is a Member, or to an officer or managing or general agent (or other agent authorized by appointment or law to receive service of process) of each party to the Dispute not a Member, and to the Secretary of the Alternate Dispute Resolution Committee. The demand for arbitration shall state each claim for which arbitration is being demanded, the relief being sought, a brief summary of the grounds for such relief and the basis for the claim, and shall identify all other parties to the Dispute. The Secretary of the Alternate Dispute Resolution Committee shall cause a copy of the demand for arbitration to be distributed promptly to all Members.
           11.2.3 Selection of Arbitrator(s) - The parties to a Dispute for which arbitration has been demanded may agree on any person to serve as a single arbitrator, or shall endeavor in good faith to agree on a single arbitrator from a list of arbitrators prepared for the Dispute by the Alternate Dispute Resolution Committee and delivered to the parties by facsimile or other electronic means promptly after receipt by the Alternate Dispute Resolution Committee of a demand for arbitration. If the parties are unable to agree on a single arbitrator by the fourteenth day following delivery of the foregoing list of arbitrators or such other date as agreed to by the parties, then not later than the end of the seventh business day thereafter the party or parties demanding arbitration on the one hand, and the party or parties responding to the demand for arbitration on the other, shall each designate an arbitrator from a list for the Dispute prepared by the Alternate Dispute Resolution Committee, pursuant to procedures for such designation established by the Alternate Dispute Resolution Committee. The arbitrators so chosen shall then choose a third arbitrator.
           11.2.4 Procedures - The Alternate Dispute Resolution Committee shall compile and make available to the arbitrator(s) and the parties standard procedures for the arbitration of Disputes, which procedures (a) shall include provision, upon good cause shown, for intervention or other participation in the proceeding by any Member whose interests may be affected by its outcome, and (b) may be modified or adopted for use in a particular proceeding as the arbitrator(s) deem appropriate. Upon selection of the arbitrator(s), arbitration shall go forward in accordance with applicable procedures.
           11.2.5   Summary Disposition and Interim Measures
           (a) The procedures for arbitration of a Dispute shall provide a means for summary disposition of a demand for arbitration or response to a demand for arbitration that in the reasoned opinion of the arbitrator(s) does not have a good faith basis in either law or fact. If the arbitrator(s) determine that a demand for arbitration or response to a demand for arbitration does not have a good faith basis in either law or fact, the arbitrator(s) shall have discretion to award the costs of the time, expenses, and other charges of the arbitrator(s) to the prevailing party.
           (b) The procedures for the arbitration of a Dispute shall provide a means for summary disposition without discovery if there is no dispute as to any material fact, or with such limited discovery as the arbitrator(s) shall determine is reasonably likely to lead to the prompt resolution of any disputed issue of material fact.
           (c) The procedures for arbitration of a Dispute shall permit any party to a Dispute to request the arbitrator(s) to render a written interim decision requiring that any action or decision that is the subject of a Dispute not be put into effect, or imposing such other interim measures as the arbitrator(s) deem necessary or appropriate, to preserve the rights and obligations secured by this Restated Agreement during the pendency of the arbitration proceeding. The Members shall be bound by such written decision pending the outcome of the arbitration proceeding.
           11.2.6   Discovery of Facts
           (a) The arbitration procedures for the resolution of a Dispute shall include adequate provision for the discovery of relevant facts, including the taking of testimony under oath, production of documents and things, and inspection of land and tangible items. The nature and extent of such discovery shall be determined as provided herein and shall take into account (i) the complexity of the Dispute, (ii) the extent to which facts are disputed, and (iii) the amount in controversy. The forms and methods for taking such discovery shall be as described in the Federal Rules of Civil Procedure, except as modified by the arbitrator(s) or agreement of the parties.
           (b) The sole arbitrator, or the arbitrator selected by the arbitrators chosen by the parties, as the case may be (such arbitrator being hereafter referred to as the "Procedures Arbitrator"), shall be responsible for establishing the timing, amount, and means of discovery, and for resolving discovery and other pre-hearing disputes. If a Dispute involves contested issues of fact, promptly after the selection of the arbitrator(s) the Procedures Arbitrator shall convene a meeting of the parties for the purpose of establishing a schedule and plan of discovery and other pre-hearing actions.
           11.2.7 Evidentiary Hearing - The procedures established by the arbitrator(s) shall provide for an evidentiary hearing, with provision for the cross-examination of witnesses, unless all parties consent to the resolution of the matter on the basis of a written record. The forms and methods for taking evidence shall be as described in the Federal Rules of Evidence, except as modified by the arbitrator(s) or agreement of the parties. The arbitrator(s) may require such written or other submissions from the parties as shall be deemed appropriate, including submission of the direct testimony of witnesses in written form. The arbitrator(s) may exclude any evidence that is irrelevant, immaterial, unduly repetitious, or privileged. Any party or parties may arrange for the preparation of a record of the hearing, and shall pay the costs thereof. Such party or parties shall have no obligation to provide or agree to the provision of a copy of the record of the hearing to any party that does not pay a proportionate share of the cost of the record. At the request of any party, the arbitrator(s) shall determine a fair and equitable allocation of the costs of the preparation of a record between or among the parties to the proceeding willing to share such costs.
           11.2.8   Confidentiality
           (a) Any document or other information obtained from another party in the course of an arbitral proceeding and not otherwise available to the receiving party, including any such information contained in documents or other means of recording information created during the course of the proceeding, may be designated "Confidential" by the producing party. The party producing documents or other information marked "Confidential" shall have twenty days from the production of such material to submit a request to the Procedures Arbitrator to establish such requirements for the protection of such documents or other information designated as "Confidential" as may be reasonable and necessary to protect the confidentiality and commercial value of such information and the rights of the parties. Prior to the decision of the Procedures Arbitrator on a request for confidential treatment, documents or other information designated as "Confidential" shall not be used by the receiving party or parties, or the arbitrator(s), or anyone working for or on behalf of any of the foregoing, for any purpose other than the arbitration proceeding, and shall not be disclosed in any form to any person not involved in the arbitration proceeding without the prior written consent of the party producing the information or as permitted by the Procedures Arbitrator.
           (b) Any person or entity receiving a request or demand for disclosure, whether by compulsory process, discovery request, or otherwise, of documents or information obtained in the course of an arbitration proceeding that have been designated "Confidential" and that are subject to a non-disclosure requirement under this Restated Agreement or a decision of the Procedures Arbitrator, shall immediately inform the person or entity from which the information was obtained, and shall take all reasonable steps to afford the person or entity from which the information was obtained an opportunity to protect the information from disclosure. Any person disclosing information in violation of this Restated Agreement or requirements established by the Procedures Arbitrator shall thereby waive any right to introduce or otherwise use such information in any judicial, regulatory, or other legal or dispute resolution proceeding, including the proceeding in which the information was obtained.
           (c) Nothing in this Restated Agreement shall preclude any person or entity from using documents or information properly obtained outside of an arbitral proceeding, or otherwise public, for any legitimate purpose, notwithstanding that the information was also obtained in the course of the arbitral proceeding.
           11.2.9 Timetable - Promptly after the selection of the arbitrator(s), the arbitrator(s) shall set a date for the issuance of the arbitral decision, which shall be not later than eight months (or such earlier date as may be agreed to by the parties) from the date of the selection of the arbitrator(s), with other dates, including the dates for an evidentiary hearing or other final submissions of evidence, set in light of this date. The date for the evidentiary hearing or other final submission of evidence shall not be changed absent extraordinary circumstances. The arbitrator(s) shall have the power to impose sanctions for dilatory tactics or undue delay in completing the arbitral proceedings.

           11.2.10 Advisory Interpretations - Except as to matters subject to decision in the arbitration proceeding, the arbitrator(s) may request from the Executive Committee, or any other MAPP council, committee or subcommittee as may be appropriate, an interpretation of this Restated Agreement, or of any standard, requirement, procedure, tariff, Service Schedule, principle, plan or other criterion or policy established by any MAPP council, committee or subcommittee; provided, however, that such interpretation shall not relieve the arbitrator(s) of responsibility for resolving the Dispute or deciding the arbitration proceeding in accordance with the standards specified herein.
           11.2.11 Decisions - The arbitrator(s) shall issue a written decision, including findings of fact and the legal basis for the decision. The arbitral decision shall be based on (i) the evidence in the record,
(ii) the terms of this Restated Agreement, including any applicable tariff, Service Schedule, principle, standard, requirement, procedure, plan, or other right or obligation established by or pursuant to this Restated Agreement, (iii) applicable United States federal and state, and Canadian federal and provincial, legal standards, including the FPA and any applicable FERC regulations and decisions, and international treaties or agreements as applicable, and (iv) relevant decisions in previous arbitration proceedings under this Restated Agreement. The arbitrator(s) shall have no authority to revise or alter any provision of this Restated Agreement. Any arbitral decision issued pursuant to the Restated Agreement that affects matters subject to the jurisdiction of FERC under Section 205 of the FPA shall be filed with FERC.
           11.2.12 Costs - Unless the arbitrator(s) shall decide otherwise, the costs of the time, expenses, and other charges of the arbitrator(s) shall be borne by the parties to the dispute, with each side on an arbitrated issue bearing one-half of such costs, and each party to an arbitral proceeding shall bear its own costs and fees. The arbitrator(s) may award all or a portion of the costs of the time, expenses, and other charges of the arbitrator(s), the costs of arbitration, attorney's fees, and the costs of mediation, if any, to any party that substantially prevails on an issue determined by the arbitrator(s) to have been raised without a substantial basis.
           11.2.13 Enforcement - The decision of the arbitrator(s) shall be binding, and judgment may be entered on an arbitral award by any court having jurisdiction thereof; provided, however, that within one year of the issuance of the arbitral decision any Member or Regulatory Participant affected thereby may request FERC or any other federal, state, or Canadian provincial regulatory or judicial authority having jurisdiction to vacate, modify, or take such other action as may be appropriate with respect to any arbitral decision that is based upon an error of law, or is contrary to the statutes, rules, or regulations administered or applied by such authority. Any party making or responding to, or intervening in proceedings resulting from, any such request, shall request the authority to adopt the resolution, if not clearly erroneous, of any issue of fact expressly or necessarily decided in the arbitral proceeding, whether or not the party participated in the arbitral proceeding.
     11.3  Alternate Dispute Resolution Committee
           11.3.1   Membership
           (a) The Alternate Dispute Resolution Committee shall be composed of six Representatives selected by the Executive Committee, which shall use its best efforts to select an Alternate Dispute Resolution Committee that reflects the diversity among the Members in terms of size, type of entity, geographic location, and their status as Transmission Owning Members or Transmission Using Members. No two or more Representatives on the Alternate Dispute Resolution Committee may be Representatives of the same Member or of Affiliated Members.
           (b) Representatives on the Alternate Dispute Resolution Committee shall serve for terms of three years, beginning on the first day of the month following the Executive Committee Annual Meeting, and may serve additional terms, except that of the Representatives first elected to the Alternate Dispute Resolution Committee, two Representatives designated by the Executive Committee shall serve terms of one year, and two Representatives designated by the Executive Committee shall serve terms of two years.
           11.3.2 Voting Requirements - Except as specified in the last sentence of Section 13.3.1, approval or adoption of measures by the Alternate Dispute Resolution Committee shall require two-thirds of the votes of the Representatives present and voting. Two-thirds of the Representatives on the Alternate Dispute Resolution Committee shall constitute a quorum for the conduct business.
           11.3.3 Officers - At the first meeting of the Alternate Dispute Resolution Committee following the Annual Meeting of the Executive Committee, the Representatives to the Alternate Dispute Resolution Committee shall choose a Chair and Vice Chair from among the Representatives on the Committee. A designee of the Contractor shall serve as the Secretary of the Alternate Dispute Resolution Committee. The Chair of the Alternate Dispute Resolution Committee shall preside at meetings of the Committee, and shall have the power to call meetings of the Committee and to exercise such other powers as are specified in this Restated Agreement or are authorized by the Alternate Dispute Resolution Committee. The Vice Chair shall preside at meetings of the Alternate Dispute Resolution Committee in the absence of the Chair, and shall exercise such other powers as are delegated by the Chair.
           11.3.4 Meetings - The Alternate Dispute Resolution Committee shall meet at such times and places as determined by the Committee, or at the call of the Chair. The Chair shall call a meeting of the Alternate Dispute Resolution Committee upon the request of two or more members of the Alternate Dispute Resolution Committee.
           11.3.55 Responsibilities - The duties of the Alternate Dispute Resolution Committee include but are not limited to the following:
           (a) Maintain a pool of persons qualified by temperament and experience, and with technical or legal expertise in matters likely to be the subject of Disputes, to serve as mediators and arbitrators under this Restated Agreement;
           (b) Determine the rates and other costs and charges that shall be paid to mediators and arbitrators for or in connection with their services;
           (c)   Select mediators for disputes;
           (d) Determine whether mediation is not warranted in a particular dispute;
           (e) Provide to disputing parties lists of arbitrators qualified by temperament and experience, and with appropriate technical or legal expertise, to resolve particular Disputes, such lists to include only neutral persons who have no official, financial, or personal conflict of interest with respect to the issues in controversy;
           (f) Compile and make available to Members, arbitrators, and other interested parties suggested procedures for the arbitration of Disputes in accordance with Section
                 11.2.4;
           (g) Maintain and make available to Members, mediators, arbitrators, and other interested parties the written decisions required by Section 11.2.11;
           (h) Establish such procedures and schedules, in addition to those specified herein, as it shall deem appropriate to further the prompt, efficient, fair and equitable resolution of disputes; and
           (i) Provide such oversight and supervision of the dispute resolution processes and procedures instituted pursuant to this Restated Agreement as may be appropriate to facilitate the prompt, efficient, fair and equitable resolution of disputes.

                                ARTICLE 12

          PARTICIPATION BY THE WESTERN AREA POWER ADMINISTRATION

     12.1 Participation by the United States - The participation by the United States through the Western Area Power Administration in this Restated Agreement is subject in all respects to acts of Congress and to regulations of the Secretary of Energy established thereunder, and to rate schedules promulgated by the Secretary of Energy or delegatee. This reservation includes, but is not limited to, the statutory limitations upon the authority of the Secretary of Energy to submit disputes arising under this Restated Agreement to arbitration. In the event of a conflict between this Article 12 and any other Article of this Restated Agreement, this
Article 12 shall have precedence with respect to the application of this Restated Agreement to the United States.
     12.2 Contingent Upon Appropriations - Where activities provided for in this Restated Agreement extend beyond the current fiscal year, continued expenditures by the United States are contingent upon Congress making the necessary appropriations required for the continued performance of the obligations of the United States under this Restated Agreement. In case such appropriation is not made, the Members hereby release the United States from its contractual obligations under this Restated Agreement and from all liability due to the failure of Congress to make such appropriation.
     12.3 Officials Not To Benefit - No member of or delegate to Congress or Resident Commissioner shall be admitted to any share or part of this Restated Agreement or to any benefit that may have arisen from this Restated Agreement, but this restriction shall not be construed to extend to this Restated Agreement if made with a corporation or company for its general benefit.
     12.4 Covenant Against Contingent Fees - The Members warrant that no person or selling agency has been employed or retained to solicit or secure participation by the Western Area Power Administration in this Restated Agreement upon an agreement or understanding for a commission, percentage, brokerage or contingent fee, excepting bona fide employees or bona fide established commercial or selling agencies maintained by the Members for the purpose of securing business. For breach or violation of this warranty, the Western Area Power Administration shall have the right to annul its participation in this Restated Agreement without liability or, in its discretion, to deduct from the contract price or consideration the full amount of such commission, percentage, brokerage, or contingent fee.
     12.5 Contractor Agreement - For the purpose of this Section 12.5 the term "Contract" shall mean this Restated Agreement and the term "Contractor" shall mean a Member having transactions with the Western Area Power Administration. During the performance of this Contract, the Contractor agrees to the following provisions. In addition, the Contractor will include the following provisions in every subcontract or purchase order involving the Western Area Power Administration unless exempted by rules, regulations or order of the Secretary of Labor.
           12.5.1 Equal Opportunity Employment Practices - Section 202 of Executive Order No. 11246, 43 Fed. Reg. 46501 (1978), which provides, among other things, that the Contractor will not discriminate against any employee or applicant for employment because of race, color, religion, sex, or national origin, is incorporated by reference in the Contract.
           12.5.2 Contract Work Hours and Safety Standards - The Contract, to the extent that it is of a character specified in Section 103 of the Contract Work Hours and Safety Standards Act, 40 U.S.C. Section 329
(1986) (the "Act"), is subject to the provisions of the Act, 40 U.S.C. Sections 327-333 (1986), and to regulations promulgated by the Secretary of Labor pursuant to the Act.
           12.5.3 Use of Convict Labor - The Contractor agrees not to employ any person undergoing sentence of imprisonment in performing the Contract except as provided by 18 U.S.C. Section 4082(c)i(2) and Executive Order 11755 of December 29, 1973.


                                ARTICLE 13

                            GENERAL PROVISIONS
     13.1 Effect of Prior Obligations - Each Member agrees not to enter into an agreement which will preclude performance hereunder. Nothing herein shall relieve any Member of any obligation to purchase or supply electric capacity or energy, or to provide transmission service, under any agreement entered into prior to the Effective Date, or affect the obligations of or enforceability of existing financing or other agreements.
     13.2 Pending FERC Proceedings - Any proceedings pending at FERC on the Effective Date shall remain at FERC and shall not be subject to action or decision by any body, or through any procedures, established by or pursuant to this Restated Agreement.
     13.3  Notice and Conduct of Meetings -
           13.3.1 Notice - Written notice of each meeting of the Management Committee, the Executive Committee, the MAPP Reliability Council, the Regional Transmission Committee, and such other councils or committees as are established herein or may be established from time to time by the Management Committee, shall be delivered to each Representative and alternate Representative on the Management Committee and on the council or committee concerned, and to each Regulatory Participant, at least ten days prior to the meeting; provided, however, that the Chair of the relevant council or committee may determine that a shorter notice period, but in no event less than 24 hours, is warranted in view of the circumstances giving rise to the call for the meeting; and provided, further, that at least five days prior notice shall be required for all meetings of the Management Committee, the Regional Transmission Committee, and the MAPP Reliability Council. Written or other notice of meetings of subcommittees shall be delivered to the Representatives on the subcommittee and to such other persons as a Member may designate in a written request to the Contractor, and to each Regulatory Participant. Written notice of a meeting of any Committee shall be deemed to have been delivered if mailed or sent by facsimile transmission on or before the date specified for delivery by this Restated Agreement; provided, however, that notice shall be delivered by facsimile transmission or other electronic means in any instance in which the normal ten day notice period has been shortened as specified herein. Other notices may be sent by mail as specified herein, by facsimile, or by other electronic means, including posting on a suitable electronic bulletin board, on or before the date specified for delivery by this Restated Agreement. The notice of a meeting shall state the time and place of the meeting and shall include an agenda sufficient to notify Members of the substance of matters to be considered at the meeting.
Action may be taken on a matter not described in the agenda for a meeting if 90% or more of the votes the Representatives or Alternative Representatives present and voting, including such votes in the Management Committee as specified in Section 5.1.2 and in the MAPP Reliability Council as specified in Section 6.5.3, are cast in favor of taking up the matter.
           13.3.2 Alternative Means of Meeting - Subject to a preference for meetings in person where practical, meetings of any committee, council or subcommittee may at the discretion of its Chair be held: (i) by any electronic or other means of communication through which all Representatives can simultaneously perceive the oral or other communication of any Representative; or (ii) pursuant to a writing signed by the number of Representatives on the council, committee or subcommittee required for the council, committee or subcommittee to take action as specified in this Restated Agreement. In addition, the Chair of any council, committee or subcommittee may permit one or more Representatives to participate in a meeting via any electronic or other means of communication through which all Representatives, including those present in person, can simultaneously perceive the oral or other communication of any Representative. Any person participating in a meeting as specified in this subsection shall be deemed to be present at the meeting.
           13.3.3 Participation in Meetings - Any person duly authorized by a Member may participate in any meeting of any council, committee or subcommittee as a non-voting observer. Alternate Representatives may participate in any meeting of any council, committee or subcommittee but may vote only if the Representative of the Member is not present.
           13.3.4 Minutes - The chair of each council, committee and subcommittee shall cause accurate and timely minutes of each meeting to be prepared and submitted to the Secretary of the Executive Committee. In addition to the Representatives on the council, committee or subcommittee, copies of the minutes of council and committee meetings shall be distributed to the Management Committee Representative of each Member and to each Regulatory Participant, and copies of the minutes of subcommittees shall be distributed to the Representatives on the council or committee of which it is a subordinate body, and upon request to any other person designated by a Member, and to each Regulatory Participant.
           13.3.5 Written Votes - Signed written votes on a proposal to amend or terminate this Restated Agreement may be submitted by facsimile transmission or other electronic means of delivery to the Secretary of the Management Committee, and the signed written votes of the Representatives or alternate Representatives participating in person or electronically in any meeting of any council, committee or subcommittee may at the discretion of its Chair be submitted by facsimile transmission or other electronic means of delivery to the Chair. The signature of a Representative or alternate Representative on a written vote printed by a receiving facsimile machine or similar electronic means shall be deemed an original of the Representative's signature.
           13.3.6 Reimbursement of Expenses - MAPP shall reimburse the reasonable out-of-pocket expenses incurred in connection with attendance at meetings of committees, subcommittees and task forces, of a Representative or alternate Representative, but not both, serving on such committee, subcommittee or task force; provided, however, that no reimbursement shall be provided for expenses incurred in connection with attendance at meetings of (i) councils or committees comprised of Representatives of all the Members, and (ii) the Power and Energy Market Committee or any of its subcommittees; and provided, further, that the reimbursement provided to a Member in any one fiscal year shall not exceed its total dues and fees (other than user fees) for that year. The Executive Committee shall set a per diem or other limit on the expenses to be reimbursed.
     13.4  Delivery of Notices and Minutes - Subject to the provisions of
Section 13.3.1, any formal notice, demand or request required or authorized by this Restated Agreement shall be deemed properly given if (i) mailed, postage prepaid, to the Management Committee Representative of the Member concerned, at the address of such Representative specified by the Member to the Secretary of the Management Committee, or to such other designated person or other address as shall have been provided in writing to the Secretary of the Management Committee by a Member, or (ii) if transmitted by facsimile or other electronic means to the foregoing at such number or address as shall have been provided in writing to the Secretary of the Management Committee; provided, however, that notice of any meeting of any council, committee or subcommittee shall also be given by one of the foregoing means to the Representatives serving on such council, committee or subcommittee. The minutes of the meetings of councils, committees or subcommittees shall be delivered by any of the foregoing means to the Representatives specified in this Restated Agreement.
     13.5 Terms of Office - The term of office of any Representative or alternate Representative, or of any officer of any council, committee or subcommittee, shall continue until his or her successor has been elected or appointed; provided, however, that any Representative or alternate Representative who ceases to be an employee or agent of the Contractor or of the Member, Joint Member or Associate Member of which he or she was an employee or agent at the time of election or appointment to a council, committee or subcommittee shall immediately cease to be a member of such council, committee or subcommittee and his or her seat shall immediately become vacant.
     13.6 Waivers - Any waiver at any time by any Member of its rights with respect to a default under this Restated Agreement, or with respect to any other matter arising in connection with this Restated Agreement, shall not be deemed a waiver with respect to any subsequent default or other matter arising in connection herewith. Any delay short of the statutory period of limitation in asserting or enforcing any right shall not be deemed a waiver of such right, except as may be provided in the payment provisions of the Service Schedules.
     13.7  Successors and Assigns
           13.7.1 Successors - This Restated Agreement shall be binding upon the successors of any Member, and upon the surviving entity in any merger, consolidation, or acquisition involving a Member in which the Member is not a surviving entity.
           13.7.2 Assignments - Except for the assignment or pledge of an interest in this Restated Agreement to the United States acting through the Rural Utilities Service, no Member shall assign this Restated Agreement without the consent, in writing, of the Executive Committee, which consent shall only be withheld if the assignee is not a Member, or upon a determination that there is a substantial likelihood that the assignee will not fulfill the obligations under this Restated Agreement of the assigning Member.
           13.7.3 Rights and Obligations - The several provisions of this Restated Agreement are not intended to and shall not create rights of any character whatsoever in favor of any person, corporation, or association other than the Members. The obligations herein assumed are solely for the use and benefit of the Members.
     13.8 Choice of Law - Subject to the provisions of Section 13.15 and to the extent permitted by law, to promote uniformity of interpretation of this Restated Agreement the laws of the State of Minnesota, with the exception of its laws governing choice of law, or United States federal law or Canadian Laws as applicable, shall control the obligations and procedures established by this Restated Agreement and the performance and enforcement thereof.
     13.9 Regulation - This Restated Agreement is subject to the regulation of any regulatory body or governmental agency having jurisdiction thereof.
     13.10 Amendment and Termination - Any Member may sponsor a proposal to amend or terminate this Restated Agreement by filing a written proposal with the Secretary of the Management Committee. The Secretary of the Management Committee shall immediately forward copies of the proposal to all Members, Joint Members, and Regulatory Participants. The forwarding of the proposal to the Members shall constitute submission of the proposal for a vote of the Members. Votes on a proposal to amend or terminate this Restated Agreement must be in writing, signed by a Representative or alternate Representative to the Management Committee, and received by the Secretary of the Management Committee not later than the 60th day from the date the proposal is submitted for a vote as specified herein. A proposal to amend or terminate this Restated Agreement shall be adopted if it is approved by (i) at least two-thirds of the votes cast, such votes determined as specified in Section 5.1.2, and (ii) at least two-thirds of the Members voting. A proposal to amend or terminate that has been adopted shall be filed with FERC and shall become effective on the later of (i) 120 days after the Secretary of the Management Committee distributes electronically or by mail written notice of adoption of the proposed amendment or termination to each Representative on the Management Committee, or (ii) its acceptance for filing by FERC. If FERC, by final order, materially modifies the terms of an amendment, such amendment shall be deemed withdrawn and of no further force or effect unless, in accordance with the procedures and voting requirements specified herein, the modified amendment is submitted to the Members for a vote and is adopted.
     13.11       Tax Exempt Financing
           13.11.1 No Impairment - Notwithstanding any other provision of this Restated Agreement, except as provided in Section 13.11 no Transmission Provider which has utilized tax-exempt financing shall be required to provide interconnection or transmission service to a Transmission Requester hereunder unless, in the unqualified written opinion of nationally-recognized bond counsel selected by the Transmission Provider, or pursuant to a ruling of the Internal Revenue Service (the "IRS") issued for the benefit of such Transmission Provider, the requested service would not: (i) impair the exclusion from gross income for Federal income tax purposes of interest paid or to be paid on any debt issued or to be issued by or for the benefit of the Transmission Provider, or (ii) impair the deductibility of interest expense associated with interest paid or to be paid on any such tax-exempt debt (either hereafter referred to as an "Impairment").
           13.11.2 Counsel Opinion or IRS Ruling - The Transmission Requester may direct the Transmission Provider to seek an unqualified opinion of bond counsel or to request a clarifying IRS ruling described in
Section 13.11.1. In seeking any such bond counsel opinion or preparing any such IRS ruling request, the Transmission Provider shall consult with the Transmission Requester, and the Transmission Provider shall attempt in good faith to obtain the requested bond counsel opinion and/or IRS ruling. All costs related to obtaining such bond counsel opinion or IRS ruling shall be paid by the Transmission Requester.
           13.11.3  Elimination of Impairment
           (a) If the Transmission Provider determines that an Impairment exists but (i) the Impairment can be eliminated if steps are taken in connection with tax-exempt debt issued or to be issued by or for the benefit of the Transmission Provider, (ii) the manner of eliminating the Impairment does not require the Transmission Provider to violate provisions of this Restated Agreement or any covenant of any existing debt instrument of the Transmission Provider, (iii) the Transmission Provider determines that the costs of eliminating the Impairment can be determined with reasonable accuracy, and (iv) the Transmission Requester agrees to pay all costs related to elimination of such Impairment, then the Transmission Provider shall take all reasonable steps to eliminate the Impairment. If the Impairment can be eliminated, the Transmission Provider shall endeavor to determine with reasonable accuracy the lowest reasonable cost method of eliminating the Impairment. Among other things, such costs shall include
(i) the Transmission Provider's increased financing costs associated with the inclusion in gross income for Federal income tax purposes of interest on any debt to be issued by or for the benefit of the Transmission Provider, and (ii) any increased income tax liability of the Transmission Provider resulting from the loss of deductibility of interest expense associated with interest on any tax-exempt debt issued or to be issued by or for the benefit of the Transmission Provider. If the Transmission Provider has been unable to obtain an approving opinion or IRS ruling, or if the Transmission Provider is unable to determine the costs of eliminating the Impairment with reasonable accuracy, or if any of the other requirements of the first sentence of this Section 13.11.3 are not met, then the Transmission Provider's obligation to provide the requested service pursuant to this Restated Agreement shall be discharged. The Transmission Requester may, however, request FERC to order the requested interconnection service under Section 210 of the FPA, or the requested transmission service under Sections 211 or 213 of the FPA. In the case of a Transmission Provider on behalf of which tax-exempt debt has been issued, absent an unqualified bond counsel opinion or IRS ruling pursuant to
Section 13.11.1 of this Restated Agreement concluding that no Impairment would occur, the Transmission Requester shall not request FERC to issue an order under Section 210 of the FPA that would require the Transmission Provider to finance or own any additional facilities; provided, however, a Transmission Requester shall not be precluded from requesting an order under Section 210 of the FPA that does not require such Transmission Provider to finance or own such additional facilities.
           (b) A Transmission Requester may request FERC to order interconnection service under Section 210 of the FPA, or transmission service under Sections 211 and 213 of the FPA, if (i) the Transmission Requester disagrees that an Impairment exists, (ii) the Transmission Requester has reasonable grounds to believe that the Transmission Provider is not taking all reasonable steps to eliminate the Impairment, and the Transmission Provider has not within 60 days of the request for transmission service determined (1) that service can be provided without causing an Impairment, or (2) that the Impairment can be eliminated, or (3) the cost of eliminating the Impairment, or (iii) the Transmission Provider concludes that it cannot remove the Impairment.
           (c) Any dispute between the Transmission Provider and the Transmission Requester as to the existence of an Impairment shall not be subject to the dispute resolution provisions of Article 11 of this Restated Agreement.
           13.11.4 New Tax-exempt Debt - At the timely request of any actual or potential Transmission Requester, any actual or potential Transmission Provider who plans to finance new electric transmission or interconnection facilities with proceeds of tax-exempt debt shall undertake all reasonable specific actions requested by an actual or potential Transmission Requester to minimize: (i) any restrictions on the Transmission Requester's access to such facilities caused by the tax-exempt debt, and (ii) any increase in the price of interconnection or transmission service resulting from the refinancing, reconfiguring, or other restructuring of such tax-exempt debt in order to provide service to the Transmission Requester. Actual or potential Transmission Providers shall not be obligated to incur any cost in undertaking such actions unless all associated costs are paid by actual or potential Transmission Requesters.
           13.11.5 Applicability to Obligation to Build - The provisions of Sections 13.11.1 through 13.11.4 shall apply to any obligations imposed by the Regional Transmission Committee pursuant to Section 8.7, except that any Member may seek a FERC order under the circumstances described in Sections 13.11.3 or 13.11.3(b).
           13.11.6 Participation in the Generation Reserve-Sharing Pool - Any Member which has used tax-exempt financing and which concludes that its participation in the Generation Reserve-Sharing Pool would cause an Impairment, shall not be obligated to participate in the Generation Reserve-Sharing Pool, in which event none of the other Members shall have any obligation under Section 7.3 to such Member. Such conclusion shall be communicated in writing to the Secretary of the Executive Committee.
           13.11.7 IRS Rule or Regulation - MAPP shall endeavor to persuade the IRS or the United States Treasury Department to promulgate a rule or regulation clarifying the ability of Members to provide interconnection, pooling or transmission services consistent with this Restated Agreement without giving rise to an Impairment and clarifying circumstances under which any Impairments can be eliminated.
     13.12 Uncontrollable Forces - A Member shall not be considered to be in default in respect of any obligation hereunder if prevented from fulfilling such obligation by reason of Uncontrollable Forces, except that the obligation to pay money in a timely manner is absolute and shall not be subject to this Section. Any Member unable to fulfill any obligation by reason of Uncontrollable Forces will exercise due diligence to remove such disability with reasonable dispatch, but such obligation shall not require the settlement of a labor dispute except in the sole discretion of the Member experiencing such labor dispute.
     13.13 Political Activities - No Member shall be required to participate in any political activities or to participate in or contribute to any activity which is intended to influence legislation, nor shall any portion of its dues be utilized for such purposes.
     13.14 Laws of the United States - This Restated Agreement shall not make any laws or regulations governing employment or production of goods and services enacted by the Congress of the United States or by any other legislative or governmental body in the United States or any state thereof applicable to any power or other service provided or used in Canada. This Restated Agreement shall not confer or extend the authority or jurisdiction of FERC or any Regulatory Agency over matters pertaining to the generation, sale, purchase or transmission of electric energy in Canada or by Members in the United States not otherwise subject to the jurisdiction of FERC or any such Regulatory Agency, or over the rates, charges, terms and conditions of service therefor, or over the facilities for providing such service. Nothing in this Restated Agreement waives any objection to, or otherwise constitutes a consent to, any assertion of such jurisdiction, including any assertion of jurisdiction over any entity based on its membership in MAPP.
     13.15 Compliance with Applicable Laws - This Restated Agreement shall be binding on all Members to the maximum extent permitted by United States federal and state law or regulation, and Canadian federal and provincial law or regulation, but notwithstanding any other provision of this Restated Agreement, no Member shall be required to take any action or do any other thing with respect to rates, charges, terms or conditions of service, the resolution of disputes under this Restated Agreement, or any other matter, that (a) it is not permitted by law to undertake or that is prohibited in whole or in part by any law or regulation applicable to such Member, or (b) would require such Member to violate a provision of such law or regulation in order to comply with this Restated Agreement. Each Member shall seek such approvals, grant such waivers, and take such other actions as may be necessary to comply with this Restated Agreement, to the maximum extent permitted by United States federal or state law or regulation, or Canadian federal or provincial law or regulation. If as a result of any such law or regulation a Member does not provide services or other benefits in accordance with any provision of this Restated Agreement to any other Member or Members, each such other Member or Members (i) shall only be obligated to provide services or other benefits to the legally restricted Member on a basis comparable to the services and other benefits the restricted Member is permitted or enabled to provide to the other Members,
(ii) may exercise any rights it may otherwise have to request FERC to issue an order under the FPA requiring the restricted Member to provide interconnection or transmission service, or (iii) may contest any such law or regulation in any court or Regulatory Agency having jurisdiction thereof.
     13.16 Effect of Canadian Laws - The sale, purchase and transmission of electricity in Canada and the rates, charges, terms and conditions of service therefor are subject in all respects to Canadian Laws. This includes but is not limited to:
            i. The final authority of the Government of Canada in all matters relating to the export of electric power; and
           ii. The final authority of the government of a Canadian province in all matters relating to the installation or construction of facilities.
     13.17 Independent Contractors - The Members are independent contractors, and this Restated Agreement creates no partnership, joint venture or other joint legal entity in connection with which any Member shall be jointly or severally liable for the acts of any other Member.
     13.18 Currency - All rates stated in the Service Schedules, and all monetary transactions, revenues, dues, accounting and cost calculations among the Parties shall be determined and stated in lawful money of the United States. Unless otherwise approved by the Executive Committee, if required for any such monetary transaction, revenue, dues, accounting or cost calculations, the rate to be used to convert from the currency of Canada to that of the United States or to convert from the currency of the United States to that of Canada, for each day shall be the Bank of Canada noon spot exchange rate for such day as published by the Royal Bank of Canada, Winnipeg, Manitoba, Canada, or the last published rate if not published for such day. If any such monetary transaction, accounting or cost calculation is for a period of time of more than one day, the average of such noon spot exchange rates for each day in such period of time shall be used.
     13.19 Weighted Voting for Transmission Owning Members - For purposes of voting on the Management Committee, the MAPP Reliability Council, and the Regional Transmission Committee that is required to be done separately by the Transmission Owning Members and the Transmission Using Members, the Transmission Owning Members may agree by resolution to conduct such voting within the Transmission Owning Members on a weighted voting basis.
Adoption of such a resolution to use weighted voting shall require the affirmative votes of two-thirds or more of the Transmission Owing Members. If such a resolution is adopted, the majority requirements applicable to Transmission Owning Members herein shall be understood to apply to the weighted votes of the Transmission Owning Members.
     13.20 Weighted Voting for Transmission Using Members - For purposes of voting on the Management Committee, the MAPP Reliability Council, and the Regional Transmission Committee that is required to be done separately by the Transmission Owning Members and the Transmission Using Members, the Transmission Using Members may agree by resolution to conduct such voting within the Transmission Using Members on a weighted voting basis. Adoption of such a resolution to use weighted voting shall require the affirmative votes of two-thirds or more of the Transmission Using Members. If such a resolution is adopted, the majority requirements applicable to Transmission Using Members herein shall be understood to apply to the weighted votes of the Transmission Using Members.
     13.21 Time References - All references to time, unless otherwise stated, shall be to Central Standard Time or Central Daylight Time as observed by the Contractor.
     13.22 Affiliate Relationships - If a Member and one or more of its Affiliates operate as an integrated electric system, all interchanges of power and energy between such Member or any such Affiliate and another Member shall be considered transactions between such other Member and the Member having such Affiliates.


                                ARTICLE 14

                                   TERM


     14.1 Effective Date - This Restated Agreement shall become effective upon the first May 1 or the first November 1 first following the later of
(a) its adoption as an amendment to and restatement of the MAPP Agreement pursuant to Sections 33.01 and 33.02 thereof and the expiration of the time period specified therein, and (b) the earlier of (i) the expiration of thirty days following the date on which a final order by FERC approving this Restated Agreement in its entirety without condition or modification is no longer subject to judicial review, or (ii) in the event such FERC final order is subject to judicial review, such date as may be established by an affirmative vote of 75% or more of the total authorized votes of the Management Committee as specified in Section 33.03 of the MAPP Agreement. If FERC issues a final order approving this Restated Agreement with any condition or modification, this Restated Agreement shall only become effective upon the later of (a) the confirmation and approval of such condition or modification in accordance with the provisions of Section
33.03 of the MAPP Agreement, and (b) the earlier of (i) expiration of thirty days following the date on which a final order by FERC approving the readopted Restated Agreement in its entirety without condition or modification is no longer subject to judicial review, or (ii) in the event such FERC final order is subject to judicial review, such date as may be established by an affirmative vote of 75% or more of the total authorized votes of the Management Committee as specified in Section 33.03 of the MAPP Agreement.
     14.2 Termination of MAPP Agreement - Upon the Effective Date this Restated Agreement shall supersede in its entirety the MAPP Agreement as amended. With the exception of the continuing obligations identified in Sections 4.2.1 and 4.7.1, the MAPP Agreement shall terminate upon the Effective Date. Nothing herein shall affect the continuity of service provided pursuant to obligations entered into prior to the termination of the MAPP Agreement.



                                   MAPP
                       MID-CONTINENT AREA POWER POOL

                            Restated Agreement:

                                 Exhibits



                       Table of Contents - Exhibits

                                 EXHIBIT A
           INITIAL REGIONAL RELIABILITY COMMITTEE SUBCOMMITTEES . . . . A-1
     Design Review Subcommittee . . . . . . . . . . . . . . . . . . . . A-1
     Operating Review Subcommittee. . . . . . . . . . . . . . . . . . . A-2
     Accreditation Subcommittee . . . . . . . . . . . . . . . . . . . . A-3
     Operating Procedures Subcommittee. . . . . . . . . . . . . . . . . A-6
     Pool Performance Subcommittee. . . . . . . . . . . . . . . . . . . A-9
     Reliability Studies Subcommittee . . . . . . . . . . . . . . . . .A-10
     Environmental Subcommittee . . . . . . . . . . . . . . . . . . . .A-13

                                 EXHIBIT B
             INITIAL GENERATION RESERVE-SHARING POOL SCHEDULES. . . . . B-1
     General Terms and Conditions . . . . . . . . . . . . . . . . . . . B-1
          Section 1.     General Description. . . . . . . . . . . . . . B-1
          Section 2.     Accreditation. . . . . . . . . . . . . . . . . B-1
          Section 3.     Scheduling . . . . . . . . . . . . . . . . . . B-1
          Section 4.     Line Loading Relief. . . . . . . . . . . . . . B-2
          Section 5.     Transmission Service and Loss Repayment. . . . B-2
          Section 6.     Billing and Payment. . . . . . . . . . . . . . B-3
          Section 7.     Definitions. . . . . . . . . . . . . . . . . . B-5
     Schedule B:  Reserve Capacity Deficiency Service . . . . . . . . . B-6
          Section 1.     Service to be Provided . . . . . . . . . . . . B-6
          Section 2.     Conditions of Service. . . . . . . . . . . . . B-6
          Section 3.     Schedule of Rates. . . . . . . . . . . . . . . B-7
     Schedule C:  Emergency Energy Interchange Service. . . . . . . . . B-9
          Section 1.     Service to be Provided . . . . . . . . . . . . B-9
          Section 2.     Scheduling of Deliveries . . . . . . . . . . . B-9
          Section 3.     Schedule of Rates. . . . . . . . . . . . . . . B-9
     Schedule C1:  Scheduled Outage Energy Interchange Service. . . . .B-10
          Section 1.     Service to be Provided . . . . . . . . . . . .B-10
          Section 2.     Scheduling of Deliveries . . . . . . . . . . .B-10
          Section 3.     Schedule of Rates. . . . . . . . . . . . . . .B-10
     Schedule D:  Operating Reserve Service . . . . . . . . . . . . . .B-13
          Section 1.     Service to be Provided . . . . . . . . . . . .B-13
          Section 2.     Schedule of Rates. . . . . . . . . . . . . . .B-13

                                 EXHIBIT C
                   SCHEDULE F:  TRANSMISSION SERVICE FOR
                         COORDINATION TRANSACTIONS. . . . . . . . . . . C-1
     Preamble . . . . . . . . . . . . . . . . . . . . . . . . . . . . . C-1
     1.   Definitions . . . . . . . . . . . . . . . . . . . . . . . . . C-1
          1.1    Application. . . . . . . . . . . . . . . . . . . . . . C-1
          1.2    Buyer. . . . . . . . . . . . . . . . . . . . . . . . . C-1
          1.3    Completed Application. . . . . . . . . . . . . . . . . C-1
          1.4    Contractor . . . . . . . . . . . . . . . . . . . . . . C-1
          1.5    Coordination Transaction . . . . . . . . . . . . . . . C-1
          1.6    Delivering Member. . . . . . . . . . . . . . . . . . . C-2
          1.7    Firm Transmission Service. . . . . . . . . . . . . . . C-2
          1.8    Line Loading Relief Procedure. . . . . . . . . . . . . C-2
          1.9    Loss Repayment Procedure . . . . . . . . . . . . . . . C-2
          1.10   Native Load Customers. . . . . . . . . . . . . . . . . C-2
          1.11   Network Customers. . . . . . . . . . . . . . . . . . . C-2
          1.12   Non-firm Transmission Service. . . . . . . . . . . . . C-3
          1.13   Parties. . . . . . . . . . . . . . . . . . . . . . . . C-3
          1.14   Receiving Member . . . . . . . . . . . . . . . . . . . C-3
          1.15   Regional Transmission Committee. . . . . . . . . . . . C-3
          1.16   Seller . . . . . . . . . . . . . . . . . . . . . . . . C-3
          1.17   System Impact Study. . . . . . . . . . . . . . . . . . C-3
          1.18   Transmission Customer. . . . . . . . . . . . . . . . . C-3
          1.19   Transmission Provider. . . . . . . . . . . . . . . . . C-4
          1.20   Transmission System. . . . . . . . . . . . . . . . . . C-4
     2.   Scope . . . . . . . . . . . . . . . . . . . . . . . . . . . . C-4
     3.   Nature of Firm Transmission Service . . . . . . . . . . . . . C-6
          3.1    Term . . . . . . . . . . . . . . . . . . . . . . . . . C-6
          3.2    Service Priority . . . . . . . . . . . . . . . . . . . C-6
          3.3    Curtailment of Service . . . . . . . . . . . . . . . . C-7
          3.4    Classification of Firm Transmission Services . . . . . C-8
     4.   Nature of Non-firm Transmission Service . . . . . . . . . . . C-9
          4.1    Term . . . . . . . . . . . . . . . . . . . . . . . . . C-9
          4.2    Service Priority . . . . . . . . . . . . . . . . . . .C-10
          4.3    Classifications of Non-firm Transmission Service . . .C-10
          4.4    Scheduling of Non-firm Transmission. . . . . . . . . .C-11
          4.5    Curtailment of Service . . . . . . . . . . . . . . . .C-12
     5.   Service Availability. . . . . . . . . . . . . . . . . . . . .C-12
          5.1    General Conditions . . . . . . . . . . . . . . . . . .C-12
          5.2    Determination of Capacity Availability . . . . . . . .C-13
          5.3    Policy on Facility Additions or Redispatch of
                 Generation . . . . . . . . . . . . . . . . . . . . . .C-13
     6.   Electronic Information Network. . . . . . . . . . . . . . . .C-13
     7.   Standards of Nondiscrimination. . . . . . . . . . . . . . . .C-14
     8.   Conditions Required of Transmission Customers . . . . . . . .C-14
     9.   Procedures for Arranging Firm Service . . . . . . . . . . . .C-14
          9.1    Application. . . . . . . . . . . . . . . . . . . . . .C-14
          9.2    Completed Application. . . . . . . . . . . . . . . . .C-15
          9.3    Reservation of Firm Transmission Services. . . . . . .C-15
          9.4    Notice of Deficient Application. . . . . . . . . . . .C-16
          9.5    Response to Completed Applications . . . . . . . . . .C-17
          9.6    Completed Application Approvals. . . . . . . . . . . .C-17
     10.  Procedures for Arranging Non-firm Transmission Service. . . .C-18
          10.1   Application. . . . . . . . . . . . . . . . . . . . . .C-18
          10.2   Completed Application. . . . . . . . . . . . . . . . .C-18
          10.3   Reservation of Non-firm Transmission Service . . . . .C-19
          10.4   Determination of Capacity Availability . . . . . . . .C-19
          10.5   Transmission Customer Responsibility for Third-Party
                 Arrangements . . . . . . . . . . . . . . . . . . . . .C-20
     11.  Determination of Capacity Availability and Responsibility
          for Costs Incurred in Providing System Impact Studies . . . .C-20
          11.1   Notice of Need for System Impact Study . . . . . . . .C-20
          11.2   Study Agreement and Cost Reimbursement . . . . . . . .C-21
          11.3   Performance of System Impact Study . . . . . . . . . .C-22
          11.4   Partial Interim Service. . . . . . . . . . . . . . . .C-22
     12.  Sale or Assignment of Transmission Service. . . . . . . . . .C-23
          12.1   Procedures for Assignment or Transfer of Service . . .C-23
          12.2   Information on Assignment or Transfer of Service . . .C-23
     13.  Compensation for Transmission Service . . . . . . . . . . . .C-23
          13.1   Compensation for Use of Transmission Facilities. . . .C-23
          13.2   Capacity and Energy Losses . . . . . . . . . . . . . .C-24
          13.3   Other Charges. . . . . . . . . . . . . . . . . . . . .C-24
          13.4   Waivers or Exclusions of Payments. . . . . . . . . . .C-24
     14.  Billing and Payment . . . . . . . . . . . . . . . . . . . . .C-26
          14.1   Billing Procedure. . . . . . . . . . . . . . . . . . .C-26
          14.2   Interest on Unpaid Balances. . . . . . . . . . . . . .C-27
          14.3   Customer Default . . . . . . . . . . . . . . . . . . .C-27
     15.  Regulatory Filings. . . . . . . . . . . . . . . . . . . . . .C-28
     16.  Liability and Indemnification . . . . . . . . . . . . . . . .C-28
          16.1   Liability. . . . . . . . . . . . . . . . . . . . . . .C-28
          16.2   Release. . . . . . . . . . . . . . . . . . . . . . . .C-28
          16.3   Damages. . . . . . . . . . . . . . . . . . . . . . . .C-29
     17.  Creditworthiness. . . . . . . . . . . . . . . . . . . . . . .C-30
     18.  Dispute Resolution Procedures . . . . . . . . . . . . . . . .C-30
     19.  Appointment of Representative . . . . . . . . . . . . . . . .C-30
     20.  Effectiveness . . . . . . . . . . . . . . . . . . . . . . . .C-31
     Appendix A . . . . . . . . . . . . . . . . . . . . . . . . . . .C(A)-1
     RATE SCHEDULE FCTS . . . . . . . . . . . . . . . . . . . . . . .C(A)-1
          Firm Capacity Transmission Service. . . . . . . . . . . . .C(A)-1
     RATE SCHEDULE FETS . . . . . . . . . . . . . . . . . . . . . . .C(A)-3
          Firm Energy Transmission Services . . . . . . . . . . . . .C(A)-3
     RATE SCHEDULE RNF. . . . . . . . . . . . . . . . . . . . . . . .C(A)-5
          Reserved Non-firm Transmission Service. . . . . . . . . . .C(A)-5
     RATE SCHEDULE HNF. . . . . . . . . . . . . . . . . . . . . . . .C(A)-7
          Hourly Non-firm Transmission Service. . . . . . . . . . . .C(A)-7
     Appendix B . . . . . . . . . . . . . . . . . . . . . . . . . . .C(B)-1
     APPLICATION FOR TRANSMISSION SERVICE . . . . . . . . . . . . . .C(B)-1
     Appendix C . . . . . . . . . . . . . . . . . . . . . . . . . . .C(C)-1
     PROCEDURE FOR CALCULATION AND ADMINISTRATION OF THE TRANSMISSION
          SERVICE CHARGE. . . . . . . . . . . . . . . . . . . . . . .C(C)-1
     1.   Introduction. . . . . . . . . . . . . . . . . . . . . . . .C(C)-1
     2.   Definitions, Models and Parameters Used . . . . . . . . . .C(C)-1
          2.1    Composition of the Network Model . . . . . . . . . .C(C)-1
          2.2    Calculating the Cost Parameters. . . . . . . . . . .C(C)-4
          2.3    Transmission Facility Ownership Representation . . .C(C)-6
     3.   Calculating the Rate for Transmission Service . . . . . . .C(C)-7
          3.1    History of the Technique and Computer Programs . . .C(C)-7
          3.2    Detailed Explanation of the Rate Calculation . . . .C(C)-8
          3.3    The "Megawatt-Mile" Method . . . . . . . . . . . . .C(C)-8
          3.4    Application to Service Charge Rates. . . . . . . . C(C)-10
          3.5    Generator and Load Dispatch. . . . . . . . . . . . C(C)-10

                                 EXHIBIT D
           INITIAL REGIONAL TRANSMISSION COMMITTEE SUBCOMMITTEES. . . . D-1
     Transmission Planning Subcommittee . . . . . . . . . . . . . . . . D-1
     Transmission Schedules and Compensation Subcommittee . . . . . . . D-3
     Operations and Compliance Subcommittee . . . . . . . . . . . . . . D-4

                                 EXHIBIT E
                 INITIAL POWER AND ENERGY MARKET SCHEDULES. . . . . . . E-1
     General Terms and Conditions . . . . . . . . . . . . . . . . . . . E-1
          Section 1.     General Description. . . . . . . . . . . . . . E-1
          Section 2.     Accreditation. . . . . . . . . . . . . . . . . E-1
          Section 3.     Scheduling . . . . . . . . . . . . . . . . . . E-1
          Section 4.     Line Loading Relief. . . . . . . . . . . . . . E-2
          Section 5.     Transmission Service and Loss Repayment. . . . E-2
          Section 6.     Billing and Payment. . . . . . . . . . . . . . E-2
     Schedule A:  Participation Power Interchange Service . . . . . . . E-5
          Section 1.     Service to be Provided . . . . . . . . . . . . E-5
          Section 2.     Conditions of Service. . . . . . . . . . . . . E-5
          Section 3.     Schedule of Rates. . . . . . . . . . . . . . . E-5
     Schedule J:  Firm Power Interchange Service. . . . . . . . . . . . E-7
          Section 1.     Service to be Provided . . . . . . . . . . . . E-7
          Section 2.     Conditions of Service. . . . . . . . . . . . . E-7
          Section 3.     Schedule of Rates. . . . . . . . . . . . . . . E-8
     Schedule K:  System Participation Power Interchange Service. . . . E-9
          Section 1.     Service to be Provided . . . . . . . . . . . . E-9
          Section 2.     Conditions of Service. . . . . . . . . . . . . E-9
          Section 3.     Schedule of Rates. . . . . . . . . . . . . . .E-10
     Schedule L:  Interruptible Load Replacement Energy Service . . . .E-11
          Section 1.     Services to be Provided. . . . . . . . . . . .E-11
          Section 2.     Conditions of Service. . . . . . . . . . . . .E-11
          Section 3.     Schedule of Rates. . . . . . . . . . . . . . .E-12
     Schedule M:  General Purpose Energy Service. . . . . . . . . . . .E-13
          Section 1.     Service to be Provided . . . . . . . . . . . .E-13
          Section 2.     Conditions of Service. . . . . . . . . . . . .E-13
          Section 3.     Schedule of Rates. . . . . . . . . . . . . . .E-13

                                 EXHIBIT F
                          MAP OF THE MAPP REGION. . . . . . . . . . . . G-1


                                 EXHIBIT A
           INITIAL REGIONAL RELIABILITY COMMITTEE SUBCOMMITTEES
     The initial subcommittees of the Regional Reliability Committee, and the responsibilities of those subcommittees, shall be as set forth below. The subcommittees shall have such additional responsibilities as may be assigned by the Regional Reliability Committee. Each subcommittee shall initially utilize the applicable procedures of the existing MAPP handbooks and manuals, but may adopt such further or different procedures as it may deem appropriate, subject to the requirements of the Restated Agreement and any procedures for the governance of any of its subcommittees as may be adopted by the Regional Reliability Committee.

                        Design Review Subcommittee
     The members of the Design Review Committee under the MAPP Agreement immediately prior to the Effective Date shall serve as the Design Review Subcommittee until Representatives for the Design Review Subcommittee are selected in accordance with the terms of the Restated Agreement.

Design Review Subcommittee Responsibilities:
     1. Review each Applicant's generation and transmission facilities in the MAPP Region for conformance with the standards specified in the MAPP Engineering Handbook as in effect on the Effective Date and as such standards may thereafter be revised by the MAPP Reliability Council or the Regional Reliability Committee ("MAPP System Design Standards"), approve facilities that conform with such standards, and report its findings to the Regional Reliability Committee.
     2. Review each Member's proposed additions to or retirements of generation or transmission facilities in the MAPP Region for conformance with MAPP System Design Standards, approve facility additions or retirements that conform with such standards, and report its findings to the Regional Reliability Committee.
     3. Review planned capacity transactions by any Member that exceed the megawatt and duration thresholds established by the Regional Reliability Committee pursuant to Section 6.6.8(f) and 6.6.8(g) for conformance with applicable reliability criteria, approve capacity transactions that conform with such standards, and report its findings to the Regional Reliability Committee.
     4. Determine any operating restrictions necessary to make a Member's planned facilities operate within MAPP System Design Standards, and forward a description of any such restrictions to the Operating Review Subcommittee for action.
     5. Approve temporary generating unit accreditation or authorized accreditation.


                       Operating Review Subcommittee
     The members of the Operating Review Committee under the MAPP Agreement immediately prior to the Effective Date shall serve as the Operating Review Subcommittee until Representatives for the Operating Review Subcommittee can be selected in accordance with the terms of the Restated Agreement.

Operating Review Subcommittee Responsibilities:
     1. Review each Member's generation and transmission facilities and its operating studies, guides and practices for conformance to the standards specified in the MAPP Operating Handbook as in effect on the Effective Date and as such standards may thereafter be revised by the MAPP Reliability Council or the Regional Reliability Committee ("MAPP System Operating Standards"), approve such of the foregoing as conform with such standards, and report its findings to the Regional Reliability Committee.
     2. Impose and revise as necessary any operating restrictions forwarded by the Design Review Subcommittee necessary to make a Member's planned facility operate within MAPP System Design Standards.
     3. Impose operating restrictions on any Member necessary to make facilities within the MAPP Region operate in accordance with MAPP System Operating Standards.
     4. Review any capacity or energy transaction, and impose any restrictions necessary to ensure that Members operate in accordance with MAPP System Operating Standards.


                        Accreditation Subcommittee
     The members of the Accreditation Subcommittee under the MAPP Agreement immediately prior to the Effective Date shall serve as the Accreditation Subcommittee until Representatives for the Accreditation Subcommittee can be selected in accordance with the terms of the Restated Agreement.

Accreditation Subcommittee Responsibilities:
     1. Review each Member's seasonal load and capability forecasts for the next ten years (or such period as the Regional Reliability Committee may designate), and the Member's monthly load and capability forecasts for the first two years of this period, and prepare appropriate reports for the Regional Reliability Committee.
     2. Establish detailed criteria for the accreditation of capacity transactions (1), including a requirement to obtain approval from the Design Review Subcommittee for transactions of greater than the megawatt or duration thresholds established by the Regional Reliability Committee.
     3. Conduct a semiannual review of after-the-fact load and capability data from each Member, and from such data determine the amount and allocation of any required Reserve Capacity Deficiency Service purchases and sales in accordance with criteria established by the Regional Reliability Committee.
     4. Compile, reproduce and supply load and capability data in any format needed by any council, committee or subcommittee of MAPP, or for submission to reliability or government agencies.
     5. Approve any interruptible load appropriate for adjustment in the MAPP Load and Capability Report.
     6. Assume responsibility for the following Sections of the MAPP Engineering Committee Handbook:

(1) A capacity transaction for the month of October that otherwise meets the criteria of the Regional Reliability Committee may be included in the Accredited Capability of a Member only to the extent that the Member's October system demand is forecast to exceed its maximum system demand of the previous five months.


     a.   Section 2      Power Transactions (Procedures for approval of
                         capacity transactions)

     b.   Section 5      Generation and Interconnection Evaluation
                         (Procedures for approval of generation
                         accreditation and outside pool transactions)

     c.   Exhibit G      Allocation Procedures for Participant Deficiencies
                         (Procedure to allocate surplus capacity at Service
                         Schedule B rates to deficit utilities)

     d.   Exhibit H      Procedures for Systematic Recordings of Committed
                         Power Transactions (Procedures to record approved capacity transactions for MAPP Members)

     e.   Exhibit J      MAPP Procedures for the Uniform Rating of
                         Generating Equipment (Rules used in determining the capacity of all types of generation including coal, nuclear, hydro, gas, oil, wind and solar)

     f.   Exhibits K, L, L-2  Forms for Temporary Accreditation Request,
                              Extended Accreditation Request, and return from Extended Accreditation

     g.   Exhibit N      MAPP Procedure for Certification of Interruptible
                         Demand for Purchase of Service Schedule L.

Note:
     Under the Restated Agreement, the Contractor will determine whether capacity transactions below megawatt and duration thresholds set by the Regional Reliability Committee meet applicable reliability criteria. If the Contractor determines that a proposed capacity purchase or sale will violate MAPP System Design Standards or MAPP System Operating Standards, it will notify the Members participating in any such transaction in writing, which may be done by electronic mail.



                     Operating Procedures Subcommittee
     The members of the Operating Practices Subcommittee under the MAPP Agreement immediately prior to the Effective Date shall serve as the Operating Procedures Subcommittee until Representatives for the Operating Procedures Subcommittee can be selected in accordance with the terms of the Restated Agreement.

Operating Procedures Subcommittee Responsibilities:
     1. Adopt procedures for re-establishing reserves following a resource loss.
     2.   Adopt criteria for load shedding.
     3. Adopt procedures and practices for coordinating interregional reliability, including coordinating MAPP reliability activities with adjoining systems, pools, and other regional power coordination agencies.
     4. Adopt methods, standards and procedures for pool voltage and VAR control.
     5. Coordinate Members' transmission and generation maintenance schedules in order to maintain regional reliability.
     6. In cooperation with other concerned councils, committees and subcommittees, coordinate the activities of the MAPP communications network.
     7. In coordination with the Reliability Studies Subcommittee, develop MAPP computer models for seasonal power flow, stability and short circuit studies for use by Members and the MAPP Center.
     8. Establish and modify line-loading relief standards, requirements and procedures necessary to preserve regional reliability.
     9. Review, and modify as necessary to preserve regional reliability, the Total Operating Reserve Obligation and the formula for establishing the Operating Reserve Obligation of the End-Use Load Members.
     10. Review and approve methods and procedures, including determination of costs, accounting and billing, for the use of the Generation Reserve-Sharing Pool Schedules, including the Service Schedules for Emergency Energy Interchange Service, Scheduled Outage Energy Interchange Service, Operating Reserve Service, and Reserve Capacity Deficiency Service.
     11.  Develop continuing education programs for Members' System
Operators.
     12. Assume responsibility for the following portions of the MAPP Operating Handbook:
     Section III    Generating Capability Availability
                    Interconnection Capacity
                    Operating Reserve
                    Maintenance Scheduling
                    Incremental Cost Determination Guide

     Section IV     Emergency Procedures Overview
                    Transmission Loading Relief Procedure
                    Tight Capacity Procedure
                    Emergency Energy Replacement Procedure
                    Scheduled Outage Energy Locating Procedure
                    Reduced Oil and Gas Consumption Procedure

     Section VII    Uniform Rating of Generating Equipment (URGE) Procedure

     13. Assume responsibility for the following portions of the NERC Operating Guides:
     Guide II - System Security

          A.   MW Generation Reserve
          C.   Transmission Operation
          E.   Monitoring Interconnection Parameters
          F.   Information Exchange
          G.   Maintenance Coordination

     Guide III - Emergency Operations

          A.   Insufficient Generation Capacity
          B.   Transmission Overload and Voltage Control
          C.   Load Shedding
          D.   System Restoration
          E.   Emergency Information Exchange
          F.   Special System or Control Area Action
          G.   Control Center Backup

     Guide IV - Operating Personnel

          A.   Responsibility and Authority
          B.   Selection
          C.   Training
          D.   Responsibility to Other Groups

     Guide V - Operations Planning

          A.   Normal Operations
          B.   Planning for Emergency Conditions
          C.   Long Term Deficiencies
          D.   Load Shedding
          E.   System Restoration

     Guide VI - Telecommunications

          A.   Facilities
          B.   System Operator Communications Procedures
          C.   Loss of Communications

                       Pool Performance Subcommittee
     The members of the Pool Performance Subcommittee under the MAPP Agreement immediately prior to the Effective Date shall serve as the Pool Performance Subcommittee until Representatives for the Pool Performance Subcommittee can be selected in accordance with the terms of the Restated Agreement.

Pool Performance Subcommittee Responsibilities:
     1. Review and adopt Operating Principles and Guides establishing commonly accepted standards for control area operation.
     2. Review and adopt methods, standards, and procedures for monitoring and improving control performance in the MAPP Region.
     3. Coordinate the activities of MAPP control areas with the NERC Performance Subcommittee through the MAPP Survey Coordinator, who shall be the MAPP representative to the NERC Performance Subcommittee. The MAPP Survey Coordinator shall be nominated by the Pool Performance Subcommittee and elected by the Regional Reliability Committee, shall serve for a term of two years with eligibility for re-election, and shall:
          a. Represent MAPP on the NERC Operating Committee Performance Subcommittee, and attend all meetings of the subcommittee.
          b. Be responsible for performance surveys and other surveys as requested by the NERC Operating Committee Performance Subcommittee.
          c    Serve as a non-voting member of the MAPP Pool Performance
Subcommittee.
     4. Assume responsibility for the following portions of the MAPP Operating Handbook:
     Section III    Control Area Operation

     Section VII    Average Production Cost, Other Than Fuel
                    Additional Payment for Scheduled Outage Energy
     5.   Assume responsibility for the MAPP Operating Requirements
Document.
     6. Assume responsibility for the following portions of the NERC Operating Guides:
     Guide I - Systems Control

          A.   Generation Control
          B.   Voltage Control
          C.   Time and Frequency Control
          D.   Interchange Scheduling
          E.   Control Performance Criteria
          F.   Inadvertent Interchange Management
          G.   Control Surveys

     Guide II - System Security

          B.   Reactive Power Supply
          E.   Monitoring Interconnection Parameters

                     Reliability Studies Subcommittee
     The members of the Technical Operations Subcommittee and the Reliability Subcommittee under the MAPP Agreement immediately prior to the Effective Date shall serve as the Reliability Studies Subcommittee until Representatives for the Reliability Studies Subcommittee can be selected in accordance with the terms of the Restated Agreement.

Reliability Studies Subcommittee Responsibilities:
     1. Collect and analyze operating data pertinent to the interconnected operation of MAPP.
     2.   Conduct appropriate transmission network studies.
     3. Review the Reserve Capacity Obligation, and recommend such modifications as it may deem appropriate to the Regional Reliability Committee.
     4. Review and approve operating reliability standards, criteria, and rules relating to protective equipment and communications or digital control systems.
     5. Identify the planning functions that should be conducted by the Contractor in order to improve reliability.
     6. Review the reliability characteristics of the MAPP system and perform associated reliability studies as appropriate.
     7. Coordinate the development and updating by the Members and MAPP of appropriate models for power flow, stability, short-circuit, and reliability studies of the MAPP Region.
     8. Accumulate and maintain data files as necessary to determine existing system reliability and to propose recommendations on system reliability to the Regional Reliability Committee.
     9. Conduct static transmission adequacy assessments as appropriate, including assessments of the intra- and inter-regional transfer capability of the MAPP system.
     10. Evaluate new methodologies, with a goal of performing combined generation and transmission reliability analysis.
     11. Review and evaluate recommended plans and procedures developed by the Regional Transmission Committee for technical coordination of the MAPP Plan with adjoining systems, pools, and other regional coordinating agencies.
     12. In cooperation with other concerned committees and subcommittees, coordinate the activities of the MAPP communications network.
     13. Assume responsibility for reliability criteria and modelling necessary for submission of FERC Form 715 information for MAPP.
     14. Assume responsibility for the following portions of the MAPP Engineering Handbook:
     Section 1 Load and Capability (Requirement to submit Load and Generating Capability for OE-411 reporting)

     Exhibit F      Load and Capability Reporting (Instruction forms for
                    projected seasonal and monthly load and capability reporting)
     14. Assume responsibility for the following portions of the MAPP Operating Handbook:
     Section II          Major Disturbance Analysis Procedure

     Section III         Interconnection Capacity
                         Regional Communications
                         Protective Relaying Guide

     Section VII         Special Stability Systems and Procedures
                         Transmission Line Capacity Data
     16. Assume responsibility for the following portions of the NERC Operating Guides:
     Guide I - Systems Control

          H.   Control Equipment Requirements

     Guide II - System Security

          D.   Relay Coordination
          F.   Information Exchange



                        Environmental Subcommittee
     The members of the Environmental Committee under the MAPP Agreement immediately prior to the Effective Date shall serve as the Environmental Subcommittee until Representatives for the Environmental Subcommittee are selected in accordance with the terms of the Restated Agreement.

Environmental Subcommittee Responsibilities:
     1. Keep abreast of current environmental laws, regulations, and natural resource issues which may impact regional system operating reliability.
     2. Provide input and recommendations to decision-making agencies concerning the actual or potential impact on regional reliability of proposed environmental laws and regulations, and emerging natural resource issues.
     3. Foster information exchange among Members on environmental factors, compliance issues, and resource programs that may impact reliability within the MAPP Region.
     4. Foster greater understanding of MAPP by providing information to the public on the interrelationship of environmental factors, regional reliability, system planning and operations.

                                 EXHIBIT B
             INITIAL GENERATION RESERVE-SHARING POOL SCHEDULES

                       General Terms and Conditions
Section 1. General Description
     1.1 The initial Service Schedules set forth herein are intended to facilitate the exchange of capacity and energy in the MAPP Generation Reserve Sharing Pool. The Service Schedules are established to enable the Pool Participants to help maintain the reliability of the interconnected system through sharing of capacity reserves and operating reserves. These Service Schedules may be revised and new Service Schedules established as needs arise, in accordance with the Restated Agreement.

Section 2. Accreditation
     2.1 Accreditation of capacity transactions shall be determined and assigned under procedures established by the Regional Reliability
Committee. Initially, the same procedures shall be used as in effect immediately prior to the Effective Date.

Section 3. Scheduling
     3.1   Interchange of capacity and energy between the Pool
Participants shall be in accordance with the reliability standards and procedures established by the Regional Reliability Committee. These standards and procedures shall meet or exceed NERC criteria. Exchange of energy between Pool Participants shall conform to the MAPP Operating Requirements in order to satisfy the obligations of those Pool Participants which operate Control Areas.

Section 4. Line Loading Relief
     4.1 Delivery of energy between Pool Participants under the Scheduled Outage Energy Interchange Service Schedule shall be subject to the MAPP Line Loading Relief Procedures when such procedures are necessary to alleviate overloads or potential overloads of transmission facilities. Reserve Capacity Deficiency Service, Emergency Energy Interchange Service, and Operating Reserve Service are not subject to the MAPP Line Loading Relief Procedures.

Section 5. Transmission Service and Loss Repayment
     5.1 Pool Participants that schedule capacity and energy under the Service Schedules for Reserve Capacity Deficiency Service, Emergency Energy Interchange Service, or Scheduled Outage Energy Interchange Service are obligated to compensate other Pool Participants for use of their transmission facilities in accordance with Schedule F - Transmission Service for Coordination Transactions. Such compensation may include a transmission service charge for any of these Service Schedules, plus a charge for net incremental losses incurred by such other Pool Participants for energy delivered under the Scheduled Outage Energy Interchange Service Schedule or the Emergency Energy Interchange Service Schedule. Procedures for determining transmission service and loss repayment charges and for administering the payment process shall be established by the Regional Transmission Committee.

Section 6. Billing and Payment
     6.1 For billing purposes, the amount of energy delivered by a supplying Pool Participant to a purchasing Pool Participant, or delivered to the purchasing Pool Participant through any intervening transmission service providers during any period, shall be the amount scheduled for delivery at a point or points where the system of the supplying Pool Participant connects with the system of the purchasing Pool Participant or with the Transmission System (as defined in Schedule F - Transmission Service for Coordination Transactions).
     6.2 Billing for any transaction involving generation or transmission capacity, including any transmission charges pertaining to a transaction, shall be based upon the amount of such capacity committed in advance for delivery at a point or points where the system of the supplying Pool Participant connects with either the system of the purchasing Pool Participant or with the Transmission System (as defined in Schedule F - Transmission Service for Coordination Transactions).
     6.3 All bills for services supplied in connection with the Generation Reserve-Sharing Pool shall be rendered monthly by the supplying Pool Participant to the purchasing Pool Participant after the end of the period to which such bills are applicable. Unless otherwise specified by the appropriate council or committee, such period shall be from 12:01 a.m. of the first day of the month to 12:01 a.m. of the first day of the succeeding month. Bills shall be due and payable within fifteen days from the date such bills are rendered. Payment shall be made when due and without deduction, and may be effected by electronic funds transfer. Bills shall be deemed rendered on the postmark date if deposited in first class mail with postage prepaid and shall be deemed rendered upon receipt if another means of delivery is used. If the due date of any bill falls on Saturday, Sunday or holiday observed by either Pool Participant, the bill shall be due and payable on the next following working day of both Pool Participants. Interest shall accrue and be compounded daily on any unpaid amount, from the date due until the date upon which payment is made, using the lowest daily prime rates published in the money rates section of the Wall Street Journal for the applicable time period. Such daily interest shall be computed on the basis of actual days and a 365 day calendar year.
     6.4 In the event a Pool Participant desires to dispute all or any part of the charges submitted by some other Pool Participant, it shall nevertheless pay the full amount of the charges when due and give notification in writing within sixty (60) days from the date of the statement stating the grounds on which the charges are disputed and the amount in dispute. The complaining Pool Participant shall not be entitled to any adjustment on account of any disputed charges that are not brought to the attention of the Pool Participant rendering such charges within the time and in the manner herein specified. If settlement of the dispute results in a refund to the payer, interest shall accrue and be compounded daily on the amount to be refunded from the date of payment until the date upon which refund is made, using the lowest daily prime rates published in the money rates section of the Wall Street Journal for the applicable time period. Such daily interest shall be computed on the basis of a 365 day year. If the Pool Participants are unable to reach a mutually satisfactory agreement, the dispute resolution procedures of Article 11 of the Restated Agreement shall apply.

Section 7. Definitions
     7.1 For purposes of Service Schedules C and C1 only, Incremental Cost shall mean:
     a. The cost of fuel, operating labor, and maintenance required to generate the energy necessary to supply (i) the scheduled delivery to the purchasing Pool Participant's system, plus (ii) the incremental losses incurred on the supplying Pool Participant's system, plus (3) the energy supplied to any intervening system or systems as compensation for losses;
     b. The cost of starting and operating any generating units which must be started as a result of supplying such energy; and
     c. The supplying Pool Participant's cost of purchased energy if the purchase is made as a result of supplying such energy.
     d. The Incremental Cost per kilowatt-hour for any particular transaction shall be the total of such costs divided by the kilowatt-hours scheduled for delivery to the purchasing Pool Participant either directly by the supplying Pool Participant or through an intervening system or systems.

             Schedule B:  Reserve Capacity Deficiency Service

Section 1. Service to be Provided
     1.1 Reserve Capacity Deficiency is the value in kilowatts by which a Pool Participant's System Demand plus its Reserve Capacity Obligation in any hour of either the Summer Season (May 1 - Oct 31) or the Winter Season (Nov 1 - April 30) exceeds its Accredited Capability for such hour. This Service Schedule provides for the sale of Reserve Capacity by any Pool Participant to any other Pool Participant that has experienced a Reserve Capacity Deficiency, to enable the purchasing Pool Participant to satisfy its Reserve Capacity Obligation.
     1.2 Allocation of sales from other Pool Participants' seasonal surpluses to supply the deficiency shall be determined after the fact in accordance with procedures established by the Regional Reliability Subcommittee.

Section 2. Conditions of Service
     2.1 This Service Schedule shall be available for the sale of Reserve Capacity Deficiency Service for six consecutive months beginning on May 1 or November 1 unless another duration and other dates are agreed to by the Regional Reliability Committee.
     2.2 Reserve Capacity Deficiency Service shall be supplied through transmission facilities which have adequate capacity for transmitting such power, in accordance with reliability standards and procedures established by the Regional Reliability Committee.
     2.3 Firm Capacity Transmission Service under Service Schedule F - Transmission Service for Coordination Transactions shall be obtained for delivery of Reserve Capacity Deficiency Service.

Section 3. Schedule of Rates
     3.1 The purchasing Pool Participant shall pay to the supplying Pool Participant for Reserve Capacity Deficiency Service furnished during any month a demand charge determined as follows:
           For each megawatt or fraction thereof committed by the supplier, a charge per month not more than P, where
                     P = A/12
           where A = the value for the applicable year based on ten (10) years of data representing the composite levelized annual fixed charges per megawatt for the units of the Pool Participants which supplied, or are most likely to supply, capacity and energy under this Service Schedule.
     3.2 For each FERC regulated Pool Participant, the levelized annual fixed carrying charge is the sum of the return requirement, depreciation, income tax, property tax, insurance and administrative and general costs. The return requirement shall be calculated in accordance with standard FERC methods using debt costs, preferred stock cost and a percentage rate of return on equity, weighted in accordance with the Pool Participant's capital ratios at the end of the preceding calendar year. The percentage rate of return on equity shall not be higher than the most recent rate of return on equity percentage approved by the Pool Participant's state regulatory commission. The income tax requirement which shall include deferred taxes, shall be calculated in accordance with standard FERC methods using federal and state tax rates in effect for the current year. The administrative and general costs in column b on line 167 of page 323 of the FERC Form 1 shall be appropriately allocated to the electric production plant and converted to a percentage of the electric production plant investment.

             Schedule C:  Emergency Energy Interchange Service

Section 1. Service to be Provided
     1.1 This Service Schedule provides for the supply of Emergency Energy by any Pool Participant to any other Pool Participant during emergency outages of generating or transmission facilities or both.

Section 2. Scheduling of Deliveries
     2.1 Deliveries of Emergency Energy shall be scheduled as soon as possible after the occurrence of an Emergency Outage, through transmission facilities which have adequate capacity for transmitting such energy, in accordance with reliability standards and procedures established by the Regional Reliability Committee.
     2.2 Firm Energy Transmission Service under Service Schedule F - Transmission Service for Coordination Transactions shall be obtained for delivery of Emergency Energy Interchange Service.

Section 3. Schedule of Rates
     3.1 The receiving Pool Participant shall pay to the supplying Pool Participant for Emergency Energy furnished during any month under this Service Schedule the greater of 3.0 cents per kilowatt-hour or 110 percent of the supplying Pool Participant's Incremental Cost of supplying such energy.

         Schedule C1:  Scheduled Outage Energy Interchange Service
Section 1. Service to be Provided
     1.1 This Service Schedule provides for the supply of energy by any Pool Participant to any other Pool Participant during Scheduled Outages of generation or transmission facilities or both.

Section 2. Scheduling of Deliveries
     2.1 Scheduled Outage Energy shall be supplied through transmission facilities which have adequate capacity for transmitting such power and energy, in accordance with reliability standards and procedures established by the Regional Reliability Committee.
     2.2   Scheduled Outage Energy may be scheduled from a Pool
Participant not directly interconnected with the purchasing Pool Participant if such energy is available at a lower delivered cost than from a directly interconnected Pool Participant.
     2.3 Firm Energy Transmission Service under Service Schedule F - Transmission Service for Coordination Transactions shall be obtained for Scheduled Outage Energy Interchange Service.

Section 3. Schedule of Rates
     3.1 The purchasing Pool Participant shall compensate the supplying Pool Participant for Scheduled Outage Energy furnished during any month under this Service Schedule in accordance with one of the following subparagraphs:
           a. The purchasing Pool Participant shall pay to the supplying Pool Participant for such Scheduled Outage Energy the greater of:
           i. 110 percent of the Incremental Cost of producing such energy, or
           ii. 110 percent of the Average Production Cost (as specified in Section 3.28 of the MAPP Agreement as in effect on the Effective Date and as may thereafter be revised by the MAPP Reliability Council or the Regional Reliability Committee) of the purchasing Pool Participant had it produced such energy with the generating unit which is out of service; provided that, if the purchasing Pool Participant is not using its Total Available Accredited Capacity, the supplying Pool Participant may require the purchasing Pool Participant to make an additional payment for any financial loss that accrues to the supplying Pool Participant attributable to foregoing a sale to another party. For uniformity of application, such additional payment shall be calculated assuming that the decremental cost of the foregone sale would have been an amount equal to the cost of energy from oil-fired generation determined in accordance with principles and practices established by the Regional Reliability Committee as follows: The cost of oil-fired generation will be calculated using the least-squares method based on a maximum of seven years' data. For FERC regulated Pool Participants, the data used will be the sum of fuel, operation and maintenance costs divided by net KWH line
                 35 on page 402 and columns e, h, i and o on pages 410 and 411 of the FERC Form 1. Pool Participants not regulated by the FERC will provide comparable data when cost data is requested for filing with the Contractor.
           b. The Pool Participant supplying Scheduled Outage Energy may, at its option, require the purchasing Pool Participant to return such energy at such times and under such conditions that the supplying Pool Participant will not experience a loss due to the transaction, or under conditions mutually agreeable to both Pool Participants.

                  Schedule D:  Operating Reserve Service

Section 1. Service to be Provided
     1.1 A Pool Participant may arrange for another Pool Participant to supply part or all of its Operating Reserve requirement. Such other Pool Participant is not obligated to supply Operating Reserve Service if the requesting Pool Participant is not using all of its Available Accredited Capacity.

Section 2. Schedule of Rates (See Note No. 1)
     2.1 Except as otherwise agreed to by the Pool Participants concerned, a Pool Participant supplying a portion or all of another Pool Participant's Operating Reserve during any month shall be paid by the purchasing Pool Participant the greater of:
     a.    110 percent of the Incremental Cost of supplying such service;
           or
     b. The Incremental Cost of supplying such service plus one-half of the overall savings of such transaction, where overall savings shall be equal to the difference between the Incremental Cost of the selling Pool Participant and the Decremental Cost of the purchasing Pool Participant.
     2.2 In the event there are repetitive transactions between certain Pool Participants involving similar Incremental and Decremental Costs, flat rates or exchange arrangements may be established for such transactions by the Pool Participants concerned.
     2.3 Transmission service need not be arranged for Operating Reserve Service; provided, however, that any energy subsequently taken from Operating Reserves shall be taken under the applicable energy Service Schedule, and appropriate transmission service shall be arranged therefor.

Note No. 1:

For the purpose of this Service Schedule only, Incremental and Decremental Cost shall be determined as follows:

     Incremental Cost of the supplying Pool Participant shall be based on the costs incurred in starting and operating any generating unit or units which must be started as a result of supplying such service.

     Decremental Cost of the purchasing Pool Participant shall be based on the cost avoided by not starting and operating any generating unit or units as a result of receiving such service.

                                 EXHIBIT C
                   SCHEDULE F:  TRANSMISSION SERVICE FOR
                         COORDINATION TRANSACTIONS

Preamble
     This Service Schedule provides transmission service for Coordination Transactions pursuant to the MAPP Restated Agreement.
1.   Definitions
     Definitions provided in the Restated Agreement shall apply to this Service Schedule unless otherwise provided in this Service Schedule.
     1.1 Application: A request by a Member for transmission service pursuant to the provisions of this Service Schedule.
     1.2   Buyer:   The Member that is the purchaser pursuant to a
Coordination Transaction.
     1.3 Completed Application: An Application that satisfies all of the information and other requirements of this Service Schedule.
     1.4 Contractor: An impartial entity that performs actions or functions under this Service Schedule on behalf of all of the Transmission Providers. The initial Contractor shall be the Contractor under the Restated Agreement.
     1.5 Coordination Transaction: Any sale for resale of power and/or energy between Members, for a period not to exceed two years, using existing generation and transmission facilities. Any transaction where the Seller is obligated to sell, or has an option to sell, power and/or energy, or the Buyer is obligated to take or pay, or has the option to take or pay, for power and/or energy, for more than two years shall not qualify for service under this Service Schedule for any portion of the duration of the transaction.
     1.6 Delivering Member: The Member on whose system the capacity and/or energy provided under a Coordination Transaction will be delivered to the Buyer. The Delivering Member may be the Buyer. The Delivering Member shall be specified in the Completed Application.
     1.7 Firm Transmission Service: Transmission service under this Service Schedule that is reserved or scheduled for a term not to exceed two years, and that is of the firmness and priority as set forth in this Service Schedule. Firm Transmission Service is available as Firm Capacity Transmission Service or Firm Energy Transmission Service.
     1.8 Line Loading Relief Procedures: Those procedures established by the Regional Transmission Committee involving curtailment of transactions for the purpose of relieving transmission system overloads or maintaining necessary voltage criteria.
     1.9 Loss Repayment Procedure: Those procedures established by the Regional Transmission Committee involving repayment of transmission system losses due to Coordination Transactions.
     1.10 Native Load Customers: The wholesale and retail customers on whose behalf the Transmission Provider, by statute, franchise, regulatory requirements, or contract, has undertaken an obligation to construct and operate the Transmission Provider's system to provide reliable transmission service on a firm basis.
     1.11 Network Customers: Entities receiving transmission service pursuant to the terms of the Transmission Provider's network service tariff or other contracts for similar service.
     1.12 Non-firm Transmission Service: Transmission service under this Service Schedule that is reserved and/or scheduled on an as available basis and is subject to interruption pursuant to MAPP Line Loading Relief Procedures. Non-firm Transmission Service is available as either Hourly Non-firm Transmission Service or Reserved Non-firm Transmission Service.
     1.13 Parties: The Transmission Providers and the Transmission Customer receiving service under this Service Schedule.
     1.14 Receiving Member: The Member on whose system capacity and/or energy from a Coordination Transaction will be made available to the Transmission Providers by the Seller. The Receiving Member may be the Seller. The Receiving Member shall be specified in the Completed Application.
     1.15 Regional Transmission Committee: A standing committee under the MAPP Restated Agreement.
     1.16 Seller: The Member that is the seller pursuant to a Coordination Transaction.
     1.17 System Impact Study: An assessment by the Contractor or the Regional Transmission Committee of the adequacy of the Transmission System to accommodate a request for Firm Transmission Service.
     1.18 Transmission Customer: Any Member whose Completed Application for Transmission Service is approved by the Contractor and who receives transmission service under this Service Schedule. The Transmission Customer shall be the Buyer.
     1.19 Transmission Provider: A Member owning or controlling transmission used to provide service under this Service Schedule. The Contractor shall not be considered to be a Transmission Provider.
     1.20 Transmission System: The composite of all contiguous networked, synchronously operated 115 kV and above (or 69 kV as specified in Appendix C) transmission facilities owned or controlled by MAPP Members.
 Such contiguous facilities shall include (i) networked facilities in the MAPP Region, (ii) facilities that are directly interconnected with those within the MAPP Region, and (iii) facilities that are interconnected with those within the MAPP Region through the facilities of another Member or Members.

2.   Scope
     1.2 This Service Schedule provides for transmission service pursuant to the Restated Agreement in connection with Coordination Transactions. A Member located outside of the MAPP Region agrees to provide service to the other Members under the terms and conditions of this Service Schedule over transmission facilities owned or controlled by it or its Affiliates, that are a part of the Transmission System. Service under this Service Schedule is not available to an entity not eligible for an order requiring transmission service under Sections 210, 211 or 212 of the FPA as in effect on the Effective Date or of a type not available pursuant to an order requiring such service under Sections 210, 211 or 212 of the FPA as in effect on the Effective Date.
     2.2 This Service Schedule shall be used for Coordination Transactions between Members instead of the individual tariffs of the Members. Service is available for Coordination Transactions arranged under the MAPP Power and Energy Market, the Generation Reserve-Sharing Pool or otherwise. Any entity eligible to obtain a Section 211 order under the Federal Power Act is eligible to become a MAPP Member and obtain service under this Service Schedule. Service under this Service Schedule is available to all Members on an equivalent basis pursuant to the terms of this Service Schedule. To receive such service, an entity must be willing to take on the responsibilities and obligations of membership.
     2.3 Subject to the waiver provisions of Section 13.4 hereof, charges are imposed for service under this Service Schedule.
     2.4 This Service Schedule cannot be used to deliver power or energy directly to a non-member. This Service Schedule also is not intended to be used, and shall not be used, by a generator located on a Receiving Member's system in place of a long term transmission arrangement that compensates the Receiving Member for the load imposed on the Receiving Member's system by the generator. Nor is this Service Schedule intended to be used for load located on a Delivering Member's system and routinely imposed on that system in lieu of a long term transmission arrangement for the needs of that load. Furthermore, this Service Schedule is intended to apply only to transactions of two years or less. This Service Schedule shall be interpreted and applied to prevent its use for any transactions that are in any way more than a two years in duration.
     2.5 If any Member believes that the intended scope of this Service Schedule expressed above is being violated in connection with any transaction, it may file a written complaint specifying its concern with the Regional Transmission Committee, or the appropriate subcommittee of the Regional Transmission Committee. During the pendency of any such complaints, the charges sought to be imposed by the Transmission Providers under this Service Schedule and/or under their individual tariffs or other agreements shall be paid by the Transmission Customer and held in escrow by the Contractor and shall be paid, with any interest earned thereon, to the appropriate parties upon final resolution of the dispute. The Regional Transmission Committee shall deal with all such disputes on an expedited basis.
     2.6 In addition to the primary purpose of this Service Schedule set forth above, the Members hereby agree that the rate schedules appended hereto also shall be used to compensate Members for third party use of their systems in connection with sales or purchases by Members to or from non-members that otherwise meet the requirements of a Coordination Transaction. Such transactions must be scheduled and arranged by the transacting parties under the individual tariffs of the Members.

     Nature of Firm Transmission Service
     3.1   Term
           (a) The minimum term of Firm Capacity Transmission Service reservations shall be seven consecutive days, which hereafter may be referred to as "weekly". The maximum term for Firm Capacity Transmission Service reservations shall be two years.
           (b) The minimum term for Firm Energy Transmission Service shall be one hour and the maximum term shall be 120 days, or as otherwise required for extended maintenance or extended accreditation authorized by the Regional Reliability Committee.
     3.2 Service Priority - An Application for Firm Transmission Service will have priority over Non-firm Transmission Service under this Service Schedule. Firm Transmission Service will always have priority over Non-firm Transmission Service under this Service Schedule, including previously scheduled Non-firm Transmission Service. Firm Capacity Transmission Service shall have priority over Firm Energy Transmission Service, including previously scheduled Firm Energy Transmission Service. Firm Transmission Service under this Service Schedule shall be available on a first-come, first-served basis (i.e., in the chronological sequence in which each Transmission Customer has requested service) from capacity in excess of that needed for reliable service to Native Load Customers, Network Customers and other transmission customers taking firm transmission service for longer than two years and previously scheduled Firm Capacity Transmission Service under this Service Schedule or tariffs and contracts of the Transmission Providers.
     3.3 Curtailment of Service - The Transmission Providers shall provide Firm Transmission Service with the curtailment priority set forth in the MAPP Line Loading Relief Procedures as they may be amended from time to time by the Regional Transmission Committee. To the extent practical under the circumstances, Firm Energy Transmission Service shall be curtailed before Firm Capacity Transmission Service and Firm Transmission Service shall be curtailed prior to firm transmission service provided by the Transmission Provider for a term in excess of two years. When the Contractor or the Transmission Provider determines that an electrical emergency exists and implements emergency procedures to curtail Firm Transmission Service, the Transmission Customer shall make the required reductions upon request of the Contractor. The Contractor has the right to direct the interruption of service whenever an emergency exists or MAPP Line Loading Relief Procedures are required.
     3.4   Classification of Firm Transmission Services -
           (a) Firm Transmission Service under this Service Schedule shall be Member system to Member system transmission service. Firm Transmission Service shall include: (i) Firm Capacity Transmission Service on a weekly, monthly, seasonal or one-year basis under Rate Schedule FCTS; and (ii) Firm Energy Transmission Service on an hourly basis up to 120 days under Rate Schedule FETS. Firm Energy Transmission Service is available only for Emergency Energy Interchange Service and Scheduled Outage Energy Interchange Service under the Generation Reserve-Sharing Pool in the Restated Agreement and the comparable needs of Members that are not participants in the Pool.
           (b) A Transmission Customer may purchase transmission service to make purchases of power from multiple generating units that are on the Receiving Member's Transmission System. The Transmission Customer will be required to provide to the Contractor the information identified in Section
9.2 of this Service Schedule.
           (c) The Transmission Providers shall provide firm deliveries of power from a point or points at which power and/or energy for a Coordination Transaction is made available by the Seller to the Receiving Member to a point or points at which power and/or energy for a Coordination Transaction are made available to the Buyer by the Delivering Member. Each Receiving Member at which firm transmission capacity is reserved by the Transmission Customer shall be set forth in the Completed Application along with a corresponding capacity reservation. The reservation and schedules shall be in whole megawatts measured on a sixty minute, clock hour interval. Each Delivering Member at which firm transmission capacity is reserved by the Transmission Customer shall be set forth in the Completed Application along with a corresponding capacity reservation. The Transmission Customer will be billed for its transmission service as set forth in Appendix A. The Transmission Customer may not exceed its firm capacity reservation.
           (d) Schedules for the Transmission Customer's Firm Transmission Service must be submitted to the Contractor in accordance with procedures established by the Regional Transmission Committee. Initially, those procedures shall be: Schedules for the Transmission Customer's Firm Capacity Transmission Service must be submitted to the Contractor no later than 3:00 p.m. of the day prior to the day service is to commence. Hour-to-schedules of any power and energy that is to be delivered must be
stated in increments of whole megawatts per hour.   Scheduling changes will
be permitted up to 20 minutes before the start of the next clock hour or such other time as established by the Regional Transmission Committee. The Transmission Customer will furnish to schedulers at the Contractor and on the system of the Delivering Member hour-to-hour schedules equal to those furnished by the Receiving Member and shall deliver power and energy to the Delivering Member in an amount provided by such schedules. Should the Transmission Customer, Delivering Member or Receiving Member revise or terminate any schedule pursuant to its contract authority to do so, such party shall immediately notify the Contractor, and the Transmission Providers shall have the right to adjust accordingly the schedule for capacity and energy to be received and to be delivered.

4.   Nature of Non-firm Transmission Service
     4.1 Term - Non-firm Transmission Service will be available for periods ranging from hourly to six consecutive months.
     4.2 Service Priority - Non-firm Transmission Service shall be available on a first-come, first-served basis (i.e., in the chronological sequence in which each Transmission Customer has reserved service) from capacity in excess of that needed for reliable service to Native Load Customers, Network Customers and other transmission customers taking Firm service for more than two years and previously reserved or scheduled Firm and Non-firm Transmission Service under this Service Schedule or tariffs and contracts of the Transmission Providers.
     4.3   Classifications of Non-firm Transmission Service
           (a) Non-firm transmission service shall be Member system to Member system transmission service. Parties requesting non-firm service for the transmission of firm power do so at their own risk with the full realization that such service is subject to interruption under the terms of this Service Schedule. Non-firm Transmission Service shall include:
           (i) Hourly Non-firm Transmission Service - Transmission of energy on an hourly basis under Rate Schedule HNF; and
           (ii) Reserved Non-firm Transmission Service - Transmission of reserved non-firm capacity and energy on a seasonal, monthly, weekly or daily basis subject to Section 9.3 and not to exceed six consecutive months in duration for any one Application for non-firm service under Rate Schedule RNF.
           (b) The Transmission Providers shall provide non-firm deliveries of energy from the Receiving Member to the Delivering Member. Each Receiving Member at which non-firm transmission capacity is reserved by the Transmission Customer shall be set forth in the Completed Application along with a corresponding capacity reservation. The reservation shall be in whole megawatts measured on a sixty minute, clock hour interval. Each Delivering Member at which non-firm transmission capacity is reserved by the Transmission Customer shall be set forth in the Completed Application along with a corresponding capacity reservation. The Transmission Customer will be billed for its transmission service as set forth in Appendix A. The Transmission Customer may not exceed its non-firm capacity reservation.
     4.4 Scheduling of Non-firm Transmission - Schedules for the Transmission Customer's Hourly Non-firm Transmission Service and Reserved Non-firm Transmission Service must be submitted to the Contractor in accordance with procedures established by the Regional Transmission Committee. Initially, those procedures shall be: Schedules for the Transmission Customer's Reserved Non-firm Transmission Service must be submitted to the Contractor no later than 3:00 p.m. of the day prior to the day service is to commence. New schedules and schedule changes submitted after 3:00 p.m. will be accommodated, if practicable, in light of all other schedules in place. Schedules for Hourly Non-firm Transmission Service shall be submitted no earlier than 3:00 p.m. of the day prior to the commencement of service. New Hourly Non-firm Transmission Service and scheduling changes shall be submitted prior to the commencement of such service. Schedules submitted for service to commence during the current clock hour or for any application requiring a portion of a clock hour will have transmission service charges applied for the full associated clock hour. The Transmission Customer will furnish to schedulers at the Contractor and on the system of the Delivering Member hour-to-hour schedules equal to those furnished by the Receiving Member and shall deliver power and energy to the Delivering Member in an amount provided by such schedules. Hour-to-hour schedules of energy that is to be delivered must be stated in increments of whole megawatts per hour. Should the Transmission Customer, Delivering Member or Receiving Member revise or terminate any schedule, such party shall immediately notify the Contractor.
     4.5 Curtailment of Service - The Contractor has the right to direct interruption, in whole or in part, of Transmission Service provided under this Service Schedule when, in the Contractor's sole discretion, an emergency or other unforeseen condition impairs or degrades the reliability of the Transmission System. In such situations, all Non-firm Transmission Service contributing to the situation requiring relief will be curtailed before Firm Transmission Service is curtailed. Firm Energy Transmission Service will be curtailed before Firm Capacity Transmission Service where practicable and Hourly Non-firm Transmission Service will be curtailed before Reserved Non-firm Transmission Service where practicable. Curtailments will be made in accordance with the MAPP Line Loading Relief Procedures. The Contractor, by posting on its electronic information network, will provide advance notice of curtailments where such notice can be provided consistent with Good Utility Practice.

5.   Service Availability
     5.1 General Conditions - Subject to the terms and conditions of this Service Schedule, Transmission Providers will provide Firm and Non-firm Transmission Service over the Transmission System for any Member that has met the requirements of Section 8.0 of this Service Schedule. Nothing in this Service Schedule relieves or otherwise modifies the obligation of a Transmission Customer or the Transmission Provider to perform its obligations under previously negotiated contractual commitments and agreements. In addition, the Transmission Providers undertake no obligation to plan the Transmission System to have sufficient capacity for Firm and Non-firm Transmission Service under this Service Schedule.
     5.2 Determination of Capacity Availability - The Contractor will respond to a Firm Transmission Service Request on behalf of the Transmission Providers in accordance with procedures of Section 9.0 of this Service Schedule.
     5.3 Policy on Facility Additions or Redispatch of Generation - Nothing contained in this Service Schedule or in the procedures established by the Regional Transmission Committee shall be interpreted to require a Member to install or upgrade transmission facilities in order to enable transmission service under this Service Schedule. Redispatch of generation may be offered in association with the provisions of MAPP's Line Loading Relief Procedures. Available transmission capacity for transmission service under this Service Schedule shall be determined on an integrated system basis considering the combined capability of the Transmission System.

6.   Electronic Information Network
     An electronic information network ("EIN") will provide 24-hour access to data as directed by the Regional Transmission Committee and will initially provide the Member to Member availability of capacity over the Transmission System, rates to be charged for service, and all currently approved Completed Applications. Members may submit their Application for Transmission Service over the EIN. The information that the Contractor and the Members post on the EIN will be available in accordance with FERC policy.

7.   Standards of Nondiscrimination
     In performing its obligations under this Service Schedule, the Contractor shall apply this Service Schedule's provisions in a nondiscriminatory manner to all Members.

8.   Conditions Required of Transmission Customers
     Transmission Service shall be provided by the Transmission Providers under this Service Schedule only if the following conditions are satisfied:
           (a) The Transmission Service is consistent with the Completed Application submitted by a Member;
           (b) The Transmission Customer meets the creditworthiness criteria set forth in Section 17 of this Service Schedule;
           (c) The Transmission Customer will have final arrangements in place for any other transmission service necessary to effect the delivery from the generating source to the ultimate load prior to the time service under this Service Schedule commences; and
           (d) The Contractor has approved the service requested under a Completed Application.

9.   Procedures for Arranging Firm Service
     9.1 Application - Members seeking Firm Transmission Services under this Service Schedule must submit a Completed Application to the Contractor by (i) entering the information listed below directly on the Contractor's EIN, (ii) transmitting the required information to the Contractor by telefax, or (iii) providing the information by telephone over the Contractor's time recorded telephone line. Each of these methods will provide a time-stamped record for establishing the priority of the Application.
     9.2 Completed Application - A Completed Application shall provide all of the following information and such additional information as may be required by the Regional Transmission Committee:
           (a)   The identity of the Member requesting service;

           (b)   The identities of the Receiving Member and the Delivering
                 Member;

           (c) The electrical location of the generating facility(ies) supplying the capacity and energy and the location of the load ultimately served by the capacity and energy transmitted, or to the extent known, the generation displaced by the transaction;

           (d) A description of the supply characteristics of the capacity and energy to be delivered;

           (e) An estimate of the capacity and energy expected to be delivered to the Receiving Member;

           (f) The service commencement date and hour and the service termination date and hour of the requested Transmission Service; and

           (g) The transmission capacity requirement (1,000 kilowatt minimum) stated in increments of whole megawatts per hour.

     9.3   Reservation of Firm Transmission Services
           (a) Requests to reserve Firm Capacity Transmission Service shall be submitted in accordance with the following schedule, or such other times established by the Regional Transmission Committee. Requests to reserve service for any term of six consecutive months up to two years shall be submitted no later than 30 days and no earlier than one year before service is to commence; requests to reserve service for more than one month and up to six consecutive months shall be submitted no later than 14 days and no earlier than 120 days before service is to commence; requests to reserve service for one week and up to one month shall be submitted no later than 7 days and no earlier than 60 days before service is to commence.
           (b) The 30 day minimum for reservation of service for a period of six months to two years shall not apply when a Member must purchase firm transmission service for Reserve Capacity Deficiency Service.
           (c) Firm Energy Transmission Service may be taken and scheduled for a term of one hour up to 120 days, or as otherwise required for extended maintenance or extended accreditation authorized by the Regional Reliability Committee. Requests for Firm Energy Transmission Service for emergencies shall be submitted as soon as possible under the circumstances. Requests for Firm Energy Transmission Service for scheduled outages shall be submitted in accordance with the requirements for Reserved Non-firm Transmission Service in Section 10.3.
     9.4 Notice of Deficient Application - If an Application fails to meet the requirements of this Service Schedule, the Contractor shall notify the Member requesting service of the reasons for such failure within twenty-four hours of receipt of the Application. The Contractor will attempt to remedy minor deficiencies in the Application through informal communications with the Transmission Customer. If such efforts are unsuccessful, the Contractor shall return the Application. Upon receipt of a new or revised Application that fully complies with the requirements of this Service Schedule, the Transmission Customer shall be assigned a new priority consistent with the date of the new or revised Application.
     9.5   Response to Completed Applications
           (a) Following receipt of a Completed Application for Firm Capacity Transmission Service, the Contractor shall make a determination of capacity availability as required in Section 11 of this Service Schedule. The Contractor should consult with the Transmission Provider(s) likely to be impacted as necessary, but shall make an independent determination of capacity availability. The Contractor shall notify the Transmission Customer as soon as practicable after the date of receipt of a Completed Application, but not later than one business day for a weekly reservation request, not later than two business days for a monthly reservation request, and not later than one week for a reservation request of greater than a month, either (i) if service can be provided under this Service Schedule without performing a System Impact Study or (ii) if such a study is needed to evaluate the impact of the Application.
           (b) The Contractor shall respond to requests for Firm Energy Transmission Service for emergencies within the same timeframe as it responds to requests for Hourly Non-Firm Transmission Service and to requests for Firm Energy Transmission Service for scheduled outages within the same timeframe in which the Contractor responds to requests for Reserved Non-Firm Transmission Service.
     9.6 Completed Application Approvals - Whenever the Contractor determines that a System Impact Study is not required and that the service can be provided, it shall approve the Completed Application within the time frames specified in Section 9.5 above. Where a System Impact Study is required, the provisions of Section 11 of this Service Schedule will govern the tendering and execution of a Study Agreement between the Contractor and a Transmission Customer.

10.  Procedures for Arranging Non-firm Transmission Service
     10.1a.      Application - Members seeking non-firm service under this
Service Schedule must submit a Completed Application to the Contractor. Applications may be submitted by (i) entering the information listed below directly on the Contractor's EIN, (ii) transmitting the required information to the Contractor by telefax, or (iii) providing the information by telephone over the Contractor's time recorded telephone line. Each of these methods will provide a time-stamped record for establishing the service priority of the Application.
     10.2 Completed Application - A Completed Application shall provide all of the following information and such additional information as may be required by the Regional Transmission Committee or the Contractor:
           (a)   The identity, address and telephone number of the Member
                 requesting service;

           (b)   The identities of the Receiving Member and Delivering
                 Member;

           (c)   The maximum amount of capacity requested;  and

           (d) The proposed dates and hours for initiating and terminating transmission service hereunder.

In addition to the information specified above, when required to properly evaluate system conditions, the Contractor has the right to require the Transmission Customer to provide the following:
           (e) The electrical location of the initial source of the power to be transmitted pursuant to the Transmission Customer's request for service and to the extent known, the generation displaced by the transaction; and

           (f)   The electrical location of the ultimate load.
     10.3  Reservation of Non-firm Transmission Service
           (a) Requests for Reserved Non-firm Transmission Service shall be submitted to the Contractor no later than 3:00 p.m. of the day prior to the day service is to commence, and no earlier than the times specified below, or such other deadlines as are established by the Regional Transmission Committee. Requests to reserve service for more than one month and up to six consecutive months shall be submitted no earlier than 120 days before service is to commence; requests to reserve service for more than one week and up to one month shall be submitted no earlier than 60 days before service is to commence; requests to reserve service for more than one day and up to one week shall be submitted no earlier than 30 days before service is to commence; and requests to reserve daily service shall be submitted no earlier than 3 days before service is to commence.
           (b) Hourly Non-firm Service may not be reserved in advance except by scheduling a transaction no earlier than 3:00 p.m. of the day prior to the day service is to commence. Requests for Hourly Non-firm Service over transmission facilities that are not constrained shall be deemed approved unless the Contractor notifies the Transmission Requester within 30 minutes that the transaction is denied. Requests for Hourly Non-firm Service over transmission facilities that the Contractor has identified on the MAPP electronic information network as constrained facilities shall require approval from the Contractor before scheduling commences.
     10.4 Determination of Capacity Availability - Following receipt of a Completed Application the Contractor will make a determination on a nondiscriminatory basis of capacity availability. The Contractor should consult with the Transmission Provider(s) likely to be impacted as necessary, but shall make an independent determination of capacity availability. Such determination shall be made as soon as reasonably practicable after receipt, but not later than the following time periods for the following terms of service, or such other deadlines as are established by the Regional Transmission Committee: (i) thirty minutes for Hourly Non-firm Transmission Service; (ii) one hour for daily Reserved Non-firm Transmission Service; (iii) four hours for weekly Reserved Non-firm Transmission Service; (iv) two business days for monthly Reserved Non-firm Transmission Service; and (v) one week for Reserved Non-firm Transmission Service for more than one month.
     10.5 Transmission Customer Responsibility for Third-Party Arrangements - Any arrangements that may be required with electric systems not subject to this Service Schedule shall be the responsibility of the Transmission Customer.

11. Determination of Capacity Availability and Responsibility for Costs Incurred in Providing System Impact Studies
     11.1 Notice of Need for System Impact Study - After receiving a request for service, the Contractor shall determine on a nondiscriminatory basis whether a System Impact Study is needed. If the Contractor determines that the Transmission System may be inadequate to accommodate a request for service, it shall so inform the Applicant, within the time periods specified in Section 8.5 following receipt of a Completed Application. In such cases, the Contractor shall tender an agreement (the "Study Agreement") pursuant to which the Transmission Customer shall agree to reimburse the Contractor for performing the required System Impact Study.
     11.2  Study Agreement and Cost Reimbursement
           (a) The Study Agreement will clearly specify an estimated charge, based on the Contractor's estimate of the actual cost, and time for completion of the System Impact Study. The charge shall be based on the actual cost of the study. The study shall identify any system constraints. A description of the methodology that will be used by the Contractor in assessing capacity available to provide service is contained in the FERC Form 715 filing for MAPP, Annual Transmission Planning and Evaluation Report. The criteria specified in Form 715 are provided to apprise the Transmission Customer of the criteria the Contractor intends to apply, but shall not be deemed to bind the Regional Transmission Committee in reviewing any dispute over the availability of capacity to provide Firm Transmission Services.
           (b) In performing the System Impact Study, the Contractor shall rely, to the extent reasonably practicable, on existing transmission planning studies. The Transmission Customer will not be assessed a charge for such existing studies. The Transmission Customer will, however, be responsible for charges associated with any modifications to existing planning studies that are reasonably necessary in evaluating the impact of the Transmission Customer's request for service on the Transmission System.
           (c) In cases where a single System Impact Study is sufficient for the Contractor to assess capacity availability, in response to multiple Members requesting service in relation to the same competitive solicitation, the costs of that study shall be prorated among the requesting Members.
           (d) For a service request to remain valid, the Transmission Customer shall execute the Study Agreement and return it to the Contractor within thirty (30) days. If the Transmission Customer elects not to execute the Study Agreement, its Application shall be deemed withdrawn.
     11.3 Performance of System Impact Study - Upon receipt of an executed Study Agreement, the Contractor will use due diligence to complete the required System Impact Study within a sixty (60) day period. The Contractor should consult with the Transmission Provider(s) likely to be impacted as necessary, but shall make an independent determination of capacity availability. In the event that the Contractor is unable to complete the required studies within such time period, it shall so notify the Transmission Customer and provide an estimated completion date along with an explanation of the reasons why additional time is required to complete the required studies. A copy of the completed study and related work papers shall be made available to the Transmission Customer. The Contractor will use the same due diligence in completing the studies for a Transmission Customer as it uses when completing studies for Transmission Providers.
     11.4 Partial Interim Service - If the Contractor determines that adequate transmission capacity does not exist to satisfy the full amount of a Completed Application for Firm Transmission Service, the Transmission Providers nonetheless shall be obligated to offer and provide the portion of the requested Firm Transmission Services that can be accommodated utilizing the existing system. However, the Transmission Providers shall not be obligated to provide the incremental amount of requested Firm Transmission Services that requires the addition of facilities or upgrades to the Transmission System.

12.  Sale or Assignment of Transmission Service
     12.1 Procedures for Assignment or Transfer of Service - A Transmission Customer may sell, assign, or transfer all or a portion of its rights under this Service Schedule for Firm Capacity Transmission Service whose duration is six months or longer under this Service Schedule, but only to another Member (the "Assignee"), provided that there is no change in the Receiving Member or the Delivering Member and no increase in the amount of service reserved as Reserved Non-firm Transmission Service or Firm Service. Any sale, assignment or transfer shall not result in the Transmission Customer receiving compensation that exceeds its cost under this Service Schedule.
     12.2 Information on Assignment or Transfer of Service - In accordance with Section 5.0, Transmission Customers or Assignees must use the Contractor's EIN to post capacity availability.

13.  Compensation for Transmission Service
     13.1  Compensation for Use of Transmission Facilities
           (a) Transmission Providers shall be compensated for use of their respective portion of the Transmission System for Coordination Transactions in accordance with the rate schedules appended to this Service Schedule and subject to Section 13.4 below: Firm Energy Transmission Service (Rate Schedule FETS), Firm Capacity Transmission Service (Rate Schedule FCTS), Reserved Non-Firm Service (Rate Schedule RNF), and Hourly Non-Firm Service (Rate Schedule HNF). Transmission Customers shall pay for Transmission Services obtained under this Service Schedule pursuant to these rate schedules.
           (b) In addition, a Member that sells or purchases power and energy to or from a non-Member in a transaction that would otherwise qualify as a Coordination Transaction shall compensate the Transmission Providers who are not providing service under their transmission tariffs for the transaction, using the rate schedules appended hereto. Such transactions must be arranged under Member tariffs with third party impact compensation under this Service Schedule.
           (c) The Contractor will itemize the Member's payment obligations and credits.
     13.2 Capacity and Energy Losses - The Transmission Customer shall be responsible to compensate other Members for capacity and energy losses in accordance with the MAPP Loss Repayment Procedure.
     13.3 Other Charges - Costs incurred by the Contractor for administering Transmission Service under this Service Schedule shall be compensated by the Scheduling Charges and Administrative Charges included in the rate schedules appended to this Service Schedule.
     13.4  Waivers or Exclusions of Payments
           (a) Receiving Members' Systems - No charge shall be imposed under the rate schedules appended hereto for the use of the Receiving Member's transmission system by any Transmission Customer, including the Receiving Member, where (i) the Seller has a transmission arrangement with the Receiving Member, such as a generator outlet arrangement or long term flexible point-to-point transmission service agreement, that allows use of the Receiving Member's system for the Coordination Transaction or (ii) the source of the power and energy for the Coordination Transaction, if other than the Seller, has such a transmission arrangement with the Receiving Member; provided however, that where any such transmission arrangement covers only a portion of the Receiving Member's transmission system, the waiver of charges shall apply only to such portion. Where the criteria in
(i) or (ii) are not met and the service is within the scope of this Service Schedule, this Service Schedule shall impose a charge for use of the Receiving Member's system, including use by the Receiving Member of its own system for Coordination Transactions. Where this Service Schedule is applicable, the Receiving Member shall charge itself hereunder rather than under its individual tariff.
           (b) Delivering Members' Systems - No charge shall be imposed hereunder for use of the Delivering Member's system by any Transmission Customer, including the Delivering Member, where (i) the Delivering Member is the Buyer and the power and energy is delivered to the Delivering Members' load on its system, (ii) the Buyer is a Network Customer of the Delivering Member and the power and energy is delivered to the Buyer's load covered by such service, (iii) the Buyer otherwise has a transmission arrangement with the Delivering Member that covers the delivery of the power and energy associated with the Coordination Transaction or (iv) the entity to which the Buyer is making delivery at the Delivery Points has such a transmission arrangement with the Delivering Member; provided however, where any such transmission arrangement covers only a portion of the Delivering Member's system, the waiver of charges shall apply only to such portion. Where none of the criteria in (i), (ii), (iii) or (iv) applies and the service is within the scope of this Service Schedule, this Service Schedule shall impose a charge for use of the Delivering Member's system for delivery of the Coordination Transaction.
           (c) Intervening Members' Systems - A Member shall waive payment of charges to it hereunder by the Buyer on a nondiscriminatory basis where the Member is not the Delivering or Receiving Member and the Buyer or Seller has a transmission arrangement with the Member, such as a shared system, joint use agreement or other transmission agreement, under which the Buyer or Seller has the right to use the Member's system for the Coordination Transaction. Such a waiver may apply to all or only a portion of the Member's system and, where appropriate, such waivers may be reciprocal.
           (d)   Disclosure - All waivers of charges under (a), (b) and
(c) above must be on file with the Regional Transmission Committee and disclosed to all Members. All disputes concerning waivers, including but not limited to, disputes over whether a waiver is or is not required, or is or is not nondiscriminatory, and the scope of any waiver, shall be reported, in writing, to the Regional Transmission Committee, or the appropriate subcommittee of the Regional Transmission Committee, for review, and shall be subject to dispute resolution under Article 11 of the Restated Agreement. During the pendency of any such dispute, all disputed charges claimed to be due under this Service Schedule or a Transmission Provider's tariff shall be paid to the Contractor and held in escrow pending resolution of the dispute. Upon final resolution of the dispute, the funds in escrow, together with any interest earned thereon, shall be paid to the parties to which they are due.

14.  Billing and Payment
     14.1 Billing Procedure - Within a reasonable time after the first day of each month, the Contractor shall submit an invoice to the Transmission Customer for the charges for all transmission services furnished under this Service Schedule during the preceding month. Charges for the month will be netted against revenue for each Member for all transactions which occurred. Payments shall be made in accordance to procedures approved from time to time by the Regional Transmission Committee and pursuant to the Restated Agreement.
     14.2 Interest on Unpaid Balances - Interest on any unpaid amount shall be calculated in accordance with the methodology specified for interest on refunds in FERC's regulations at 18 CFR Section 35.19a(a)(2)(iii). Interest on delinquent amounts shall be calculated from the due date of the bill to the date of payment. When payments are made by mail, bills shall be considered as having been paid on the date of receipt by the Contractor.
     14.3 Customer Default - In the event the Transmission Customer fails, for any reason other than a billing dispute as described below, to make payment to the Contractor on or before the due date as described above, and such failure of payment is not corrected within thirty (30) calendar days after the Contractor notifies the Transmission Customer to cure such failure, a default by the Transmission Customer shall be deemed to exist. Upon the occurrence of a default, (i) the Regional Transmission Committee or its designee may initiate a proceeding to terminate service and (ii) a late payment charge in the amount of 2% per month of the defaulted payment shall be required. In the event of a billing dispute between the Transmission Providers and the Transmission Customer, the Transmission Providers will continue to provide service under the Service Agreement as long as the Transmission Customer (i) continues to make all payments not in dispute, and (ii) pays into an independent escrow account the portion of the invoice in dispute, pending resolution of such dispute. If the Transmission Customer fails to meet these two requirements for continuation of service, the Regional Transmission Committee will provide notice to the Transmission Customer of its intention to suspend service, in accordance with Regional Transmission Committee policy.

15.  Regulatory Filings
     Nothing contained in this Service Schedule or any Service Agreement shall be construed as affecting in any way the right of MAPP to change any of the rates, rate methodologies, charges, classification or term or conditions of service, or any rule, regulation or Service Agreement related to service hereunder, and to file any such change, under Section 205 of the FPA and pursuant to FERC's rules and regulations promulgated thereunder on behalf of the Transmission Providers.

16.  Liability and Indemnification
     16.1 Liability - Neither the Transmission Customer nor the Transmission Provider shall be liable to the other for damages for any act, omission, or circumstance occasioned by or in consequence of any act of God, labor disturbance, act of the public enemy, war, insurrection, riot, fire, storm or flood, explosion, breakage or accident to machinery or equipment, or by any other cause or causes beyond such Party's control, including any curtailment, order, regulation or restriction imposed by governmental, military or lawfully established civilian authorities, or by the making of necessary repairs upon the property or equipment of either Party hereto.
     16.2 Release - For and in consideration of the provision by the Contractor of the services specified herein, each Transmission Provider and each Transmission Customer (hereinafter referred to as a "Releasing Entity"), to the maximum extent permitted by law, releases and discharges, and shall indemnify and hold harmless, the Contractor from any and all liability for any and all damage or other claim each Releasing Entity may have, or that may be asserted on behalf or in the name of the Releasing Entity, to the extent any such claim arises out of or relates to the administration of this Service Schedule, or otherwise relates to transmission service provided or sought under such Service Schedule, including but not limited to (i) unintentional, consequential, direct, compensatory, punitive, special, indirect, or incidental damages, (ii) damages arising from loss of or damage to property and loss of life or personal injury, or (iii) any claims arising from any loss of interchange or coordination sales or revenues, loss of profits, costs or substitute power or transmission service, costs or additional operating expenses, or suits by third parties; provided, however, that the Contractor shall not be released, discharged, indemnified or held harmless with respect to any liability for damages or other claims arising from any action by the Contractor that is unlawful, undertaken in bad faith, grossly negligent or the product of wilful misconduct. If MAPPCOR is replaced as Contractor, the agreement between MAPP and the new Contractor shall deal with any limitations on the Contractor's liability.
     16.3 Damages - Except in the event of bad faith or intentional breach of its obligations hereunder, a Transmission Provider shall not be liable to a Transmission Customer, and a Transmission Customer shall not be liable to a Transmission Provider, for any claim for any consequential, incidental or indirect damages arising out of service provided under this Service Schedule.

17.  Creditworthiness
     For the purpose of determining the ability of the Transmission Customer to meet its obligations related to service hereunder, the Contractor may require reasonable credit review procedures. This review shall be made in accordance with standard commercial practices. Where the Contractor determines a basis exists to question a Member's creditworthiness consistent with good commercial practice, the Contractor may require the Transmission Customer to provide and maintain in effect an unconditional and irrevocable letter of credit or a deposit as security to meet its responsibilities and obligations under this Service Schedule, or an alternative form of security proposed by the Transmission Customer and acceptable to the Contractor and consistent with commercial practices established by the Uniform Commercial Code that protects the Contractor and the Transmission Providers against the risk of non-payment.

18.  Dispute Resolution Procedures
     Any dispute between a Transmission Customer and the Transmission Provider involving Transmission Service under this Service Schedule shall be resolved pursuant to the dispute resolution procedures set forth in
Article 11 of the Restated Agreement.

19.  Appointment of Representative
     Each Member hereby appoints the Contractor as its representative for purposes of administering this Service Schedule on an impartial, nondiscriminatory basis.

20.  Effectiveness
     This Service Schedule shall apply to all Coordination Transactions entered into on or after the Effective Date.

                Coordination Transmission Service Schedule
                                Appendix A
                            RATE SCHEDULE FCTS
Firm Capacity Transmission Service - The Transmission Customer shall compensate the Transmission Providers each month for Reserved Capacity at the sum of the applicable charges set forth below:

1.   Transmission Service Charge:
     The maximum amount of capacity (MW) reserved for Firm Capacity Transmission Services shall be charged as follows:
     Monthly Firm Demand Charge = Rate * EOC * 0.6
     Weekly Firm Demand Charge = 12/52 * Rate * EOC * 0.6

where the Rate and EOC are determined by the MW-Mile methodology set forth in Appendix C. The Firm Demand Charge is to be posted on the MAPP electronic information network in advance of each season. Such posting shall provide the Firm Demand Charge from each Member's transmission system to each of the other Members' transmission systems.

2.   Administrative Charge:
     Up to $0.10 per MWh for energy scheduled shall be charged to cover MAPP Center expenses related to Coordination Transmission. MAPP Center shall record expenses at the close of each calendar month and shall charge for transmission service on the basis of expenses incurred during the month that service was rendered. Reconciliations of either credits or debits shall be applied to the month that service was provided.

3.   Loss Compensation:
     Third party Member's energy losses shall be paid in accordance with the MAPP Loss Repayment Procedure. Responsibility for the associated generation capacity required to supply energy losses shall be in accordance with the MAPP Loss Repayment Procedure.

4.   Scheduling Services:
     For each Firm Capacity Transmission Service Transaction, the
     Transmission Customer shall pay the Contractor a charge for Scheduling Services as follows:
       Weekly Firm:  $100 per approved Completed Application

       Monthly, seasonal or longer Firm:  $200 per approved Completed
           Application

       Schedule changes: $25 per schedule change for schedules submitted after 3:00 p.m. of the day prior to the day the change is to be effective.



                            RATE SCHEDULE FETS

Firm Energy Transmission Services - The Transmission Customer shall compensate the Transmission Providers each month for transmission service at the sum of the applicable charges set forth below:

1.   Transmission Service Charge:
     Each megawatthour (MWh) of energy scheduled and taken under FETS shall be charged as follows:

           Firm Energy = Monthly Firm Demand Charge/730 hours per month where the Monthly Firm Demand Charge is taken from Rate Schedule FCTS. In the event the amount of Firm Energy Transmission Service is reduced by the Contractor, the transmission service charge shall be zero for each megawatt so reduced. The Firm Energy Charge shall be posted on the MAPP EIN in advance of each season. Such posting shall provide the Firm Energy Charge from each Member's transmission system to each of the other Members' transmission systems.

2.   Administrative Charge:
     Up to $0.10 per MWh for energy scheduled shall be charged to cover MAPP Center expenses related to Coordination Transmission. MAPP Center shall record expenses at the close of each calendar month and shall charge for transmission service on the basis of expenses incurred during the month that service was rendered. Reconciliations of either credits or debits shall be applied to the month that service was provided.

3.   Loss Compensation:
     Third party Member's energy losses shall be paid in accordance with the MAPP Loss Repayment Procedure. Responsibility for the associated generation capacity required to supply energy losses shall be in accordance with the MAPP Loss Repayment Procedure.

4.   Scheduling Services:
     For each Firm Energy Transmission Service transaction, the
     Transmission Customer shall pay the Contractor a charge for Scheduling Services as follows:
       New Schedules:  $50 per approved Completed Application

       Schedule Changes: $25 per schedule change for schedules submitted after 3:00 p.m. of the day prior to the day the change is to be effective.

                             RATE SCHEDULE RNF
Reserved Non-firm Transmission Service - The Transmission Customer shall compensate the Transmission Providers for reserved non-firm service at the sum of the applicable charges set forth below:
1.   Reservation Charge:
     The MW of capacity reserved for the reservation period shall be the MW of capacity reserved during the hour of maximum demand over the reservation period. The following charge shall apply to the reserved capacity:
     Monthly Reservation Charge = 0.35 * FIRM charge
                 = 0.35 * Rate * EOC * 0.6
     Weekly Reservation Charge = Monthly Reservation Charge *
                 12 Months/52 Weeks
                 = Monthly Reservation Charge * 0.231
     Daily Reservation Charge = Weekly Reservation Charge/6 Days
                 = Weekly Reservation Charge * 0.167

where the Rate and EOC are derived by the MW Mile methodology set forth in Appendix C to Schedule F - Transmission Service for Coordination
Transactions.

2.   Energy Charge:
     For each MWh of energy scheduled the HNF energy charge rate shall apply.

3.   Administrative Charge:
     Up to $0.10 per MWh for energy scheduled shall be charged to cover MAPP Center expenses related to Coordination Transactions. MAPP Center shall record expenses at the close of each calendar month and shall charge for transmission service on the basis of expenses incurred during the month that service was rendered. Reconciliations of either credits or debits shall be applied to the month that service was provided.

4.   Loss Compensation:
     Energy losses shall be paid back in accordance with the MAPP Loss Repayment Procedure. Responsibility for the associated generation capacity required to supply energy losses shall be in accordance with the MAPP Loss Repayment Procedure.

5.   Scheduling Services:
     For each Reserved Non-firm Transmission Service transaction, the Transmission Customer shall pay the Contractor a charge for Scheduling Services as follows:
       New schedules:  $100 per approved Completed Application

       Schedule changes: $25 per schedule change for schedules submitted after 3:00 p.m. of the day prior to the day the change is to be effective.

                             RATE SCHEDULE HNF
Hourly Non-firm Transmission Service - The Transmission Customer shall compensate the Transmission Providers for Hourly Non-firm Transmission Service at the sum of the applicable charges set forth below:
1.   Transmission Service Charge:
     For each MWh of energy scheduled the following charge shall apply:
     Hourly On-Peak Non-Firm Energy Charge =
           (0.5 * Rate)/730 hours per month
     Hourly Off-Peak Non-Firm Energy Charge =
           (0.25 * Rate)/730 hours per month

where the Rate is determined by the MW-Mile methodology set forth in Appendix C. In the event the amount of Hourly Non-firm Transmission Service is reduced by the Contractor, the transmission service charge shall be zero for each megawatt reduced. Specific Non-firm Energy Charges shall be posted on the MAPP EIN in advance of each season. Such posting shall provide the Non-firm Energy Charge from each Member's transmission system to each of the other Members' transmission systems.

2.   Administrative Charge:
     Up to $0.10 per MWh for energy scheduled shall be charged to cover MAPP Center expenses related to Coordination Transmission. MAPP Center shall record expenses at the close of each calendar month and shall charge for transmission service on the basis of expenses incurred during the month that service was rendered. Reconciliations of either credits or debits shall be applied to the month that service was provided.
3.   Losses:
     Losses shall be repaid through the MAPP Loss Repayment Procedure.

                Coordination Transmission Service Schedule
                                Appendix B
APPLICATION FOR TRANSMISSION SERVICE


1.0   This Application, dated as of
                   , is a request for Transmission Service under the provisions of Schedule F - Transmission Service for Coordination Transactions.

2.0 The Transmission Customer agrees to take and pay for Firm Transmission Services in accordance with the provisions of the Service Schedule and this Application.

3.0 The specifications for Firm Transmission Services as requested by the Transmission Customer and accepted by the MAPP Center are as follows:

i.     Transmission Customer:
       ___________________________________

       Term of Transaction:
       ___________________________________

       Start Hour and Date:
       ___________________________________


       Termination Hour and Date:
       ___________________________________

ii.    Nature of Transmission Service requested:

FCTS           .    FETS          .     HNF          .
HNF            .

SEASONAL __   MONTHLY __   WEEKLY __   DAILY __   HOURLY __


   iii.      Delivering Member:
             ________________________________________

   iv.       Receiving Member:
             __________________________________________

   v.        Maximum amount of capacity and/or energy to be
             transmitted (Reserved Capacity): __________
             ___________________________________________
   vi.       Designation of party subject to reciprocal
             service obligation:
             ____________________________________________


   4.0       Any notice or request made to or by either
Party regarding this Service Application shall be made to the representative of the other Party as indicated below.

   MAPP Center:
      Transaction Coordinator
      Mid-Continent Area Power Pool
      430 Century Plaza
      1111 Third Avenue South
      Minneapolis, MN  55404

   Transmission Customer:
   __________________________________________________

   __________________________________________________

   __________________________________________________

   __________________________________________________


5.0    This Application for Transmission Service is
       submitted by:


   NAME:    __________________________________________


   TITLE:   __________________________________________


   MEMBER:  __________________________________________


   DATE:    __________________________________________




6.0    This Application for Transmission Service is:


   Authorized by:____________________  Denied: ____________


   NAME:    _______________________________________________


   TITLE:   _______________________________________________


   DATE:    ______________________   TIME:  _______________




           Coordination Transmission Service Schedule
                           Appendix C
PROCEDURE FOR CALCULATION AND ADMINISTRATION OF THE TRANSMISSION
SERVICE CHARGE

1.1.  Introduction
   1.1 The purpose of this Appendix C is to provide written documentation of the transmission service charge process as implemented by the Mid-Continent Area Power Pool. Definitions of the models and parameters used in the calculations are presented, as well as a description of the calculations performed by the "Megawatt-Mile Software". Details of the rate calculations, adjustments to this rate, and its application to MAPP transactions are discussed. Procedures for administering the program by the Contractor are included.
   1.2 The megawatt-mile technique, adopted by MAPP, is a distance based method of calculating payment for transmission use considering that power will, to some extent, flow over all available paths from the generating source to the load. The flow over each and every facility due to a transaction is calculated. This flow is then multiplied by the monthly MAPP Transmission System average cost per megawatt-mile (or average cost per MVA for transformers), by voltage class, of owning such a facility. The sum of all the individual use charges is the total transmission service charge for the transaction.

2. Definitions, Models and Parameters Used
   2.1      Composition of the Network Model - The network
models used in the transmission service charge calculations are derived from loadflow models of the MAPP system assembled annually by MAPP. Prior to May 1 each year, data are submitted, models assembled, modifications required for using the models in the transmission service charge calculations are made, and the rate tables for the upcoming Summer and Winter seasons are computed.
      2.2.2 Seasonal Models - The seasonal models used in the calculations are the Summer Peak Load Operating model and the Winter Peak Load Operating model, as modified for use in the transmission service charge computations. Modifications to the models include some AREA renumbering and required changes to phase shifter and DC line representation as outlined in sections
2.1.5 and 2.1.6, respectively. Estimated rates for future Summer and Winter seasons may be calculated using the appropriate planning model from the annual series of MAPP models.
      2.1.2 Transmission Elements Included in the Transmission Service Charge Calculations - All transmission lines and terminal equipment of 115 kV and higher voltage modeled by a Member may be included in the transmission service charge calculations. All transformers modeled by a Member with a secondary voltage of 115 kV or higher may be included. All other transmission elements are excluded, except as provided in section 2.1.4. Network branches below the 115 kV level that are present in the loadflow model participate in the determination of power flow on the network, but are excluded from participation in determination of the transmission service charge rates since there are no rents paid for the use of these branches, except as provided in section 2.1.4.
      2.1.3 Transmission Facility Rating Assumptions - The transmission service charge calculations are based on the normal continuous MVA ratings of transmission facilities for the applicable season. The ratings used are the most limiting rating reported in the then-current MAPP operating model. For transmission lines, these are normally the lesser of the conductor thermal rating and the rating of equipment such as switches, wavetraps, etc. For transformers, these are normally the continuous rating of the transformers. The corresponding ratings from the applicable MAPP planning model are used in estimating transmission service charges for future years.
Members may determine the transmission facility ratings described herein based on their individual system design standards.
      2.1.4 Criteria For Inclusion of 69 kV Facilities - A
Member may elect to include investments in and flows through 69 kV facilities for the purpose of determining MAPP transmission service charges, subject to the following criteria:
      (a) Only networked facilities may be included (i.e., include only those facilities that are normally operated in a manner subjecting them to changes in flows due to transactions by other Members).
      (b)   Transformers between the 69 kV system and the higher
            voltage transmission system may be included.
            Substations associated with step-down to voltages below 69 kV are to be excluded.
      (c) The Member must demonstrate that adding the 69 kV facilities identified per items (a) and (b) above will change at least one entry of the megawatt-mile rate matrix by at least 5%.
      (d) The Member must supply modeling information for its 69 kV system to the appropriate MAPP committee(s)
            for inclusion in MAPP powerflow models. The 69 kV system model should be simplified as much as possible to minimize the number of buses and
            branches added. For example, radial lines and two-branch buses (except for those associated with transformers between the 69 kV and higher voltage systems) should be eliminated.
      Members electing to include 69 kV facilities must submit requests with supporting information to the Regional Transmission Committee for review.
      2.1.5 Modeling Phase Shifters - Phase shifting
transformers within MAPP are represented as an open circuit. Power flow on the phase shifting transformer prior to opening the circuit is represented by appropriate placement of equivalent loads and/or generation on buses at both ends of the open circuit, in order not to change the operating point of the remaining network. Where owners of such facilities indicate the need to schedule transactions across the phase shifter, appropriate modeling is provided (i.e., dummy loads or generation) to accommodate such transactions.
      2.1.6 Modeling DC Lines - Appropriate modeling of DC lines shall be provided by the owners of such facilities. DC lines are typically represented as an open circuit, with generation on the rectifier end reduced an amount equivalent to the power flow on the DC line or offset by a load equivalent to the flow into the DC line. A dummy generator is placed at the inverter end, operating at a level equivalent to the flow on the line. The rating of the dummy generator should be equivalent to the rating of the DC line or the rating of the generator at the rectifier end reduced for DC line losses. This inverter end dummy generator is used in the allocation process instead of the rectifier end generation. A similar dummy rectifier end load and generator arrangement can be used to represent transmission service through a DC system.
   2.2      Calculating the Cost Parameters - Annual
Transmission System average costs are developed for each voltage class of transmission lines and transformers of 115 kV and higher. Transmission lines and transformers of 69 kV may be included subject to the provisions of section 2.1.4.
      2.2.1 Transmission Lines and Terminals - The electric
plant in service (investment) per megawatt-mile for each voltage class of transmission lines, including terminals, is calculated by summing the individual monthly costs of all Members owning
such facilities.   This sum for each voltage class is then
divided by the total megawatt-miles of transmission at that voltage class in the Transmission System. The annual Transmission System electric plant in service per megawatt-mile is developed using actual data for the prior year for all Members owning transmission lines.
      2.2.2 Transformers - The electric plant in service (investment) per MVA for each voltage class of transformers is calculated by summing the individual monthly costs of all Members owning transformers. This sum for each voltage class is then divided by the total MVA of transformers at that voltage class in the Transmission System. The electric plant in service per MVA is developed using actual data for the prior year for all Members owning transmission transformers.
      2.2.3 Fixed Charge Rate - The annual cost of each Member is the product of that Member's fixed charge rate and the related electric plant in service. The rate used for fixed charges includes the following components:
      (a)   Operation and maintenance expenses;
      (b)   Depreciation expenses;
      (c) Return and composite income taxes (or interest and margins);
      (d) Administrative and general expenses (includes property insurance);
      (e)   General plant;
      (f)   Cash working capital;
      (g) An adjustment to the fixed charge rate to reflect the utilities accumulated provision for deferred income taxes;
      (h)   Income taxes; and
      (i) Taxes other than income taxes (i.e., Minnesota property taxes, Wisconsin taxes on gross receipts).
Such annual cost will be converted to monthly amounts when determining the monthly rates. Procedures for calculation and collection of data associated with the fixed charge rates are determined by the Regional Transmission Committee.
   2.3 Transmission Facility Ownership Representation - Members are required to update their transmission facility ownership representation annually in conjunction with the MAPP Model data submittal.
      2.3.1 Transmission Lines and Terminals - Each transmission line which is to participate in the calculation of the transmission service charge has a record in a branch ownership file. This file is required by the Megawatt-Mile Software in order to calculate and allocate payments for use of every branch. The ownership file contains two types of records for every transmission line: one record contains the total line mileage; the other reflects the percent of each Member's "ownership" (i.e., for collecting rents) of the line. If ownership percentages for a given branch are not provided, the ownership will be divided equally to the AREA (Members are represented by AREAs in the model) numbers in which the buses on either end of the branch reside in the loadflow model. If a transmission line does not have a mileage entry in the ownership file, it will not participate in the rate calculation since the line mileage is not known.
      2.3.2 Transformers - The transformer ownership file is similar to the branch ownership file, except that there is no mileage record associated with the transformer. The records for transformers serve the same function as for transmission lines. If ownership percentages for a given branch are not provided, the ownership will be divided equally to the AREA numbers in which the buses on either end of the branch reside in the loadflow model.
      2.3.3 Generation and Load - The ownership representation for generation and load is maintained in generation and load ownership files. These files are required by the Megawatt-Mile Software in order to model transactions. For each bus that has either generation or load, a record in the ownership file allocates to the AREAs their percent ownership. If no record is entered for a load bus or generator bus, the ownership is allocated to the AREA in which the bus resides in the loadflow model.
      2.3.4 Representation of Utilities Outside of MAPP - Utilities outside of MAPP are to be represented in the model as needed to result in accurate transmission service charge and loss repayment calculations. Minimum representation for a non-Member involved in a sale to a Member is ownership of a generator bus in the non-Member's system or a generator bus judged to be electrically close to the non-Member's system. Similarly, minimum representation for a non-Member involved in a purchase from a Member is ownership of a load bus in the non-Member's system or a load bus judged to be electrically close to the non-Member's system.

3. Calculating the Rate for Transmission Service
   3.1 History of the Technique and Computer Programs - The megawatt-mile method of calculating transmission service charge utilizes two computer programs known as the Megawatt-Mile Software to accomplish the necessary computations. A commercially available power systems analysis package, PTI's PSS/E, performs the necessary network flow calculations through activity MWMI, which was written specifically for this application. MWMI also keeps track of cost information and branch, load, and generation ownership. The second program is a stand alone program called MWMIRPT which reads the output of MWMI and provides the distribution of payments for transmission service, given a set of power transactions.
   3.2 Detailed Explanation of the Rate Calculation - The megawatt-mile approach is a distance based method of calculating payment for transmission service considering that power will, to some extent, flow over all available paths from the generating source to the load. The distribution of flows over each and every facility due to transactions between each combination of potential parties is calculated. This flow on applicable facilities, as defined in section 2.1.2, is then multiplied by the monthly MAPP Transmission System average cost per megawatt-mile (or average cost per MVA for transformers) of owning the facility. The sum of all the individual charges is the total transmission service charge for the transaction.
   3.3      The "Megawatt-Mile" Method
            (a) The megawatt-mile technique starts from a solved loadflow model of the system. Transactions are modeled between utilities by changing generation on the sending, or selling end, and changing the load on the receiving, or buyer end. The amount by which the generation and load are changed is small. A linear analysis technique is then used to determine the distribution of flows on each branch in the network. This value is used in subsequent calculations.
            (b) Individual branch charges are calculated given the flow on the branch due to the transaction, the line mileage (for transmission lines), and the facility costs as described in section 2.2. The individual branch charges for transmission lines are determined as follows:

      Transmission Line Charges  =  P  * L * C  [$/MW-month
where
            P       =    calculated flow due to the transaction
            L       =    line length in miles
            C       =    cost per megawatt-mile per month

            (c) Similarly, the individual branch charges for transformers are determined as follows:

          Transformer Charge  =  P * C   [$/MW-month]
where
              P  =  calculated flow due to the transaction
              C  =  cost per MVA per month

            (d) The sum of all the individual branch charges for each utility is calculated in units $/MW-month. These charges can be summarized, by utility, for all combinations of buyers and sellers.
            (e) The Rate, before adjustments or discounts, represents Transmission System average embedded costs. The transmission service Rate paid for actual transactions is the total transmission service charge per MW per month for a given transaction. The Rate, in $/MW-month, is defined as the sum of the branch charges:

            Rate = Sum Branch Charges      [$/MW-month]

       3.3.1 Adjustments and Discount Factors Applied to the Rate - Adjustments and discount factors are applied to this basic rate. The adjustment for effective operating capacity will increase or decrease the rate as reserve transmission capacity is either used up or expanded. The "Effective Operating Capacity Ratio" (EOC), is the adjustment which recognizes total pool transmission capacity beyond that required to serve load, and available to accommodate transactions. The megawatt-miles required to serve the total load of all the Members from all the on-line generation of the Members is calculated, as well as the Members' total megawatt-miles of transmission capacity. The transmission reserve is defined as the difference between the Members' total megawatt-miles of transmission capacity and the megawatt-miles required to serve load. The EOC can then be defined as the total megawatt-miles of transmission capacity divided by the total megawatt-miles of transmission reserve:
The EOC is calculated for each Season.

       EOC = Total megawatt-miles transmission capacity/Total megawatt-miles transmission reserve

The EOC is calculated for each Season.
  3.4 Application to Service Charge Rates - Transmission service charge rates using this MW-Mile methodology shall be set forth in the rate schedules established for each respective type of service and shall be incorporated in the MAPP Regional Transmission Service Schedule.
  3.5 Generator and Load Dispatch - Capacity transactions under Service Schedules A and B are simulated as coming from the seller's generator(s) as designated in the contract provided to the Regional Reliability Committee. Capacity transactions under Service Schedules J and K are simulated as coming from all of a seller's on-line generation in proportion to unit MVA base (nameplate rating). In both cases the transaction is simulated as delivered to all of the buyer's load.
  Energy transactions are simulated as coming from all of the seller's on-line generation in proportion to the unit MVA base (nameplate rating) and delivered to all of the buyer's load.
  In all cases the capability to model transactions as sold from a particular generator bus or set of generator buses is available.
  Each load on a bus at which the buyer represents load ownership picks up a proportionate amount of the transaction. The portion of the transaction picked up at any given bus is the amount of load owned by the buyer on that bus divided by the total load owned by the buyer.
  Alternative modeling of generator and load dispatch and phase shifter representation may be utilized if a Member can demonstrate that the alternative modeling more accurately reflects the actual performance of the transmission system. Requests to utilize alternative modeling are reviewed by the Regional Transmission Committee.

                            EXHIBIT D
      INITIAL REGIONAL TRANSMISSION COMMITTEE SUBCOMMITTEES

  The initial subcommittees of the Regional Transmission Committee, and the responsibilities and procedures of those subcommittees, shall be as set forth below. The subcommittees shall have such additional responsibilities as may be assigned by the Regional Transmission Committee. Subject to the requirements of the Restated Agreement and any procedures for the governance of any of its subcommittees as may adopted by the Regional Transmission Committee, each subcommittee may adopt such further procedures governing its operations as it may deem appropriate.

               Transmission Planning Subcommittee
Transmission Planning Subcommittee Responsibilities:
  1. Develop and recommend for approval by the Regional Transmission Committee the biennial Plan required by Section
8.6.4 of the Restated Agreement.
  2. Develop procedures and policies for updating and modifying the Plan between biennial planning cycles, and approve modifications to the Plan.
  3. Develop and approve procedures, standards and requirements for the communication of the future transmission requirements of Members and non-Members to the appropriate Transmission Owning Members, and for the inclusion of bona fide requirements in the transmission plans of the Transmission Owning Members, and in the Plan.

  4 Establish procedures, standards and requirements for the coordination of the transmission plans of Transmission Owning Members with the transmission plans of neighboring transmission systems, including establishing subregional working groups for resolution of subregional transmission planning issues on a cooperative basis.
  5. Establish procedures, standards and requirements for making available Members' transmission plans and the information on which the plans are based, as required by Section 8.6.2 of the Restated Agreement.
  6. Establish procedures, standards and requirements for public input, including input from Regulatory Participants, in the development of the Plan.
  7. In the absence of agreement among the affected parties, in accordance with the requirements of Section 8.7 of the Restated Agreement determine the appropriate Member or Members to construct and own, or to receive Rights Equivalent to Ownership in, transmission facilities.
  8. Coordinate with the subcommittees of the Regional Reliability Committee on reliability issues, standards, requirements, procedures, models and studies, and conduct or request a subcommittee of the Regional Reliability Committee to conduct such studies as are appropriate to carry out the responsibilities of the Transmission Planning Subcommittee.
  9. Assume responsibility for submission of FERC Form 715 information for MAPP.

      Transmission Schedules and Compensation Subcommittee
Transmission Schedules and Compensation Subcommittee
Responsibilities:

  1. Review and recommend to the Regional Transmission Committee changes in the compensation, terms and conditions, waiver, and other provisions of Service Schedule F - Transmission Service for Coordination Transactions.
  2. Establish, and modify from time to time, consistent requirements for flexible point-to-point service and network service provided by Members in the MAPP Region.
  3. Establish procedures, standards and requirements to resolve equitably third-party impact and loop flow issues associated with long-term uses of transmission facilities in the MAPP Region.
  4. Endeavor to establish, and if possible establish, tariffs for the MAPP Region or its subregions for long-term transmission service.
  5. Establish procedures, standards and requirements for cost allocation and compensation in connection with the construction of transmission facilities as required by Section 8.7 of the Restated Agreement.
  6. Develop and recommend to the Regional Transmission Committee compensation formulas and methodologies.
  7. Establish procedures, standards and requirements for compensation of transmission losses.
  8. Pursuant to line-loading relief standards and requirements established by the Regional Reliability Committee or its subcommittees, and subject to review, approval and modification by the Regional Reliability Committee or its subcommittees as necessary to maintain reliability, establish procedures, standards and requirements for implementing line-loading relief, including appropriate compensation measures.
  9. Establish procedures, standards and requirements for requests for transmission service by Members, and for responses to such requests, to the extent such procedures, standards and requirements are not set forth in Service Schedule F - Transmission Service for Coordination Transactions, each Members' transmission tariffs, or applicable MAPP tariffs for long-term transmission service.
  10. Upon the request of a Member, determine whether two or more Members should provide long-term transmission service pursuant to a joint tariff, such determination to be based on applicable comparability and other standards for transmission service and the integrated nature of such Members' transmission facilities.

             Operations and Compliance Subcommittee
Operations and Compliance Subcommittee Responsibilities:
  1. Establish procedures, standards and requirements for coordinating the operation and development of transmission facilities in the MAPP Region with the operation and development of transmission facilities in or subject to adjoining systems, pools, regional transmission groups, or Reliability Councils.
  2. Monitor and enforce compliance with transmission service, use, and compensation requirements established in or pursuant to the Restated Agreement, including compliance with all transmission tariffs, Service Schedules, principles and agreements relating to transmission service within the MAPP Region.
  3. Monitor and enforce compliance with the transmission planning obligations established in Section 8.6.1. of the Restated Agreement.
  4.   Conduct the review of transmission tariffs required by
Section 8.3.3 of the Restated Agreement, including review and approval or modification of proposed rates, other compensation, or terms and conditions for transmission service under tariffs on file with MAPP.
  5. Hear and decide, or refer to dispute resolution, disputes between Members as to the availability or comparability of transmission service or the use of transmission facilities, or the rates, other compensation, or terms and conditions, for transmission service or the use of transmission facilities.
  6. Hear and decide, or refer to dispute resolution, disputes between Members as to the applicability of waivers of charges and the non-discriminatory application of such waivers pursuant to Service Schedule F - Transmission Service for Coordination Transactions.


                            EXHIBIT E
            INITIAL POWER AND ENERGY MARKET SCHEDULES

                  General Terms and Conditions

Section 1.     General Description
     1.1 The initial Service Schedules described herein are intended to facilitate the exchange of capacity and energy in the MAPP Power and Energy Market. The Service Schedules employ market-based rates for interchange of capacity and energy and are available to all Market Participants. These Service Schedules may be revised and new Service Schedules established as needs arise, in accordance with the Restated Agreement.

Section 2.     Accreditation
     2.1 Accreditation of capacity transactions shall be determined and assigned under procedures established by the Regional Reliability Committee. Initially, the same procedures shall be used as in effect immediately prior to the Effective Date.

Section 3.     Scheduling
     3.1 Interchange of capacity and energy between the Market Participants shall be in accordance with any applicable reliability standards and procedures established by the Regional Reliability Committee. These standards and procedures shall meet or exceed NERC criteria. Exchange of energy between Market Participants shall conform to the MAPP Operating Requirements in order to satisfy the obligations of those participants which operate Control Areas.

Section 4.     Line Loading Relief
     4.1 Delivery of energy between Market Participants shall be subject to the MAPP Line Loading Relief Procedures when such procedures are necessary to alleviate overloads or potential overloads of transmission facilities.

Section 5.     Transmission Service and Loss Repayment
     5.1 Market Participants that schedule capacity or energy under any of the Service Schedules in this Exhibit E shall make appropriate arrangements for the provision of any necessary transmission service with the entities providing such service, along with appropriate arrangements for compensation of losses.

Section 6.     Billing and Payment
     6.1 For billing purposes, the amount of energy delivered under these Service Schedules by a supplying Market Participant to a purchasing Market Participant, or delivered to the purchasing Market Participant through an intervening Transmission Provider during any period, shall be the amount scheduled for delivery at a point or points where the system of the supplying Market Participant connects with the system of the purchasing Market Participant or with the Transmission System (as defined in Schedule F - Transmission Service for Coordination Transactions).
     6.2 Billing for any transaction involving generation or transmission capacity under the Service Schedules, including any transmission charges pertaining to a transaction, shall be based upon the amount of such capacity committed in advance for delivery at a point or points where the system of the supplying Market Participant connects with either the system of the purchasing Market Participant or with the Transmission System (as defined in Schedule F - Transmission Service for Coordination Transactions).
     6.3 All bills for services supplied in connection with the Power and Energy Market shall be rendered monthly by the supplying Market Participant or the Contractor to the purchasing Market Participant after the end of the period to which such bills are applicable. Unless otherwise agreed upon by the appropriate Committee, such period shall be from 12:01 a.m. of the first day of the month to 12:01 a.m. of the first day of the succeeding month. Bills shall be due and payable within fifteen days from the date such bills are rendered. Payment shall be made when due and without deduction, and may be effected by electronic funds transfer. Bills shall be deemed rendered on the postmark date if deposited in first class mail with postage prepaid and shall be deemed rendered upon receipt if another means of delivery is used. If the due date of any bill falls on a Saturday, Sunday or holiday observed by either Market Participant, the bill shall be due and payable on the next following working day of both Market Participants. Interest shall accrue and be compounded daily on any unpaid amount, from the date due until the date upon which payment is made, using the lowest daily prime rates published in the money rates section of the Wall Street Journal for the applicable time period. Such daily interest shall be computed on the basis of actual days and a 365 day calendar year.
     6.4 In the event a Market Participant desires to dispute all or any part of the charges submitted by another Market Participant, it shall nevertheless pay the full amount of the charges when due and give notification in writing within sixty
(60) days from the date of the statement stating the grounds on which the charges are disputed and the amount in dispute. The complaining Market Participant shall not be entitled to any adjustment on account of any disputed charges that are not brought to the attention of the Market Participant rendering such charges within the time and in the manner herein specified. If settlement of the dispute results in a refund to the payer, interest shall accrue and be compounded daily on the amount to be refunded from the date of payment until the date upon which refund is made, using the lowest daily prime rates published in the money rates section of the Wall Street Journal for the applicable time period. Such daily interest shall be computed on the basis of a 365 day year. If the Market Participants are unable to reach a mutually satisfactory agreement, the dispute resolution procedures of Article 11 of the Restated Agreement shall apply.

      Schedule A:  Participation Power Interchange Service

Section 1.     Service to be Provided
     1.1 This Service Schedule provides for the sale of Participation Power by a Market Participant to any other Market Participant from a specific generating unit or units. Participation Power shall mean power and energy sold from a specific generating unit or units on a continuously available basis except when such unit or units are temporarily out of service for maintenance, during which time the delivery of energy from other sources shall be at the seller's option.

Section 2 Conditions of Service
     2.1 This Service Schedule shall be available for the sale of Participation Power for a period of six months or more.
     2.3 Participation Power shall be supplied through transmission facilities that have adequate capacity for transmitting such power and energy, in accordance with any applicable reliability standards and procedures established by the Regional Reliability Committee.

Section 3.     Schedule of Rates
     3.1 The rates and term for Participation Power shall be negotiated by the Market participants arranging the transaction and confirmed in writing by them. The rate shall be market-based.
     3.2 In the event that service cannot be supplied on the effective date of an agreement to sell Participation Power because of a delayed in-service date of the associated generating facility or facilities, the demand charge to be paid by the purchasing Market participant shall not be effective until the date such facility or facilities are placed in commercial operation.

           Schedule J:  Firm Power Interchange Service

Section 1.     Service to be Provided
     1.1  This Service Schedule provides for the sale of Firm
Power by any Market Participant to any other Market Participant.

Section 2.     Conditions of Service
     2.1 Firm Power shall be supplied through transmission facilities which have adequate capacity for transmitting such power and energy, in accordance with any applicable reliability standards and procedures established by the Regional Reliability Committee.
     2.2 This Service Schedule shall be available for the sale of Firm Power for a period of seven days or longer.
     2.3 Energy available under this Service Schedule may be supplied in one of the following forms:
     a. Energy is available at all times during the period covered by the commitment; or
     b. If energy is being supplied as peaking energy, or for other purposes which anticipate a capacity-factor limitation, the supplying Market Participant and the purchasing Market Participant may mutually agree on minimum or maximum limits on the energy to be delivered during the period covered by the commitment.

Section 3.     Schedule of Rates
     3.1 The rates and term for Firm Power shall be negotiated by the Market Participants arranging the transaction and confirmed in writing by them. The rates shall be market-based.

   Schedule K:  System Participation Power Interchange Service

Section 1.     Service to be Provided
     1.1 This Service Schedule provides for the sale of System Participation Power by any Market Participant to any other Market Participant for a specified period for the purpose of obtaining a supply of power that can be depended upon with the same degree of assurance as that expected from the Market Participant's own generating capacity, but which does not include reserve capacity.

Section 2.     Conditions of Service
     2.1 This Service Schedule shall be available for the sale of System Participation Power for periods of seven or more consecutive days.
     2.2 System Participation Power is intended to be available at all times during the period covered by the commitment; provided, however, that if conditions arise during the period covered by the commitment that in the sole judgment of the supplying Market Participant would otherwise require curtailment of firm power sales or service to its own customers, the supplying Market Participant has the right to notify and require the receiving Market Participant to reduce its take of such energy to any amount specified and for any portion of the term of the commitment. The receiving Market Participant shall promptly comply with such requirements of the supplying Market Participant.
     2.3 System Participation Power shall be supplied through transmission facilities that have adequate capacity for transmitting such power and energy, in accordance with any applicable reliability standards and procedures established by the Regional Reliability Committee.

Section 3.     Schedule of Rates
     3.1 The rates and terms for System Participation Power shall be negotiated by the Market Participants arranging the transaction and confirmed in writing by them. The rate shall be market-based.

   Schedule L:  Interruptible Load Replacement Energy Service

Section 1.     Services to be Provided
     1.1 This Service Schedule provides for the supply of Interruptible Load Replacement Energy by any Market Participant to any other Market Participant when it is economical and practical to do so under the conditions set forth hereinafter.

Section 2.     Conditions of Service
     2.1 Interruptible Load Replacement Energy may be used by Market Participants to serve interruptible load when that load would otherwise be interrupted.
          a. In order to be eligible for Interruptible Load Replacement Energy Service, the purchasing Market Participant must report in advance monthly quantities of Certified Interruptible Demand, as specified in the MAPP Engineering Handbook as in effect on the Effective Date and as the specification therefor may thereafter be revised by the MAPP Reliability Council or the Regional Reliability Committee.
          b. The rate of delivery of energy supplied under this Service Schedule in any hour shall not exceed the purchasing Market Participant's Certified Interruptible Demand.
          c. Deliveries of energy may be received under this Service Schedule only when a Market Participant's maximum System Demand would otherwise be greater than the Market Participant's forecast System Demand for the current season, and shall not exceed that required to reduce the System Demand to the forecast System Demand.
          d. Interruptible Load Replacement Energy Service shall be supplied through transmission facilities which have adequate capacity for transmitting such power and energy, in accordance with any applicable reliability standards and procedures established by the Regional Reliability Committee.

Section 3.     Schedule of Rates
     3.1  The rates and term for Interruptible Load Replacement
Energy Service shall be negotiated by the Market Participants arranging the transaction and confirmed in writing by them. The rate shall be market-based.

           Schedule M:  General Purpose Energy Service

Section 1.     Service to be Provided
     1.1 This Service Schedule provides for the supply of General Purpose Energy by any Market Participant to any other
Market Participant to enhance economic system operation.

Section 2.     Conditions of Service
     2.1 To the extent practicable, General Purpose Energy shall be used to improve the overall economy of the systems involved in the transactions.
     2.2 General Purpose Energy shall be supplied through transmission facilities which have adequate capacity for transmitting such energy, in accordance with any applicable reliability standards and procedures established by the Regional Reliability Committee.

Section 3.     Schedule of Rates
     3.1 The rate and term for General Purpose Energy shall be negotiated by the Market Participants arranging the transaction and confirmed in writing by them. The rate shall be market-based.
     3.2 Transactions under this Service Schedule may include the purchase or sale of energy for use for operational control, in order to improve electric system control and reliability. Rates for such energy may be (a) on the basis of the incremental cost of the supplying Market Participant, or the decremental costs of the purchasing Market Participant, as agreed to by the parties to the transaction, or (b) such other basis as agreed to by the parties to the transaction.
     3.3 Transactions under this Service Schedule may include the purchase or sale of energy for the purpose of lowering the cost of energy of the supplying Market Participant or the purchasing Market Participant. Rates for such energy may be on the basis of a split of the difference between the incremental cost of the supplying Market Participant and the decremental cost of the purchasing Market Participant as agreed upon by the parties to the transaction, or such other basis as may be agreed upon by such parties.

                            EXHIBIT F
                     MAP OF THE MAPP REGION